Exhibit 2.1

Execution Version

SHARE PURCHASE AGREEMENT

by and among

INDIAN OCEAN RARE METALS PTE. LTD.,

USA RARE EARTH, INC.,

Laconia Acquisition sub LIMITED,

THE PERSONS LISTED ON ANNEX I ATTACHED HERETO

and

GRANT SMITH, AS SELLER REPRESENTATIVE

i

3.20	Environmental Matters	35
3.21	Customers and Suppliers	35
3.22	Brokerage	36
3.23	Bank Accounts	36
3.24	No Other Representations; No Reliance	36

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE BUYER PARENT		37

4.1	Organization; Power	37
4.2	Capitalization	37
4.3	Authorization	38
4.4	No Conflict; Required Filings and Consents	39
4.5	Brokerage	39
4.6	Investment	40
4.7	Valid Issuance; Sufficiency of Funds	40
4.8	SEC Reports; Nasdaq Listing.	40
4.9	Internal Controls and Procedures	42
4.10	Absence of Certain Changes of Events	42
4.11	No Undisclosed Liabilities	42
4.12	Compliance with Law; Permits	42
4.13	Litigation; Orders	43
4.14	DWAC	43
4.15	Buyer Formation	43
4.16	No Other Representation or Warranty; No Reliance	43

ARTICLE V. PRE-CLOSING COVENANTS		44

5.1	Conduct of Business by the Company	44
5.2	Access to Information	47
5.3	Governmental Approvals	48
5.4	Consents	49
5.5	Notice of Developments	49
5.6	Exclusivity	50
5.7	Termination of Certain Related-Party Arrangements	50
5.8	Efforts; Cooperation	51
5.9	Audit Cooperation	51
5.10	Data Room Information	51
5.11	Conduct of Business by the Buyer Parent and the Buyer	52

ARTICLE VI. ADDITIONAL AGREEMENTS		52

6.1	Litigation Support	52
6.2	Tax Matters	53
6.3	Directors’ and Officers’ Liability	56
6.4	Confidentiality	56
6.5	[reserved]	57

6.6	Use of Corporate Name or Trade Name	57
6.7	Book-Entry; Legends.	57
6.8	Further Actions	58
6.9	Company Shareholder Consent	58
6.10	Consulting Agreement	58
6.11	Buyer Parent Guaranty.	59

ARTICLE VII. CONDITIONS		59

7.1	Conditions to Obligation of the Buyer	59
7.2	Conditions to Obligation of the Sellers and the Company	62
7.3	Frustration of Conditions	64

ARTICLE VIII. INDEMNIFICATION		64

8.1	Survival Periods	64
8.2	Indemnification of the Buyer Indemnified Parties by Sellers	65
8.3	Indemnification of Sellers by the Buyer and Buyer Parent	65
8.4	Special Rule for Fraud	67
8.5	Notice and Defense of Third-Party Claims	68
8.6	Notice of Non-Third-Party Claims	70
8.7	Manner of Payment	70
8.8	Determination of Loss Amount	71
8.9	Exclusive Remedy	73

ARTICLE IX. TERMINATION		73

9.1	Termination	73
9.2	Effect of Termination	75
9.3	Termination Fee	75

ARTICLE X. DEFINITIONS		76

10.1	Interpretation	76
10.2	Certain Definitions	76
10.3	Additional Definitions	86

ARTICLE XI. MISCELLANEOUS		88

11.1	No Third-Party Beneficiaries	88
11.2	Entire Agreement	88
11.3	Successors and Assigns	88
11.4	Counterparts	89
11.5	Titles	89
11.6	Notices	89
11.7	Governing Law	90
11.8	Consent to Jurisdiction	90
11.9	Waiver of Trial by Jury	91

11.10	Arbitration	91
11.11	Legal Fees	92
11.12	Amendment or Modification	92
11.13	Waivers	92
11.14	Specific Performance	92
11.15	Cumulative Remedies	93
11.16	Press Releases	93
11.17	Expenses	93
11.18	Construction	94
11.19	Severability of Provisions	94
11.20	Release of the Company	94
11.21	Representation by Counsel	95
11.22	Seller Representative	96

Annexes:
Annex I	Sellers
Annex II	Company Subsidiaries
Annex III	Required Consents and Filings
Annex IV	Existing Company Debt

Exhibits:
Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Lockup Agreement
Exhibit C	Form of Registration Rights Agreement

Schedules:
Schedule 5.1	Conduct of Business by the Company
Schedule 5.11	Conduct of Business by the Buyer Parent and the Buyer
Schedule 7.1(n)	Related Party Agreements

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of September 26, 2025, by and among (i) INDIAN OCEAN RARE METALS PTE. LTD., a Singapore private limited company (the “Company”), (ii) USA RARE EARTH, INC., a Delaware corporation (the “Buyer Parent”), (iii) LACONIA ACQUISITION SUB LIMITED, a private limited company organized under the laws of England and Wales and a wholly-owned indirect Subsidiary of the Buyer Parent (“Buyer”), (iv) the Persons listed on Annex I under the heading “Sellers” (collectively, the “Sellers”) and (v) Grant Smith, in his capacity as representative of the Sellers (the “Seller Representative”). Capitalized terms used herein and not otherwise defined herein shall have the meaning given such terms in Article X.

RECITALS

A. The Sellers own all of the fully paid-up ordinary shares in the capital of the Company, which as of the date of this Agreement consists of 1,000 ordinary shares (the “Shares”).

B. The Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, all of the Sellers’ right, title and interest in and to the issued and outstanding Shares, after which the Company shall become a wholly owned subsidiary of the Buyer.

AGREEMENT

In consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.
PURCHASE AND SALE OF THE SHARES

1.1 Delivery of Closing Payment Certificate; Calculation of Purchase Price.

(a) Not more than five (5) Business Days (but at least two (2) Business Days) prior to the Closing Date, the Company shall prepare in good faith and deliver to the Buyer a certificate (the “Closing Payment Certificate”), setting forth (i) the Company’s calculation of the Estimated Purchase Price, the Cash Per Share Closing Consideration and the Stock Per Share Closing Consideration, including the calculations of each of (A) the Net Indebtedness Amount, (B) the Company Transaction Expenses and (C) the Fully Diluted Share Number; (ii) the aggregate amount to be paid to each Seller and to the Seller Representative Fund at Closing in accordance with Section 1.2 hereof; and (iii) each Seller’s Pro Rata Share. The Company shall deliver supporting calculations and documentation of such calculations, in detail reasonably acceptable to the Buyer, concurrently with the delivery of such Closing Payment Certificate. The Company shall also provide (x) a working sheet computing the net asset value per Share to be transferred under this Agreement in the form prescribed by the Stamp Duty Branch of the Inland Revenue Authority of Singapore and signed by a director of the Company, and (y) such other documents as may be prescribed from time to time by the Stamp Duty Branch for the purpose of assessing the stamp duty payable on a transfer of Shares (“Stamp Duty Documents”). The Company shall consult with the Buyer, the Buyer Parent and their accountants with respect to the preparation of the Closing Payment Certificate and the Closing Payment Certificate shall be in form and substance reasonably satisfactory to the Buyer.

(b) For purposes of this Agreement, the “Estimated Purchase Price” means an amount equal to (i) $200,000,000; minus (or plus if a negative number) (ii) the Net Indebtedness Amount; minus (iii) the Company Transaction Expenses (to the extent unpaid prior to Closing Date). The Estimated Purchase Price shall be subject to adjustment as set forth in Section 1.5 hereof, and the Estimated Purchase Price as finally adjusted pursuant to Section 1.5 hereof shall be the “Final Purchase Price.”

1.2 Purchase and Sale of Shares.

(a) Pursuant to the terms and subject to the conditions set forth herein, at the Closing, each Seller shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each Seller, all right, title and interest in and to all of the Shares held by such Seller immediately prior to Closing, free and clear of all Liens (other than those imposed by applicable securities Laws or the Company’s organizational documents or that are incurred by Buyer). At the Closing, the purchase price to be paid by the Buyer to such Seller with respect to each such Share shall consist of: (i) a payment by wire transfer of immediately available funds to the account(s) designated by the Company in the Closing Payment Certificate (or if requested by the Company, by check), of an amount equal to the Cash Per Share Closing Consideration, and (ii) (A) the Stock Per Share Closing Consideration, minus (B) the Escrow Shares Per Share, rounded down to the nearest whole share. In addition, at the Closing, in order to fund the Seller Representative Fund, Buyer shall pay an amount equal to the Seller Representative Fund Amount by wire transfer of immediately available funds to the account(s) designated by the Company in the Closing Payment Certificate.

(b) No fractional shares of Parent Stock shall be issued, and any fractional shares of Parent Stock otherwise issuable to a Seller shall be rounded down to the nearest whole share (after aggregating all fractional shares of Parent Stock otherwise issuable to such Seller).

(c) Notwithstanding anything to the contrary set forth herein, in no event shall the aggregate purchase price paid at Closing pursuant to this Section 1.2 exceed an amount equal to (i) the Estimated Purchase Price, minus (ii) the Escrow Amount.

(d) Parent Stock shall be proportionately adjusted to reflect any stock split, combination of shares, stock dividend, reorganization, recapitalization or other similar event affecting Parent Stock occurring after the date of this Agreement and prior to the Closing so as to provide the Sellers the same economic effect as contemplated by this Agreement prior to such change.

1.3 Escrow Shares. The Sellers hereby authorize and instruct the Buyer to deduct, or cause to be deducted, from the Estimated Purchase Price otherwise payable to the Sellers at Closing 1,010,782 shares of Parent Stock (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”), equivalent to an aggregate value of $15,000,000 (based on the Buyer Specified Stock Price) (the “Escrow Amount”). At the Closing, the Buyer shall transfer, or cause to be transferred, the Escrow Shares into an escrow account (the “Escrow Account”) established pursuant to the terms of an Escrow Agreement to be entered into at Closing among the Seller Representative, the Buyer, the Buyer Parent and Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”), substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”), in order to support the Sellers’ indemnification obligations under Article VIII and the Sellers’ payment obligations under Section 1.6. The Escrow Shares, together with any dividends, interest or other earnings thereon, and any additional payments thereto by the Sellers after the Closing in accordance with the terms of this Agreement and the Escrow Agreement (collectively, the “Escrow Property”) will not be subject to any indemnification claim to the extent made after the date which is twenty-four (24) months after the Closing Date (the “Final Escrow Release Date”); provided, however, with respect to any indemnification claims made in accordance with Article VIII hereof on or prior to the Final Escrow Release Date that remain unresolved at the time of the Final Escrow Release Date (“Pending Claims”), all or a portion of the Escrow Property reasonably necessary to satisfy such Pending Claims (as determined based on the amount of the indemnification claim included in the notice provided by or on behalf of the Buyer Indemnified Party under Article VIII and valuing the Escrow Shares at the Buyer Specified Stock Price) shall remain in the Escrow Account until such time as such Pending Claim shall have been finally resolved and paid pursuant to the provisions of Article VIII. After the Final Escrow Release Date, any Escrow Property remaining in the Escrow Account that is not subject to Pending Claims, and not subject to resolved but unpaid claims in favor of a Buyer Indemnified Party, shall be disbursed by the Escrow Agent to the Sellers in accordance with their respective Pro Rata Shares (subject to Section 8.7(a)), or to the Seller Representative on behalf of the Sellers. Promptly after the final resolution of each Pending Claim and payment of all indemnification obligations in connection therewith, the Escrow Agent shall disburse any remaining Escrow Property remaining in the Escrow Account to the Sellers (or to the Seller Representative on behalf of the Sellers), less the amount reserved for other Pending Claims. Notwithstanding the foregoing, if on the twelve (12) month anniversary of the Closing Date (the “Initial Escrow Release Date”) there are not pending or previously paid indemnification claims made by the Buyer Indemnified Parties under Article VIII either (i) for amounts that in the aggregate claim or were paid for Losses in excess of the Deductible or (ii) for which the Deductible does not apply, then on the Initial Escrow Release Date the Escrow Agent will release to the Sellers (or to the Seller Representative on behalf of the Sellers) Escrow Property with an aggregate value of $10,000,000 (valuing the Escrow Shares at the Buyer Specified Stock Price).

1.4 The Closing.

(a) The closing of the purchase and sale of the Shares (the “Closing”) shall take place electronically by exchange of PDF copies of documents on a date and at a time to be specified by the Buyer and the Company, which shall be no later than the second Business Day following the satisfaction or waiver of all of the conditions set forth in Article VII (other than those that by their terms are to be satisfied at the Closing), or at such other place or on such other date as is mutually acceptable to the Buyer and the Company; provided, that in no event shall the Closing be, or be deemed to be, effective prior to the forty-fifth (45th) day after the date of this Agreement without the Buyer’s prior written consent. The date of the Closing hereunder is referred to herein as the “Closing Date” and the Closing Date will be deemed to have occurred at 12:01 a.m. Eastern Time on the date upon which the Closing occurs.

(b) Subject to the terms and conditions set forth herein, and on the basis of the representations, warranties, covenants and agreements set forth herein, at the Closing:

(i) the Buyer shall deliver, or cause to be delivered, to the Sellers (or to Seller Representative for further distribution to the Sellers) the consideration specified in Section 1.2(a) to the account(s) designated by the Company in the Closing Payment Certificate in exchange for all Shares held by the Sellers;

(ii) each Seller shall deliver or cause to be delivered to the Buyer a share transfer form in respect of the Shares, duly executed by the registered holders thereof and completed in favor of the Buyer, together with the original share certificates in respect thereof, free and clear of all Liens (other than those imposed by applicable securities Laws or the Company’s organizational documents or that are incurred by Buyer);

(iii) the Buyer shall deliver, or cause to be delivered, the Escrow Shares to the Escrow Agent, to the account designated by the Escrow Agent, in accordance with Section 1.3;

(iv) the Company shall deliver to the Buyer one or more payoff letters, duly executed by the applicable lenders, with respect to all Indebtedness of the Company set forth on Annex IV (the “Existing Company Debt”), accompanied by releases and any other documentation reasonably requested by the Buyer to evidence the satisfaction in full of such Indebtedness, in each case, in form and substance reasonably satisfactory to the Buyer;

(v) the Buyer shall repay, or cause to be repaid, on behalf of the Company or a Company Subsidiary, the Existing Company Debt, in each case, in accordance with any payoff letters executed by the applicable lender with respect thereto and delivered to the Buyer pursuant to Section 1.4(b)(iv), by wire transfer of immediately available funds to the account(s) designated in such payoff letters;

(vi) the Company shall deliver to the Buyer invoices or other supporting documentation evidencing the Company Transaction Expenses set forth on the Closing Payment Certificate;

(vii) the Buyer shall pay, or cause to be paid, on behalf of the Sellers or the Company, those Company Transaction Expenses required to be paid at Closing by wire transfer of immediately available funds to account(s) specified by the Company in the Closing Payment Certificate;

(viii) each Seller shall deliver to the Buyer a duly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other appropriate form or documentation reasonably acceptable to Buyer evidencing that Tax withholding is not required in connection with the payment of the purchase price by Buyer to or for the benefit of such Seller hereunder; provided, that the Buyer’s sole remedy in the event of any Seller’s failure to provide such form or documentation shall be to withhold, or cause to be withheld, the appropriate amounts required as a result thereof pursuant to Section 1.7; and

(ix) the Buyer, the Company, the Seller Representative and the Sellers shall make such other deliveries as are required and in accordance with Article VII.

(c) In addition to the foregoing, as applicable, the Sellers shall deliver to the Buyer or one or more of its designees such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the Buyer shall deem reasonably necessary to vest in the Buyer or one or more of their designees all right, title and interest in, to and under the Shares in the manner described herein, free and clear of all Liens (other than those imposed by applicable securities Laws or the Company’s organizational documents or that are incurred by Buyer), and in form and substance reasonably satisfactory to the Buyer.

1.5 Post-Closing Adjustments to Estimated Purchase Price.

(a) As promptly as practicable, but no later than one hundred twenty (120) days following the Closing Date, the Buyer will prepare in good faith and deliver to the Seller Representative a statement (the “Closing Statement”) setting forth the Buyer’s calculation of (i) the Net Indebtedness Amount; and (ii) the Company Transaction Expenses.

(b) During the forty-five (45) days after delivery of the Closing Statement, the Buyer will provide the Seller Representative and his Representatives with reasonable access (at LCM’s principal office in England), during normal business hours and upon reasonable notice, to (x) review the financial books and records of the Company, any of the Company’s accountants’ work papers related to the calculation of amounts in the Closing Statement (subject to the execution of any access letters that such accountants may require in connection with the review of such work papers), and (y) the employees and other representatives of the Buyer and the Company who were responsible for the preparation of the Closing Statement to respond to questions relating to the preparation of the Closing Statement and the calculation of the items thereon, in each case solely to allow the Seller Representative and his Representatives to determine the accuracy of Buyer’s calculation of the items set forth on the Closing Statement. Any information shared with the Seller Representative or his Representatives will be subject to Section 6.4, and neither the Buyer nor the Company shall have any obligation to provide information or access to information, materials or persons if doing so would reasonably be expected to (i) unreasonably disrupt the normal operations of the Business, (ii) result in the waiver of any attorney-client privilege or the loss of any trade secret protection or (iii) violate any Law in any material respect or the terms of any applicable contract to which the Company or any of its Affiliates is party (taking into account the confidentiality obligations with respect to such information set forth in Section 6.4). If the Seller Representative disagrees with any of the Buyer’s calculations set forth in the Closing Statement, the Seller Representative may, within forty-five (45) days after delivery of the Closing Statement, deliver a written notice (the “Objection Notice”) to the Buyer disagreeing with such calculations. Any Objection Notice shall specify those items or amounts with which the Seller Representative disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth the Seller Representative’s calculation, based on such objections, of (i) the Net Indebtedness Amount and (ii) the Company Transaction Expenses. To the extent not set forth in the Objection Notice, the Seller Representative shall be deemed to have agreed with Buyer’s calculation of all other items and amounts contained in the Closing Statement. If the Seller Representative does not deliver an Objection Notice within such forty-five (45)-day period, then the amounts set forth in the Closing Statement shall be deemed to be Final and Binding.

(c) If an Objection Notice is timely delivered pursuant to Section 1.5(b), the Seller Representative and the Buyer shall, during the thirty (30) days following such delivery, use their commercially reasonable efforts to reach agreement on the value of the disputed items or amounts, and any discussions relating thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule(s) and evidence of such discussions shall not be admissible in any future proceedings between the parties to this Agreement. If, during such period, the Seller Representative and the Buyer are unable to reach agreement on all disputed items, they shall promptly thereafter mutually engage and submit such dispute to Grant Thornton LLP or another independent accounting firm reasonably satisfactory to the Seller Representative and the Buyer (the “Accounting Referee”) for Final and Binding resolution. Each of the Seller Representative and the Buyer shall enter into a customary engagement letter with the Accounting Referee, which engagement letter shall explicitly provide that, in resolving the amounts in dispute, the Accounting Referee (i) shall consider only those items or amounts disputed by the Seller Representative in the Objection Notice which remain in dispute; (ii) shall not assign a value to any item or amount in dispute greater than the greatest value for such item or amount assigned by the Seller Representative, on the one hand, or the Buyer, on the other hand, or less than the smallest value for such item or amount assigned by the Seller Representative, on the one hand, or the Buyer, on the other hand; and (iii) shall act as an expert and not as an arbitrator. The Accounting Referee’s determination will be based solely on presentations by the Seller Representative and the Buyer which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of independent review) and the Seller Representative and the Buyer shall cause the Accounting Referee to deliver to the Seller Representative and the Buyer as promptly as practicable (but in any event within forty-five (45) days of its retention) a written report setting forth its determination of the amounts in dispute. Such report shall be Final and Binding on all parties to this Agreement. All fees and expenses of the Accounting Referee will be borne by the Buyer and the Seller Representative (on behalf of the Sellers) proportionately based on the difference between the amount of the Adjustment Amount as submitted by such party to the Accounting Referee and the Accounting Referee’s final determination of the Adjustment Amount, in inverse proportion to the Accounting Referee’s final determination (as way of example of the foregoing only, if the Adjustment Amount submitted by Buyer is negative $500,000 and the Adjustment Amount submitted by the Seller Representative is positive $1,500,000, and the Accounting Referee determines that the Adjustment Amount is positive $1,000,000, the fees and expenses of the Accounting Referee will be borne 75% by Buyer and 25% by the Seller Representative (on behalf of the Sellers)). Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute under this Section 1.5 before the Accounting Referee will be borne by the party incurring such cost and expense. “Final Resolution Date” shall be (i) forty-five (45) days after delivery of the Closing Statement if no Objection Notice is delivered or (ii) if an Objection Notice is timely delivered then the earlier of when the parties reach a written agreement on the value of the disputed items or the Accounting Referee delivers its report.

1.6 Post-Closing Adjustment Payments.

(a) The “Adjustment Amount” shall be an amount (which may be expressed as a positive or negative number) equal to the sum of (i) (A) the Net Indebtedness Amount set forth in the Closing Payment Certificate, minus (B) the amount of the Net Indebtedness Amount as finally determined pursuant to Section 1.5; plus (or minus if negative) (ii) (A) the Company Transaction Expenses set forth in the Closing Payment Certificate, minus (B) the amount of the Company Transaction Expenses as finally determined pursuant to Section 1.5.

(b) If the Adjustment Amount, as finally determined pursuant to this Section 1.6, is a negative number, the Seller Representative and the Buyer Parent shall each, within five (5) days after the Final Resolution Date, direct the Escrow Agent to distribute to the Buyer Parent from the Escrow Account an aggregate amount of Escrow Shares equal to the absolute value of the Adjustment Amount (based on the Buyer Specified Stock Price) (in accordance with Section 1.6(e)) up to the Escrow Amount.

(c) If the Adjustment Amount, as finally determined pursuant to this Section 1.6, is a positive number, the Buyer Parent shall, as promptly as reasonably practicable and in accordance with all applicable Laws, issue and distribute, or cause to be distributed, Parent Stock equivalent to an aggregate value of the Adjustment Amount (based on the Buyer Specified Stock Price) to each Seller equal to such Seller’s Pro Rata Share (in accordance with Section 1.6(e)).

(d) Any payment of an Adjustment Amount shall be treated as an adjustment to the Final Purchase Price for all Tax purposes, to the extent permitted under applicable Law.

(e) Any shares of Parent Stock issuable or distributable pursuant to this Section 1.6 shall be rounded to the nearest whole share, and the dollar value of a Parent Stock shall be deemed to be the Buyer Specified Stock Price.

1.7 Withholding. Notwithstanding anything to the contrary in this Agreement, the Buyer, Buyer Parent and the Company (and any other Person that has a withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld under the Code (or any provision of applicable Law with respect to the making of such payment) with respect to such payment. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of whom such deduction or withholding was made.

Article II.

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

Except for any information contained in the Data Room as at 12:00 p.m. Eastern Time on the date of this Agreement, which shall be deemed a disclosure made in respect of each representation and warranty of the Sellers to the extent that the relevance of the information in the Data Room is reasonably apparent based on the information provided (including information that is reasonably apparent pursuant to the express terms or conditions of any Contract or any other document included in the Data Room), each Seller hereby represents and warrants to the Buyer that the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

2.1 Organization. Such Seller, if not a natural person, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified (except, in the case of good standing, for entities incorporated or organized under the Laws of any jurisdiction that does not recognize such concept).

2.2 Power; Authorization. Such Seller has all requisite power and authority to execute, deliver and perform his, her or its obligations under this Agreement and the other Transaction Documents to which such Seller is or will be a party and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is or will be a party, and the compliance by such Seller with the provisions of this Agreement and each Transaction Document to which it is or will be a party, have been or will be duly and validly authorized by such Seller. All organizational actions and proceedings required to be taken by or on the part of such Seller to authorize and permit the execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which such Seller is or will be a party, have been duly and validly taken. This Agreement has been, and each other Transaction Document to which such Seller is or will be a party has been or will be prior to the Closing, duly executed and delivered by such Seller. This Agreement constitutes, and each other Transaction Document to which such Seller is or will be a party constitutes, or will constitute when so duly executed and delivered, a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium or similar Laws from time to time in effect affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Enforceability Exceptions”). Each Seller’s organizational documents, if applicable, are in full force and effect, and no Seller is in violation of its organizational documents, if applicable.

2.3 Title to Shares. Such Seller is the record legal and beneficial owner of the Shares set forth opposite such Seller’s name on Annex I, free and clear of all Liens or any other restrictions on transfer other than restrictions on transfer arising under applicable securities Laws or the Company’s organizational documents. Such Seller has all requisite power and authority to sell, transfer, assign and deliver the Shares as provided herein and the other Transaction Documents to which such Seller is a party, and at the Closing, such Seller shall transfer to the Buyer good and marketable title to the Shares owned by such Seller, free and clear of all Liens or any other restrictions on transfer other than restrictions on transfer arising under applicable securities Laws or the Company’s organizational documents or that are incurred by Buyer. Other than this Agreement, such Shares are not subject to any voting trust agreement or any other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Shares. Each Seller hereby waives any pre-emptive rights or rights of first refusal or other similar rights or any other restrictions on the transfer, sale or disposition of the Shares in the Company’s organizational documents with respect to the transactions contemplated by this Agreement or the other Transaction Documents.

2.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery by such Seller of this Agreement and the other Transaction Documents to which such Seller is or will be a party does not, and the performance by such Seller of this Agreement and such other Transaction Documents will not, (i) if such Seller is an entity, conflict with or violate any provision of the organizational documents of such Seller; (ii) assuming compliance with the matters referred to in Annex III, conflict with or violate any Law applicable to such Seller or any of his, her or its Affiliates or by which any property or asset of such Seller or his, her or its Affiliates is bound or affected; (iii) assuming compliance with the matters referred to in Annex III, (A) require any consent or approval under, (B) result in any breach of or any loss of any benefit under, (C) constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or (D) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any obligation or right under any material Contract or Permit to which such Seller is a party or to which any of his, her or its property or assets is subject; or (iv) result in the creation of a Lien on any property or asset of such Seller (including any Shares) or any of his, her or its Affiliates.

(b) The execution and delivery by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party does not and will not, and the performance of this Agreement and the Transaction Documents to which such Seller is a party by such Seller will not, require any consent, approval, Order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Entity, other than compliance with the National Security and Investment Act 2021 and any other applicable competition, merger control or foreign investment Laws.

2.5 Legal Proceedings; Orders. There are no Actions or Orders pending or, to such Seller’s Knowledge, threatened against or affecting such Seller, that (x) would reasonably be expected to adversely affect the ability of such Seller to consummate the transactions contemplated by this Agreement or any other Transaction Document to which such Seller is a party or (y) challenge or that would reasonably be expected to prevent, impede, materially hinder, materially delay, make illegal, impose material limitations or conditions on, or otherwise materially interfere with, any of the transactions contemplated by this Agreement or any other Transaction Document to which such Seller is or will be a party. Such Seller is not subject to any Order that relates to the Business of, or any assets owned or used by, the Company or any Company Subsidiary.

2.6 Brokerage. There are no claims for brokerage commissions, finders’ fees, financial advisors’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document to which such Seller is a party based on any Contract to which such Seller is a party or that is otherwise binding upon such Seller and no Person is entitled to any fee or commission or like payment in respect thereof. All fees, commissions or like payments to any Person referenced in the first sentence of this Section 2.6 as disclosed in the Data Room shall be paid at Closing and, following Closing, none of the Company, the Buyer, the Buyer Parent or any of their respective Affiliates will have any obligation of any kind with respect to such matters or agreements.

2.7 Accredited Investor. Such Seller acknowledges that (i) the shares of Parent Stock to be acquired by such Seller pursuant to this Agreement are being acquired for investment for such Seller’s own account and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act; (ii) such Seller is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act (if such Seller is an entity, it satisfies the criteria for accredited investor status under the applicable provisions of Rule 501(a)) and for purposes of Rule 502 of Regulation D under the Securities Act; (iii) such Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the shares of Parent Stock, and is able to bear the economic risk of such investment, including a complete loss of its investment; (iv) such Seller has had access to all information that such Seller believes is necessary, sufficient or appropriate in connection with the investment; (v) such Seller has read the “risk factors” in the filings the Buyer Parent has made with the SEC prior to the date of this Agreement, understands that an investment in the Buyer Parent includes a high degree of risk and that such Seller could lose some or all of its investment; (vi) such Seller has been given the opportunity to ask questions of, and receive answers from, representatives of the Buyer Parent concerning the Buyer Parent, its business, and the terms and conditions of such Seller’s investment, and all such questions have been answered to such Seller’s satisfaction; (vii) such Seller is able to bear the economic risk of an investment in Parent Stock, has adequate means of providing for its current, future and contingent financing needs, has no present need for liquidity with respect to its investment in Parent Stock and is able to sustain a complete loss of its investment in Parent Stock; (viii) such Seller was not offered Parent Stock by any form of general solicitation or general advertising; and (ix) the shares of Parent Stock have not been registered under the Securities Act or any state securities laws, and that such shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of (a) an effective registration statement under the Securities Act or (b) an available exemption or qualification, to the extent available, from the registration requirements of the Securities Act and applicable state securities laws.

2.8 No Other Representations; No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE II (AS MODIFIED BY THE DATA ROOM) AND IN ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF ANY SELLER HEREUNDER, THE BUYER, ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES, ACKNOWLEDGES AND AGREES THAT (A) NONE OF THE SELLERS NOR ANY OTHER PERSON ON BEHALF OF ANY OF THEM HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH SELLER OR ANY OF THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE BUSINESSES, OPERATIONS, CONDITION (FINANCIAL OR OTHERWISE), PROSPECTS, THE PRO FORMA FINANCIAL INFORMATION, COST ESTIMATES, FINANCIAL OR OTHER PROJECTIONS, FORECASTS, ESTIMATES, BUDGETS, PLANS OR ANY OTHER FORWARD-LOOKING STATEMENTS OF SELLER, THE COMPANY OR THE COMPANY SUBSIDIARIES OR ANY OTHER MATTER OR WITH RESPECT TO ANY OTHER INFORMATION, DOCUMENTS OR OTHER MATERIALS OR MANAGEMENT PRESENTATIONS PROVIDED BY THE COMPANY OR THE COMPANY SUBSIDIARIES OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES AND (B) ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE EXPRESSLY DISCLAIMED BY EACH SELLER, AND NEITHER THE BUYER NOR ANY PERSON ON ITS BEHALF IS ENTITLED TO RELY ON, OR HAS RELIED ON OR IS RELYING ON, ANY SUCH REPRESENTATION OR WARRANTY, IF MADE. WITHOUT LIMITING THE FOREGOING, BUYER ACKNOWLEDGES AND AGREES THAT THE SELLERS ARE NOT MAKING ANY REPRESENTATIONS REGARDING THE COMPANY, THE COMPANY SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, CONDITION (FINANCIALS OR OTHERWISE) OR PROSPECTS OR ANY OTHER MATTER WITH RESPECT TO THE COMPANY OR THE COMPANY SUBSIDIARIES.

Article III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except for any information contained in the Data Room as at 11:59 p.m. Eastern Time on the date that is one (1) Business Day prior to the date of this Agreement, which shall be deemed a disclosure made in respect of each representation and warranty of the Company to the extent that the relevance of the information in the Data Room is reasonably apparent based on the information provided (including information that is reasonably apparent pursuant to the express terms or conditions of any Contract or any other document included in the Data Room), the Company hereby represents and warrants to the Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

3.1 Organization; Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of Singapore and is duly qualified to do business and in good standing as a foreign corporation in all other jurisdictions in which its ownership of property or conduct of business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company possesses all requisite corporate power and authority necessary to (i) own, operate, lease and license its properties, (ii) carry on its business as now conducted and (iii) execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which the Company is or will be a party and to consummate the transactions contemplated hereunder and thereunder. True, correct and complete copies of (i) the Company’s organizational documents as currently in effect, (ii) the Company’s current capitalization table and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of the Shares, the Company’s board of directors and committees thereof since January 1, 2023, and the equivalent records of each Company Subsidiary, have been provided to the Buyer in the Data Room and reflect all amendments made thereto at any time prior to the date of this Agreement. The organizational documents of the Company are in full force and effect, and the Company is not in violation of its organizational documents.

3.2 Authorization. All corporate actions and proceedings required to be taken by or on the part of the Company to authorize and permit the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is or will be a party, have been duly and validly taken, including after giving effect to Section 6.9. This Agreement has been, and each other Transaction Document to which the Company is or will be a party has been or will be prior to the Closing, duly executed and delivered by the Company. This Agreement constitutes, and each other Transaction Document to which the Company is or will be a party constitutes, or will constitute when so duly executed and delivered, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, in each case subject to the Enforceability Exceptions.

3.3 Capitalization and Related Matters.

(a) Annex I sets forth as of the date hereof (i) the number of issued and fully paid-up Shares, and (ii) a true, correct and complete list of the legal and beneficial owners of the Shares, listing for each Person: (A) his, her or its name, and if not a natural person, its type of entity and jurisdiction of incorporation or organization and (B) the number of Shares owned by such Person.

(b) All of the issued Shares have been validly allotted and issued, and are fully paid. Immediately after the Closing, the Buyer shall own all of the issued and fully paid-up Shares, free and clear of any Liens or any other restrictions on transfer, other than those imposed by applicable securities Laws or the Company’s organizational documents or that are incurred by Buyer. Except for the Shares, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of, or other equity or voting interests in, the Company; (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in, the Company or containing any profit participation features; or (iii) options, warrants, share appreciation rights, phantom shares, calls, subscriptions or other rights to acquire from the Company or any Company Subsidiary or other obligations of the Company or any Company Subsidiary to issue or allot, any capital stock or securities convertible into, or exchangeable or exercisable for, or evidencing the right to subscribe for, capital stock of, or other equity or voting interests in, the Company or any equity appreciation rights or phantom equity plans. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire or retire for value any Shares. There are no statutory or contractual equity holder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights with respect to the Shares other than those in the Company’s organizational documents (which are being waived by the Sellers pursuant to Section 2.3). There are no agreements with respect to the voting or transfer of the Shares to which the Company or any of the Company Subsidiaries is a party or, to the Knowledge of the Company, to which any Seller is a party. The Company has not violated, in any material respect, any applicable securities Laws or any preemptive or similar rights created by statute, organizational document or agreement in connection with the offer, sale, issuance or allotment of any of the Shares. The Company has no liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no restrictions of any kind which prevent the payment of the foregoing by the Company, other than those arising under applicable Law.

(c) As of the date hereof, neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

3.4 Subsidiaries; Investments.

(a) Annex II sets forth a true, correct and complete list of all Subsidiaries of the Company (each a “Company Subsidiary”), including each Company Subsidiary’s name, type of entity, jurisdiction and date of incorporation or organization, authorized capital stock, partnership or membership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership or membership interests or similar ownership interests, and the current ownership of such shares, partnership or membership interests or similar ownership interests.

(b) Except for the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, of record or beneficially, any direct or indirect equity or other ownership, capital, voting or participation interest or any right (contingent or otherwise) to acquire the same in any Person.

(c) Each Company Subsidiary (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified, except where the failure to be so organized, existing, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and (ii) possesses all requisite organizational power and authority to own, operate, lease and license its properties, to carry on its business as now conducted and to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is or will be a party. True, correct and complete copies of each Company Subsidiary’s organizational documents have been provided to the Buyer in the Data Room and reflect all amendments made thereto at any time prior to the date of this Agreement.

(d) All of the issued and outstanding shares of capital stock, partnership or membership interests and/or other similar ownership interests of each Company Subsidiary (“Subsidiary Equity Interests”) have been duly authorized and validly issued, and are fully paid and, to the extent applicable, non-assessable. The Company or one or more Company Subsidiaries owns (beneficially and of record) all of the outstanding Subsidiary Equity Interests, free and clear of any Liens, other than restrictions on transfer arising under applicable securities Laws or the organizational documents of such Company Subsidiary. There are no issued, reserved for issuance or outstanding (i) Subsidiary Equity Interests; (ii) securities convertible into or exchangeable for Subsidiary Equity Interests or containing any profit participation features; or (iii) options, warrants, share appreciation rights, phantom shares, calls, subscriptions or other rights to acquire, or obligations to issue or allot, Subsidiary Equity Interests or any equity appreciation rights or phantom equity plans. There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire or retire for value any Subsidiary Equity Interests. There are no statutory or contractual equity holder preemptive or similar rights, rights of first refusal or registration rights with respect to any security of any Company Subsidiary. There are no agreements with respect to the voting or transfer of any security of any Company Subsidiary other than as set forth in the organizational documents of such Company Subsidiary. No Company Subsidiary has violated any applicable securities Laws or any preemptive or similar rights created by statute, organizational document or agreement in connection with the offer, sale, issuance or allotment of any security of any Company Subsidiary. No Company Subsidiary has any liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no restrictions of any kind which prevent the payment of the foregoing by any Company Subsidiary, other than those arising under applicable Law or such Company Subsidiary’s organizational documents.

(e) No Company Subsidiary is a participant in any joint venture, partnership or similar arrangement. No Company Subsidiary has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is or will be a party does not, and the performance by the Company of this Agreement and such other Transaction Documents will not, (i) after giving effect to the waiver by the Sellers in Section 2.3 above, conflict with or violate any provision of the organizational documents of the Company or any Company Subsidiary; (ii) assuming compliance with any matters referred to in Annex III, conflict with or violate any Law in any material respect applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected; (iii) assuming compliance with any matters referred to in Annex III, (A) require any consent or approval under, (B) result in any breach of or any loss of any material benefit under, (C) constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or (D) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any material right or material obligation under any Material Contract or material Permit; (iv) result in the creation of any Lien (other than Permitted Liens) on any material property or asset of the Company or any Company Subsidiary; or (v) cause the Company or any Company Subsidiary to become subject to, or to become liable for the payment of, any material Tax.

(b) The execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is a party does not and will not, and the performance of this Agreement and such other Transaction Documents by the Company will not, require any consent, approval, Order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Entity, other than (i) as set forth on Annex III and (ii) compliance with the National Security and Investment Act 2021 and any other applicable competition, merger control or foreign investment Laws.

3.6 Financial Statements. The Data Room includes a true, correct and complete copies of (a) the Company’s and the Company Subsidiaries’ (i) unaudited consolidated balance sheet as of June 30, 2025 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of income, changes in shareholders’ equity and cash flow for the six-month period then ended (the “Interim Company Financial Statements”), and (ii) the unaudited consolidated balance sheets and related unaudited consolidated statements of income, changes in shareholders’ equity, and cash flow for the fiscal years ended December 31, 2024, December 31, 2023 and December 31, 2022 (together with the Interim Company Financial Statements, the “Company Financial Statements”), and (b) LCM’s (i) unaudited balance sheet as of June 30, 2025 and the related unaudited statements of income, changes in shareholders’ equity and cash flow for the six-month period then ended (the “LCM Interim Financial Statements”), and (ii) the audited balance sheets and related audited statements of income, changes in shareholders’ equity, and cash flow for the fiscal years ended December 31, 2024, December 31, 2023 and December 31, 2022 (the “LCM Audited Financial Statements” and, together with the LCM Interim Financial Statements, the “LCM Financial Statements” and, collectively with the Company Financial Statements, the “Financial Statements”). Each of the Financial Statements (including in all cases the notes and schedules thereto, if any) (i) was prepared from, and is consistent with, the books and records of (x) with respect to the Company Financial Statements, the Company and each Company Subsidiary, and (y) with respect to the LCM Financial Statements, LCM and its Subsidiaries, (ii) has been prepared in accordance with the Company Accounting Principles consistently applied throughout the periods covered thereby and (iii) presents fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flow of (x) with respect to the Company Financial Statements, the Company and each Company Subsidiary, and (y) with respect to the LCM Financial Statements, LCM and its Subsidiaries, as of the dates and for the periods referred to therein, subject, in the case of the Company Financial Statements and the LCM Interim Financial Statements, to normal, recurring year-end adjustments (none of which would be material, individually or in the aggregate) and the absence of notes. No financial statements of any Person other than the Company and the Company Subsidiaries are required by the Company Accounting Principles to be included or reflected in any of the foregoing financial statements. The Data Room also includes true, correct and complete copies of any material written communications from the Company’s auditors to the Company’s board of directors or audit committee thereof since January 1, 2023, together with any written responses thereto.

3.7 Liabilities.

(a) The Data Room includes a list of all outstanding Indebtedness of the Company and each Company Subsidiary, and for each item of Indebtedness, identifies the debtor, the principal amount outstanding as of the date of this Agreement, the creditor, the maturity date, any prepayment penalties or fees or defeasance requirements, whether such Indebtedness will pursuant to its terms be required to be repaid in connection with the transactions contemplated by the Transaction Documents and the collateral, if any, securing such Indebtedness. The Working Capital Loan Facility and all letters of credit, fidelity bonds and surety bonds of the Company and the Company Subsidiaries are in full force and effect and will continue in full force and effect immediately following the consummation of the transactions contemplated by the Transaction Documents. No default (or, to the Company’s Knowledge, an event which with notice or lapse of time or both would become a default) exists with respect to the obligations of the Company or any Company Subsidiary under the Working Capital Loan Facility and any such letters of credit, fidelity bonds or surety bonds and neither the Company nor any Company Subsidiary has received any written notification of cancellation of any of such letters of credit, fidelity bonds or surety bonds. The aggregate amount that can be withdrawn under the Working Capital Loan Facility is £1.5 million.

(b) Neither the Company nor any Company Subsidiary has any material Liability except for: (i) Liabilities reflected or reserved against in the Latest Balance Sheet (or disclosed in the notes thereto); (ii) Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or Liability under any Law or any Order); and (iii) Liabilities expressly contemplated by or incurred in connection with this Agreement and the transactions contemplated hereby. Neither the Company nor any Company Subsidiary maintains any “off-balance sheet arrangement” within the meaning of Item 303(a)(4)(ii) of Regulation S-K of the Securities and Exchange Commission (the “SEC”).

3.8 Absence of Certain Developments. Since the date of the Latest Balance Sheet through the date of this Agreement, the Company has conducted the Business in the ordinary course of business consistent with past practices and there has not been any event, state of circumstances, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Since the date of the Latest Balance Sheet through the date of this Agreement, neither the Company nor any Company Subsidiary has:

(a) sold, leased, licensed (as licensor), assigned, disposed of or transferred (including transfers to the Company, any Company Subsidiary or any of its respective employees or Affiliates) any of its assets (whether tangible or intangible), except for sales of inventory and other dispositions in the ordinary course of business and sales of other assets not in excess of £100,000 in the aggregate;

(b) mortgaged, pledged or subjected to any Lien any portion of its properties or assets, other than Permitted Liens;

(c) made, committed to make or authorized any capital expenditure in excess of £100,000 individually or £250,000 in the aggregate;

(d) acquired (including by merger, consolidation, license or sublicense) any interest in any Person or a substantial portion of the assets or business of any Person or any other assets of any Person, other than (i) acquisitions in the ordinary course of business or (ii) that involve consideration individually not in excess of £100,000, or in the aggregate, not in excess of £250,000;

(e) incurred any Indebtedness or assumed, guaranteed or endorsed the obligations of any Person, except for Indebtedness incurred in the ordinary course of business with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of £250,000 for the Company and each Company Subsidiary taken as a whole;

(f) entered into, materially amended, modified, accelerated or extended, renewed or terminated any Material Contract or waived, released or assigned any material rights, claims or benefits of the Company or any Company Subsidiary under any Material Contract, except entry into a Material Contract in the ordinary course of business;

(g) issued, sold, pledged, disposed of, encumbered or transferred any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of the Company or any Company Subsidiary;

(h) declared, set aside, or distributed any dividend or other distribution (whether payable in cash, stock, property or a combination thereof), or otherwise paid any cash or cash equivalents to the shareholders of the Company or their Affiliates (other than in their capacity as an employee or consultant of the Company or any Company Subsidiary or the repayment of Indebtedness owed by the Company or any Company Subsidiary, to the extent such Indebtedness arose under agreements or instruments in effect as of the date of this Agreement) or entered into any agreement with respect to the voting of its capital stock (or other equity securities);

(i) reclassified, combined, split, subdivided or redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock (or other equity securities);

(j) waived, released, assigned, settled or compromised any material rights or claims, or any material litigation or arbitration;

(k) disclosed any material trade secrets or other material proprietary and confidential information of the Company or any Company Subsidiary to any Person that is not subject to any confidentiality or non-disclosure agreement;

(l) suffered material theft, damage, destruction or casualty loss to its material assets, whether or not covered by insurance;

(m) (i) materially increased the compensation or benefits payable or to become payable to any director, officer, employee or consultant of the Company or any Company Subsidiary; (ii) granted or increased any rights to change in control, severance or termination payments or benefits to, or entered into any severance agreement with, any director, officer, employee or consultant of the Company or any Company Subsidiary; or (iii) established, adopted, entered into, materially amended or modified or terminated any material Benefit Plan;

(n) made loans or advances to, guarantees for the benefit of, or any investments in, any Person in excess of £100,000 in the aggregate;

(o) forgave any loans to directors, officers, employees or any of their respective affiliates;

(p) made any change in accounting policies, practices, principles, methods or procedures, other than as required by the Company Accounting Principles or by a Governmental Entity;

(q) (i) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business; (ii)  delayed or accelerated payment of any account payable beyond or in advance of its due date or the date such liability would have been paid in the ordinary course of business; (iii) made any changes to cash management policies; (iv) delayed or postponed the repair or maintenance of its properties, in any material respect; or (v) varied any inventory purchase practices in any material respect from past practices;

(r) write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries taken as a whole, in excess of £100,000, except for depreciation and amortization in accordance with the Company Accounting Principles consistently applied;

(s) (i) made, changed or revoked any entity classification election or other material Tax election, (ii) settled or compromised any material claim, notice, audit report or assessment in respect of Taxes, (iii) entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any material Tax, (iv) amended any material Tax Return, (v) filed any material Tax petition, Tax complaint or administrative Tax appeal, (vi) surrendered or forfeited any right to claim a material Tax refund, (vii) consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, (viii) changed any annual Tax accounting period or (ix) adopted or changed any material method of Tax accounting;

(t) amended or modified the organizational documents of the Company or any Company Subsidiary; or

(u) agreed or committed to do any of the foregoing.

3.9 Tangible Assets.

(a) The Company and each of the Company Subsidiaries have good and marketable title to, a valid leasehold interest in or a valid license to use, all the tangible properties and assets used by them, located on their premises, or shown on the Latest Balance Sheet or acquired thereafter (collectively, the “Tangible Assets”), free and clear of all Liens, other than Permitted Liens. The Tangible Assets are in reasonable operating condition (normal wear and tear excepted), and are fit in all material respects for use in the ordinary course of business and have been maintained consistent with standards generally followed in the industry. The Tangible Assets are all the material tangible properties and assets necessary for the current operation of the business of the Company and the Company Subsidiaries. The Tangible Assets, including all improvements and modifications thereto, and the use of such assets by the Company and the Company Subsidiaries, conform to applicable zoning and building laws in all material respects. Since the date of the Latest Balance Sheet, neither the Company nor any Company Subsidiary has suffered theft, damage, destruction or casualty loss in excess of £100,000 in the aggregate to its assets, whether or not covered by insurance. For the avoidance of doubt, this Section 3.9 does not relate to real property (such items being the subject of Section 3.11).

(b) There are no developments affecting any Tangible Asset pending or, to the Knowledge of the Company, threatened which would reasonably be expected to materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any Tangible Asset. All leases by the Company and the Company Subsidiaries of the Tangible Assets are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default by the Company or any Company Subsidiary or, to the Knowledge of the Company, any other party thereto or, to the Knowledge of the Company, any event which with notice or lapse of time or both would constitute a default.

3.10 Intellectual Property.

(a) The Data Room includes a complete and accurate list of each item of Registered IP in which the Company or any Company Subsidiary has or purports to have an ownership interest of any nature (whether exclusively or jointly with another Person), indicating for each item (i) the recorded owner(s), (ii) the jurisdiction in which such item of Registered IP has been registered or filed, (iii) the applicable application, registration, or serial or other similar identification number and (iv) the applicable application or registration date.

(b) All Registered IP that is Company IP is subsisting, and, to the Knowledge of the Company, is valid and enforceable to the extent registered or issued. All filings, payments and other actions required to be made or taken to obtain, perfect or maintain in full force and effect each item of Registered IP that is Company IP have been made or taken by the applicable deadline and otherwise in accordance with all applicable Laws. No application for, or registration with respect to, any Registered IP set forth on, or required to be set forth on, the list included in the Data Room referenced in Section 3.10(a) has been abandoned, allowed to lapse, or rejected.

(c) No interference, opposition, reissue, reexamination, or other Action of any nature is pending, or to the Company’s Knowledge has been threatened, in which the scope, validity, registrability or enforceability of any Company IP is being has been contested or challenged, and neither the Company nor any Company Subsidiary has received written notice that any Company IP is invalid or unenforceable.

(d) Neither the Company nor any Company Subsidiary is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that materially limits or restricts the ability of the Company or any Company Subsidiary to use, assert, enforce, or otherwise exploit any Company IP anywhere in the world. Neither the Company nor any Company Subsidiary has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Intellectual Property Rights to any Person.

(e) The Company and the Company Subsidiaries exclusively own all right, title, and interest to and in the Company IP free and clear of any Liens and have valid rights to use all other Intellectual Property Rights used, held for use, or practiced by the Company and the Company Subsidiaries in the conduct of their business as currently conducted.

(f) No Person who has licensed Intellectual Property Rights to the Company or any Company Subsidiary has ownership rights or license rights to derivative works or improvements made by or on behalf of the Company or any Company Subsidiary related to such Intellectual Property Rights.

(g) Each Person who is or was an employee, officer, director or contractor of the Company or any Company Subsidiary and who is or was engaged by the Company or any Company Subsidiary or its agent to design, create or otherwise develop any Intellectual Property Rights has signed a valid and enforceable agreement containing a present assignment to the Company or the Company Subsidiary (as applicable) of all such Intellectual Property Rights. No current or former shareholder, officer, director, or employee of the Company or any Company Subsidiary has any claim, right (whether or not currently exercisable), or interest to or in any Intellectual Property Rights used or held for use by the Company or any Company Subsidiary. To the Knowledge of the Company, no employee of the Company or any Company Subsidiary is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or any Company Subsidiary or (ii) in breach of any Contract with any former employer or other Person, in each case, concerning Intellectual Property Rights or confidentiality.

(h) All Intellectual Property Rights created or developed by the founders of the Company or any Company Subsidiary (i) for or on behalf or in contemplation of the Company or any Company Subsidiary (a) prior to the inception of the Company or any Company Subsidiary or (b) prior to their commencement of employment with the Company or any Company Subsidiary, or (ii) that is used in the Company Products or the business of the Company or any Company Subsidiary, have been duly and validly assigned to the Company or a Company Subsidiary.

(i) To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Company IP in any material respect; and there are no pending or threatened claims or similar Actions by the Company or any Company Subsidiary against any Person alleging infringement, misappropriation, dilution or other violation of any Company IP.

(j) Neither the Company nor any Company Subsidiary has infringed, misappropriated, or otherwise violated since January 1, 2023, or is currently infringing, misappropriating, or otherwise violating, any Intellectual Property Right of any other Person. No infringement, misappropriation, or similar claim or Action is pending or threatened against the Company or any Company Subsidiary or, to the Knowledge of the Company, against any Person who may be entitled to be indemnified or reimbursed by the Company or any Company Subsidiary with respect to such claim or Action. Neither the Company nor any Company Subsidiary has received any notice relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person, including any notice inviting the Company or a Company Subsidiary to take a license under any Intellectual Property Right.

(k) Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions or agreements contemplated by this Agreement, will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Company IP, (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Contract described in Section 3.12(a)(x), (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Intellectual Property Right, including any such grant, assignment or transfer by Buyer or its Affiliates.

(l) None of the Company Products fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Product or, to the Knowledge of the Company, any product or system containing or used in conjunction with such Company Product.

(m) No funding, facilities, or personnel of any Governmental Entity or academic institution were used, to develop or create, in whole or in part, any Company IP. The Company is not a party to any Contract with any Governmental Entity or academic institution that grants to such Governmental Entity any right or license with respect to any Company IP.

(n) Neither the Company nor any Company Subsidiary is, nor ever has been, a member or promoter of, or a contributor to, any industry standards body or similar organization that would require or obligate the Company or any Company Subsidiary to grant or offer to any other Person any license or right to any Company IP or to refrain from enforcing any Company IP.

3.11 Real Property.

(a) Neither the Company nor any Company Subsidiary owns or has previously owned any real property or interests in real property.

(b) The Data Room includes a true, correct and complete list of all real property and interests in real property currently or formerly since January 1, 2023 leased or subleased by the Company or any Company Subsidiary as lessee (individually, a “Company Property” and collectively as the “Company Properties”) and identifies for each lease of Company Property (individually, a “Lease” and, collectively, the “Leases”) the parties thereto, the address of the property subject thereto (where available), the rent payable thereunder, the terms of any renewal options, the substance of any material amendments or modifications thereto and any material reciprocal easement or operating agreements relating thereto. The Company or the relevant Company Subsidiary has a good, marketable and valid leasehold interest in each Company Property, subject only to Permitted Liens. The Data Room includes true, correct and complete copies of each Lease, together with all material amendments, modifications, supplements, waivers and side letters related thereto. With respect to each Lease: (i) the Lease is legal, valid, binding, enforceable and in full force and effect; (ii) none of the Company or the relevant Company Subsidiary or, to the Knowledge of the Company, any other party to the Lease is in breach or default thereunder and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the Lease; (iii) neither the Company or Company Subsidiary party thereto, nor, to the Knowledge of the Company, any other party thereto, has repudiated any provision of any Lease; (iv) there are no material oral agreements or material ongoing disputes or forbearance programs in effect as to the Lease; (v) the Lease has not been modified in any material respect, except to the extent that such modifications are disclosed by the documents delivered to the Buyer; (vi) neither the Company nor the relevant Company Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any material interest in the Lease; and (vii) the Lease covers the entire estate it purports to cover.

(c) With respect to each Company Property, to the Company’s Knowledge: (i) the current use of such Company Property and the operation of the Company’s or the relevant Company Subsidiary’s business thereon does not, in any material respect, violate any instrument of record or Contract affecting such Company Property, as applicable, or any applicable Law (without any fines or monetary Liabilities attached); (ii) except for the Leases, there are no material leases, subleases, licenses, concessions or other Contracts, written or oral, granting to any Person the right of use or occupancy of any material portion of such Company Property except in favor of the Company or the relevant Company Subsidiary; and (iii) there are no Persons in possession of such Company Property except the Company or the relevant Company Subsidiary.

(d) With respect to those Leases that were assigned or subleased to the Company or a Company Subsidiary by a third party, all necessary consents to such assignments or subleases have been obtained. None of the rights of the Company or the relevant Company Subsidiary under any of the Leases will be subject to termination or modification as the result of the transactions contemplated by the Transaction Documents.

(e) Neither the Company nor any Company Subsidiary has received any written notice of violation of any Law with respect to any Company Property.

(f) The Company or the relevant Company Subsidiary has all certificates of occupancy and Permits of any Governmental Entity necessary for the current use and operation of each Company Property. The Company or the relevant Company Subsidiary has complied in all material respects with the conditions of the material Permits applicable to it and, to the Company’s Knowledge, the material Permits have been validly issued by the appropriate Governmental Entity in material compliance with all applicable Laws. No material default or violation, or to the Knowledge of the Company, event that with the lapse of time or giving of notice or both would become a material default or violation, has occurred in the due observance of any material Permit. All such Permits are in full force and effect without further consent or approval of any Person.

(g) No part of any Company Property is subject to any building or use restrictions that would materially restrict or prevent the present use and operation of such Company Property, and each Company Property is properly and duly zoned for its current use, and such current use is in all material respects a conforming use. No Governmental Entity having jurisdiction over any Company Property has issued or, to the Knowledge of the Company, threatened to issue any notice or Order, injunction, judgment, decree, ruling, writ or arbitration award that adversely affects the use or operation of any Company Property in any material respect, or requires, as of the date hereof or a specified date in the future, any material repairs or alterations or additions or improvements thereto, or the payment or deduction of any material money, fee, exaction or property.

(h) To the Knowledge of the Company, there does not exist any actual or contemplated condemnation or eminent domain proceedings that affect any Company Property or any material part thereof, and neither the Company nor any Company Subsidiary has received any written or, to the Knowledge of the Company, oral notice, of the intention of any Governmental Entity or other Person to take or use any Company Property or any material part thereof.

(i) To the Company’s Knowledge, (i) there is not any actual or pending imposition of any material assessments for public improvements with respect to any Company Property and (ii) no such improvements have been constructed or planned that would be paid for by means of material assessments upon any Company Property.

(j) No improvements constituting a material part of any Company Property encroach on real property not owned or leased by the Company or any Company Subsidiary to the extent that removal of such encroachment would materially impair the manner and extent of the current use, occupancy and operation of such improvements or cost in excess of £100,000. Further, no improvements of third parties encroach on any material portion of the Company Property.

(k) No Company Property or material part thereof has suffered any material damage by fire or other casualty that has not heretofore been completely restored to its original condition. No portion of the Company Property is located in a special flood hazard area as designated by any Governmental Entity.

(l) Neither the Company nor any Company Subsidiary has received any written notice from any insurance company that has issued a policy with respect to any Company Property requesting performance of any material structural or other repairs or alterations to such Company Property that have not been heretofore completed by the Company or any Company Subsidiary.

(m) No Company Property is dependent for its access, operation or utility on any land, building or other improvement not part of such Company Property.

(n) Neither the Company nor any Company Subsidiary owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any material portion thereof or interest therein.

3.12 Contracts.

(a) Except for the Contracts set forth in the Data Room as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any written or oral:

(i) collective bargaining agreement or other Contract with any labor union, works council or similar association;

(ii) management agreement or other Contract (A) for the employment or consultancy of any officer, individual employee or other Person on a full time, part-time or consulting basis with a base salary in excess of £100,000 per year, (B) providing for the payment of any cash or other compensation or benefits upon the sale of all or substantially all of its assets or a change of control, (C) otherwise restricting its ability to terminate the employment or services of any officer, individual employee or other Person at any time without penalty or liability (other than that payable pursuant to applicable Law) by giving at any time no more than three (3) months’ notice, or (D) with respect to profit sharing, share option, share purchase, share appreciation, deferred compensation, or other similar material plan or arrangement for the benefit of current or former directors, officers, employees or other service providers;

(iii) Contract relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset and including any agreements or commitments for future loans, credit or financing) in excess of £100,000 or to the mortgaging or pledging of, or otherwise placing a Lien on, any of its material assets or any of its securities;

(iv) Contract (or group of related Contracts) for the purchase, sale, distribution or marketing of raw materials (including, but not limited to, processed and unprocessed metals), goods, packaging, labels, supplies or other personal property or for the furnishing or receipt of services which (A) calls for performance over a period of more than one year, or (B) involves consideration in excess of £100,000 in the aggregate;

(v) Contract containing covenants that in any way purport to materially restrict the right or freedom of the Company, any Company Subsidiary or any other Person for the benefit of any of them to (A) engage in any business activity in any material respect, (B) engage in any line of business or compete with any Person (including any Contract granting exclusive rights or rights of first refusal or negotiation to license, market, advertise, sell, offer to sell, distribute, deliver or otherwise make available any asset or property of the Company or any Company Subsidiary), (C) conduct any activity in any geographic area, or (D) solicit any Person to enter into a business or employment relationship, or enter into such a relationship with any Person;

(vi) [reserved]

(vii) Contract under which it has advanced or loaned any other Person any amounts in excess of £100,000 in the aggregate;

(viii) Contract under which it is lessee of or holds or operates any property, real or personal, owned by any other Person, which involves annual rental payments of greater than £100,000 or group of such Contracts with the same Person which involve consideration in excess of £250,000 in the aggregate;

(ix) Contract under which it is lessor of or permits any third party to hold, operate or occupy any property, real or personal, owned or controlled by it which involves consideration in excess of £100,000 or group of such Contracts with the same Person which involve consideration in excess of £500,000 in the aggregate;

(x) license, indemnification or other Contract with respect to any Company IP material to the Business of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is party as licensor, licensee or otherwise, other than “shrink-wrap” or “click-wrap” licenses and other non-exclusive licenses to the Company or any Company Subsidiary of unmodified, off-the-shelf software with a total purchase or license fee of less than £100,000 in the aggregate for any such license or group of related licenses;

(xi) Contract requiring the Company or any Company Subsidiary to indemnify or hold harmless any Person whereby the Company or any Company Subsidiary is responsible for indemnification obligations in excess of £100,000 (excluding commercial Contracts which contain customary indemnification provisions but the primary purposes of which Contract is not relating to indemnification);

(xii) warranty Contract with respect to its services rendered or its products sold, leased or licensed;

(xiii) any Contract between any of the Sellers or their respective Affiliates or any Related Party, on the one hand, and the Company, any Company Subsidiary or their respective Affiliates, on the other hand;

(xiv) Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Company, including any Contract which contains a “most favored nation” provision;

(xv) Contract which contains performance guarantees or minimum payment or purchase obligations in excess of £100,000;

(xvi) Contract involving the settlement of any Action or threatened Action (A) which will (i) involve payments after the date of the Latest Balance Sheet of consideration in excess of £100,000 or (ii) impose monitoring or reporting obligations to any other Person outside the ordinary course of business or (B) with respect to which conditions precedent to the settlement have not been satisfied;

(xvii) Contract appointing any agent to act on its or their behalf as power of attorney;

(xviii) Contract relating to the acquisition or sale of the Business (or any material portion thereof), whether or not consummated;

(xix) Contract with any Governmental Entity;

(xx) partnership, joint venture or other similar Contract involving a share of profits, losses, costs, or liabilities with any other Person;

(xxi) Contract (or group of related Contracts) (A) the performance of which involves consideration in excess of £100,000 per year or £250,000 in the aggregate or (B) which cannot be canceled by the Company or any Company Subsidiary upon thirty (30) days’ notice without premium or penalty, in each case of clauses (A) and (B), excluding purchase orders;

(xxii) Contract that purports to bind or restrict, or to be enforceable against, any Affiliate of the Company (other than the Company Subsidiaries) or that would bind or restrict, or be enforceable against, the Buyer or any of its Affiliates (other than the Company and/or the Company Subsidiaries) after the Closing;

(xxiii) Contract with a Material Customer or Material Supplier;

(xxiv) Contract relating to the voting of the Shares or any equity interests of any Company Subsidiary;

(xxv) Contract with a bank or other financial institution relating to the provision of services to enable users to open bank accounts and deposit funds, including Contracts for funds storage, optimization and allocation among a network of banks, bank-of-record services, and other services that enable the provision of deposit account and related services; or

(xxvi) other Contract material to the Company or any Company Subsidiary and entered into outside of the ordinary course of business.

(b) All of the Contracts described in Section 3.12(a)(i) through 3.12(a)(xxvi) (each a “Material Contract”), are valid, binding and enforceable against the Company and each Company Subsidiary (to the extent party thereto) and, to the Knowledge of the Company, enforceable by the Company and each Company Subsidiary (to the extent party thereto) against the other parties thereto, in accordance with their respective terms. The Company and each Company Subsidiary (to the extent party thereto) have properly conducted and paid all amounts to be paid by the Company or any Company Subsidiary and otherwise performed all material obligations required to be performed by them under such Contracts and neither the Company nor any Company Subsidiary has received any written or, to the Company’s Knowledge, oral notice that it is in default under or in breach of any such Contract. To the Company’s Knowledge, (i) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or any Company Subsidiary under any such Contract in any material respect; (ii) no other party to any such Contract is in breach thereof or default thereunder in any material respect and none of the Company or any Company Subsidiary has received any notice of termination, cancellation, breach or default under any such Contract; and (iii) there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company or any Company Subsidiary under any of the Material Contracts with any Person and no such Person has made written demand for such renegotiation. The Company and each Company Subsidiary (to the extent party thereto) shall have the benefit of each Material Contract and, subject to the Enforceability Exceptions, shall be entitled to enforce each such Contract immediately following the Closing. Each Material Contract relating to the sale, design, manufacture, or provision of products or services has been entered into by the Company and/or the Company Subsidiaries in the ordinary course of business and without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, in violation of any Law. The completion or performance of each Material Contract relating to the sale, design, manufacture, or provision of products or services by the Company or a Company Subsidiary would not reasonably expected to result in less than normal profit margins, or otherwise result in a loss, to the Company or such Company Subsidiary. None of the Company or any Company Subsidiary has since January 1, 2023 obtained or granted any material waiver of or under any material provision of any such Material Contract.

(c) A true, correct and complete copy of each written Material Contract and an accurate written description setting forth the terms and conditions of each oral Material Contract have been provided in the Data Room.

3.13 Insurance. The Data Room includes (a) true, correct and complete copies of all insurance policies to which the Company or any Company Subsidiary is a party, an insured, or a beneficiary, or under which any of them, or any director, officer, or manager of any of them in his or her capacity as such, is currently covered, (b) true, correct and complete copies of all pending applications for insurance policies, (c) a brief description of all material claims of the Company and each Company Subsidiary that are currently pending or that have been made with an insurance carrier since January 1, 2023, and (d) any written statement by the auditor of the Company or any consultant or risk management advisor provided to or in the possession of the Company or any Company Subsidiary with regard to the adequacy of its coverage or its reserves for actual or potential claims. All of the insurance policies identified in the Data Room are in full force and effect and will continue in full force and effect following the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, subject to the Enforceability Exceptions. All premiums due and payable under all such policies have been paid. No default exists with respect to the obligations of any of the Company or the Company Subsidiaries under any such insurance policy, and neither the Company nor any Company Subsidiary has received any written or, to the Knowledge of the Company, oral notification of cancellation of any such insurance policies. The Company and each Company Subsidiary has given notice to the applicable insurer of all material insured claims. There are no pending claims by the Company or any Company Subsidiary to which the insurers have denied coverage or otherwise reserved rights. Since January 1, 2023, neither the Company nor any Company Subsidiary has been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance.

3.14 Legal Proceedings; Orders.

(a) There are no, and since January 1, 2023 there have not been any, Actions pending or, to the Company’s Knowledge, threatened against or affecting the Company, any Company Subsidiary, any of their respective officers or directors (in their capacities as such or otherwise with respect to the Business) or any of the assets owned or used by the Company or any Company Subsidiary that, individually or in the aggregate (x) would be material to the Company and the Company Subsidiary, taken as a whole, or (y) challenges, or that would reasonably be expected to have the effect of preventing, impeding, hindering, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any of the transactions contemplated by this Agreement or any other Transaction Documents. There are no Actions pending or threatened by the Company or any Company Subsidiary against any Person. To the Company’s Knowledge, there is no valid basis for any of the foregoing.

(b) To the Company’s Knowledge, neither the Company nor any Company Subsidiary is the subject of any governmental investigation or inquiry and, to the Company’s Knowledge, there is no valid basis for any such governmental investigation or inquiry. Neither the Company nor any Company Subsidiary, or any assets owned or used by any of them, is subject to any Order. The Company and each Company Subsidiary has since January 1, 2023 been in compliance with each Order to which it, or any assets owned or used by it, is or has been subject. To the Company’s Knowledge, no event has occurred or circumstance exists that would constitute or result in (with or without notice or lapse of time) a violation of, or failure to comply with, any Order to which the Company or any Company Subsidiary, or any assets owned or used by any of them, is subject. Neither the Company nor any Company Subsidiary has since January 1, 2023 received any written or the Company’s Knowledge, oral notice from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation of, or failure to comply with, any Order to which the Company or any Company Subsidiary, or any assets owned or used by any of them, is subject.

3.15 Tax Matters.

(a) Each of the Company and the Company Subsidiaries has duly and timely filed with the appropriate Tax authorities all income and other material Tax Returns required to be filed. All such Tax Returns are complete and accurate in all material respects. All income and other material Taxes due and owing by the Company and the Company Subsidiaries (whether or not shown on any Tax Returns) have been timely paid. Neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made since January 1, 2023 in writing or, to the Company’s Knowledge, other than in writing by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file a Tax Return or pay a Tax that the Company or such Company Subsidiary is or may be required to file such a Tax Return or is or may be subject to such Tax.

(b) The unpaid Taxes of the Company and the Company Subsidiaries did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto). Since the date of the Latest Balance Sheet, neither the Company nor any Company Subsidiary has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) No deficiencies for Taxes with respect to the Company or any Company Subsidiary have been claimed, proposed or assessed in writing or, to the Company’s Knowledge, other than in writing by any Governmental Entity. There are no pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or any Company Subsidiary. There are no matters under discussion with any Governmental Entity with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Company or any Company Subsidiary. No issues relating to Taxes of the Company or any Company Subsidiary were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a liability in respect of Taxes in a later taxable period. No private letter rulings, technical advice memoranda or similar agreement or rulings with respect to Taxes have been requested, entered into or issued by any Governmental Entity with respect to the Company or any Company Subsidiary. The Company has delivered or made available to the Buyer in the Data Room complete and accurate copies of all income Tax Returns and other material Tax Returns of each of the Company and the Company Subsidiaries (and any predecessor thereof) for taxable periods beginning on or after January 1, 2023, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary (or any predecessors thereof). Neither the Company nor any Company Subsidiary (or any predecessor thereof) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No power of attorney (other than powers of attorney authorizing employees of the Company or any Company Subsidiary to act on behalf of the Company or any Company Subsidiary) with respect to any Taxes has been executed or filed with any Governmental Entity.

(d) There are no Liens for Taxes upon any property or asset of the Company or any Company Subsidiary (other than statutory Liens for current Taxes not yet due and payable).

(e) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any installment sale or other transaction on or prior to the Closing Date, (ii) the use of the cash method of accounting or any accounting method change or agreement with any Governmental Entity, (iii) the use of an improper method of accounting for any period or portion thereof ending on or prior to the Closing Date, (iv) any deferred revenue or prepaid amount received on or prior to the Closing, any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or non-U.S. Tax Law), or (v) any prepaid amount received or accrued by the Company or any Company Subsidiary on or prior to the Closing Date.

(f) Neither the Company nor any Company Subsidiary (i) has been a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or non-U.S. law); or (ii) has had a permanent establishment (within the meaning of an applicable Tax treaty) or an office or fixed place of business in a country other than the country of its formation.

(g) Neither the Company nor any Company Subsidiary (i) is a resident or organized in the United States for Tax purposes, (ii) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or treated as a U.S. corporation under Section 7874(b) of the Code; (iii) was created or organized both in the United States and in a non-U.S. jurisdiction such that such entity would be taxable in the United States as a domestic entity pursuant to Treasury Regulations Section 301.7701-5(a); or (iv) has made an election pursuant to Section 897(i) of the Code.

(h) Neither the Company nor any Company Subsidiary (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is classified as a partnership for Tax purposes or (ii) owns an entity which is classified as a disregarded entity for Tax purposes.

(i) Neither the Company nor any Company Subsidiary is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.

(j) Neither the Company nor any Company Subsidiary has been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax Law. Neither the Company nor any Company Subsidiary has participated or plans to participate in any Tax amnesty program.

(k) Neither the Company nor any Company Subsidiary has Liability for the Taxes of any other Person (other than the Company or any Company Subsidiary).

(l) Each of the Company and the Company Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former director, officer, advisor, consultant, employee, contractor, creditor or equityholder of the Company or any Company Subsidiary or other Person. Each of the Company and the Company Subsidiaries has properly classified all current or former directors, officers, advisors, consultants, employees or contractors of the Company or any Company Subsidiary as employees or non-employees for all relevant purposes.

(m) Since January 1, 2023, neither the Company nor any Company Subsidiary has been a party to any transaction governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. law).

(n) Each of the Company and the Company Subsidiaries is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology between or among the Company and the Company Subsidiaries. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property) provided by or to the Company or any Company Subsidiary are arm’s-length prices for purposes of all applicable transfer pricing Laws, including Section 482 of the Code.

(o) Each of the Company and the Company Subsidiaries has provided or made available to the Buyer in the Data Room all documentation relating to, and are in full compliance with all terms and conditions of any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a territorial or non-U.S. government to which the Company or any Company Subsidiary is a party or otherwise subject. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order.

(p) Neither the Company nor any Company Subsidiary has ever filed with the IRS an entity classification election for U.S. federal income tax purposes.

(q) Each of the Company and the Company Subsidiaries has complied in all material respects with the terms of VAT legislation and have maintained and obtained at all times complete, correct and up to date records, invoices and other documents appropriate or requisite for the purposes of VAT legislation.

(r) Each of the Company and the Company Subsidiaries has complied with all applicable Laws with respect to escheatment and abandoned or unclaimed property in all material respects.

3.16 Compliance with Laws; Permits.

(a) The Data Room includes a list of all Permits required under Law for the operation and conduct of the Business as operated and conducted on the date hereof. Since January 1, 2023, (i) the Company and each Company Subsidiary has conducted the Business in compliance in all material respects with all Laws relating to the operation and conduct of the Business and any of its properties or facilities or otherwise that apply to the Company or the Company Subsidiaries; and (ii) neither the Company nor any Company Subsidiary has received (x) written notice of any violation, alleged violation or potential violation of any such Laws, (y) to the Company’s Knowledge, non-written notice of any violation, alleged violation or potential violation of any such Laws that would, individually or in the aggregate, reasonably be expected to be material to the Business, or (z) any actual or alleged obligation on the part of the Company or any Company Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action that would, individually or in the aggregate, reasonably be expected to be material to the Business.

(b) To the Company’s Knowledge, since January 1, 2023 no event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in (x) a material violation by the Company or any Company Subsidiary of, or a failure on the part of the Company or any Company Subsidiary to comply with, any Law relating to the operation and conduct of the Business or any of its properties or facilities in any material respect or (y) any obligation on the part of the Company or any Company Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action that would, individually or in the aggregate, reasonably be expected to be material to the Business.

(c) None of the Company, the Company Subsidiaries or any director or officer, nor to the Company’s Knowledge, any employee, agent or other Person acting on behalf of the Company or any Company Subsidiary (in their capacity as director, officer, agent, or employee, as applicable), has at any time since January 1, 2023: (i) used any corporate funds of the Company or any Company Subsidiary for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Business, or failed to disclose any such contribution in violation of applicable Laws; (ii) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or Governmental Entity, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; (iii) made any unlawful payment or given any other unlawful consideration to any customer, agent, distributor or supplier of the Company or any Company Subsidiary or any director, officer, agent, or employee of such customer or supplier or (iv) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or U.K. Bribery Act 2010, each as amended.

(d) The Company and each Company Subsidiary are in possession of all Permits necessary for the Company and each Company Subsidiary to own, lease and operate their respective properties in all material respects or to conduct the Business consistent with past practice. All applications for or renewals of all such Permits have been timely filed and made and no such Permit will expire or be terminated as a result of the consummation of the transactions contemplated by the Transaction Documents. All of such Permits are in full force and effect and will remain in full force and effect immediately following the Closing, and the Company and each Company Subsidiary are in compliance in all material respects with the foregoing without any material conflict with the valid rights of others. There is no Action pending, or to the Knowledge of the Company, threatened, nor has the Company or any Company Subsidiary received any written or, to the Company’s Knowledge, oral notice from any Governmental Entity, to revoke, cancel, refuse to renew or adversely modify any Permit.

3.17 Employees.

(a) The Data Room includes a true, correct and complete list of all employees and consultants of the Company and the Company Subsidiaries as of the date of this Agreement, and shows with respect to each such individual, the employer’s name, position, date of commencement of employment, contracted end date (where relevant), location, base salary or hourly wage rate, pension entitlement, bonus opportunity for the Company’s current fiscal year, as applicable, non-cash benefits, notice of termination period, and any applicable severance and redundancy terms.

(b) Neither the Company nor any Company Subsidiary (i) recognizes (nor has done any act which might reasonably be construed as recognition of) any trade union or any other organization of employees or their representatives, (ii) is a party or subject to any labor union or collective bargaining Contract or (iii) is required to notify or consult with any employees or trade union or other body representing employees in connection with the transactions contemplated by this Agreement. There are no pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, labor disputes, strike, work stoppages, organizational activities, requests for representation, pickets or work slow-downs, nor has any such event occurred since January 1, 2023.

(c) The Company and each of the Company Subsidiaries is in compliance in all material respects with all applicable Laws in respect of its current and former employees and contractors relating to employment and employment practices, right to work, terms and conditions of employment, wages, hours of work, plant closing and occupational safety and health. There is no material unfair labor practice charge or complaint against the Company or any Company Subsidiary pending or, to the Knowledge of the Company, threatened before the Ministry of Manpower or any Governmental Entity.

(d) Since January 1, 2023, neither the Company nor any of the Company Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act or any similar state, local or foreign law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign law) affecting any site of employment or facility of the Company or any of the Company Subsidiaries.

(e) As of the date of this Agreement, there is no person who has accepted an offer of employment made by the Company nor any of the Company Subsidiaries for remuneration exceeding £100,000 per annum where such person’s employment has yet to start, and there are no such offers of employment or engagement which have been issued and remain open for acceptance.

(f) As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has given or received written notice (which is current and outstanding) terminating the office or employment (or both) of any employee who has not yet been terminated.

(g) Neither the Company nor any of the Company Subsidiaries is or, since January 1, 2023, has been involved in any existing, pending or threatened (in writing) claim or dispute exceeding £100,000 by or in respect of any prospective, current or former employee or contractor, or representative representing any such person (“Employment Dispute”) and to the Company’s Knowledge, there are no facts, matters, events or circumstances likely to give rise to an Employment Dispute.

(h) Since January 1, 2023, no employee, worker, or former employee or worker transferred to the Company or any of the Company Subsidiaries pursuant to the TUPE Regulations.

3.18 Employee Benefits.

(a) The Data Room includes (i) copies of the individual contracts of employment or engagement of each employee of the Company and the Company Subsidiaries where the compensation payable under each agreement is more than £100,000, (ii) copies of the standard terms and conditions of employment (and details of any material deviations from such standard terms) and staff handbooks applicable to the employees of the Company and the Company Subsidiaries and (iii) details of any material share incentive schemes, share option schemes, phantom share schemes, profit sharing, bonus, commission and other incentive or benefit arrangements (including copies of material governing documentation) applicable to any employee or consultant of the Company and the Company Subsidiaries.

(b) Each Benefit Plan complies in all material respects in form and operation, and has been administered in all material respects in accordance with, its terms and all applicable Laws and all material payments and contributions required to be made under the terms of any Benefit Plan as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company’s (or as applicable, any of the Company Subsidiaries’) financial statements prior to the date of this Agreement. With respect to each Benefit Plan, all tax, annual reporting and other governmental filings required by applicable Laws have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants. Each Benefit Plan, if intended to qualify for special tax treatment meets all requirements for such treatment, or if intended or required to be funded and/or book-reserved, is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. With respect to the Benefit Plans, to the Company’s Knowledge, no event has occurred and there exists no condition or set of circumstances in connection with which the Company would reasonably be expected to be subject to any material Liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Benefit Plans or any other applicable Law.

(c) Each Benefit Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without material Liability (other than Liability for ordinary administrative expenses typically incurred in a termination event). Neither the Company nor any of the Company Subsidiaries, nor to the Company’s Knowledge, any other Person has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Benefit Plan, other than with respect to a modification, change or termination required by applicable Law.

(d) There are no pending audits or investigations by any governmental agency involving any Benefit Plan, and, to the Company’s Knowledge, no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan, any fiduciary thereof or service provider thereto.

(e) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event, will (i) entitle any current or former employee, consultant or director of the Company or any Company Subsidiary or any group of such employees, consultants or directors to any contractual or gratuitous payment, award or benefit (ii) increase the amount of compensation or benefits due to any such employee, consultant or director; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit or limit the right of the Company or any Company Subsidiary to amend, modify or terminate any Benefit Plan or (iv) enable any director or employees to terminate their employment or engagement.

(f) Except as required by applicable law, no Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits.

(g) Neither the Company nor any of the Company Subsidiaries is or has at any time since January 1, 2020 been either an “employer” or “connected with” or an “associate of” an “employer” (as those terms are used in the U.K. Pensions Act 2004) of a UK pension scheme or arrangement that provides benefits which are calculated on a defined benefit basis, nor owes or would reasonably be expected to owe any obligations or liabilities to or in relation to any UK defined benefit pension arrangement.

(h) No current or former employees, directors or officers of the Company or any Company Subsidiary have any rights or expectations under, or originally derived from, the provisions of an occupational pension scheme which do not relate to benefits for old age, invalidity or survivors within the meaning given to those terms under Regulation 10 of the TUPE Regulations.

(i) Neither the Company nor any Company Subsidiary has provided any compensation or benefits to any current or former employee or other service provider who is subject to U.S. Tax Laws, including under any Benefit Plan. Neither the Company nor any Company Subsidiary maintains, contributes to or sponsors any “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code). No payment pursuant to any Benefit Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code) would subject any Person to Tax pursuant to Section 409A of the Code, whether pursuant to this Agreement or otherwise.

3.19 Affiliated Transactions. Except as set forth in the Data Room, no Related Party (a) is a party to any Contract with the Company or any Company Subsidiary; (b) has, to the Company’s Knowledge, any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the Company or any Company Subsidiary (it being agreed, however, that the passive ownership of securities listed on any national securities exchange representing no more than five percent of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person); (c) has, to the Company’s Knowledge, any interest in any property, asset or right used by the Company or any Company Subsidiary or necessary for the Business; (d) has any Indebtedness owed to the Company or any Company Subsidiary other than advances for ordinary course of business expenses; or (e) has received any funds from the Company or any Company Subsidiary since the date of the Latest Balance Sheet, or is the obligee or beneficiary of any Liability of the Company or any Company Subsidiary since the date of the Latest Balance Sheet, except for employment-related compensation, benefits or reimbursement of expenses paid or payable in the ordinary course of business and on arm’s-length terms.

3.20 Environmental Matters. Except as set forth in the Data Room, (a) each of the Company, the Company Subsidiaries and their respective Affiliates, and their predecessors (for the purposes of this Section 3.20 only, collectively, the “Company”) is now and has always been since January 1, 2023 in compliance with all Environmental Laws in all material respects and each has all material Permits necessary under Environmental Law for the conduct and operation of the Business as now being conducted, and all such Permits are in good standing; (b) there is not now and there has not been since January 1, 2023 any Hazardous Substances used, generated, treated, stored, transported, disposed of, Released, handled or otherwise existing on, under, about, or emanating from or to, any property currently owned, leased or operated by the Company, or any property previously owned, leased or operated by the Company, except, in each case of this clause (b), in compliance with all applicable Environmental Laws in all material respects and that would not reasonably be expected to result in material Liability to the Company; (c) the Company has not received written notice or, to the Company’s Knowledge, non-written notice since January 1, 2023 of any alleged, actual or potential responsibility or Liability for, or any inquiry or investigation regarding, any Release or threatened Release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law, nor does the Company have Knowledge of any information which might form the basis of any such notice or claim; (d) there is no site to which the Company has transported or arranged for the transport of Hazardous Substances since January 1, 2023 which is or would reasonably be expected to become the subject of any Action under Environmental Laws that would reasonably be expected to result in material Liability to the Company; (e) to the Company’s Knowledge, (i) there are no underground or aboveground storage tank at any property currently owned, leased or operated by the Company, nor (ii) has the Company or any Company Subsidiary at any time Released any Hazardous Substances, in each case of clauses (i) and (ii) that are not in material compliance with Environmental Laws; (f) the Company has not released any other Person from material claims or liability under any Environmental Law nor has waived any material rights concerning any material claims under any Environmental Law; (g) the Company is not an indemnitor in connection with any potential or actual claim for any liability or responsibility under any Environmental Law; (h) the Company has not entered into or agreed to any consent order or decree, or contract, and is not subject to any judgment, settlement, Order, or agreement relating to, compliance with, or liability under, any Environmental Law, any Permit required under Environmental Law, or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances; (i) other than in the ordinary course of business, there are no material expenditures required of the Company as of the date of this Agreement or within one year thereafter (including as a result of the transactions contemplated by this Agreement) to: (i) meet existing conditions, comply with, or maintain any Permits under Environmental Laws, (ii) comply with Environmental Laws, or (iii) address any noncompliance with Environmental Laws arising out of the Business of the Company; and (j) true, complete and correct copies, in the Company’s possession or control, of all sampling results, environmental or safety audits or inspections, all Permits required under Environmental Law, or other written reports or correspondence concerning environmental, health or safety issues, pertaining to any current or former operations of the Company or property currently or formerly owned, leased or operated by the Company have been provided to the Buyer in the Data Room.

3.21 Customers and Suppliers.

(a) The Data Room includes a list of the top ten (10) customers of the Company and the Company Subsidiaries (including distributors) (each, a “Material Customer”), based on the amount in £ of consolidated revenues earned by the Company and the Company Subsidiaries for each of the two (2) most recent fiscal years and for the current fiscal year, and the revenues generated from such customers.

(b) The Data Room includes a list of the top ten (10) vendors, suppliers, resellers, service providers and other similar business relations of the Company and the Company Subsidiaries (each, a “Material Supplier”) based on the amount in £ of goods or services purchased by the Company or any Company Subsidiary for each of the twelve (12) months ending December 31, 2024, and the six (6) months ended June 30, 2025, the amounts owing to each such Person, and whether such amounts are past due.

(c) Except as disclosed in the Data Room, no Material Customer or Material Supplier has delivered written notice to the Company or any Company Subsidiary within the past twelve (12) months that it intends to stop or materially alter its business relationship with the Company or any Company Subsidiary (whether as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or otherwise), or has during such period decreased materially its supply of services or products to, or purchase of products or services from the Company or any Company Subsidiary. To the Company’s Knowledge, (i) no Material Customer or Material Supplier has stated in writing an intention to cancel or otherwise substantially modify its relationship with the Company or any Company Subsidiary or to decrease or limit materially, its supply of services or products to, or purchase of products or services from, the Company or any Company Subsidiary, (ii) no Material Customer or Material Supplier has delivered a written notice to the Company or any Company Subsidiary of any material problem or dispute with any Material Customer or Material Supplier, and (iii) no such Material Customer or Material Supplier is the subject of any voluntary or involuntary bankruptcy, solvency or other similar proceeding.

3.22 Brokerage. There are no claims for brokerage commissions, finders’ fees, financial advisors’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document based on any Contract to which the Company or any Company Subsidiary is a party or that is otherwise binding upon the Company or any Company Subsidiary and no Person is entitled to any fee or commission or like payment in respect thereof. All fees, commissions or like payments to any Person referenced in the first sentence of this Section 3.22 as disclosed in the Data Room shall be paid at Closing and, following Closing, none of the Company, the Buyer or any of their respective Affiliates will have any obligation of any kind with respect to such matters or agreements.

3.23 Bank Accounts. The Data Room includes a list of the names of all banks, trust companies, savings and loan associations and other financial institutions at which the Company and the Company Subsidiaries maintain any deposit or checking account, the account numbers of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

3.24 No Other Representations; No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE DATA ROOM) AND IN ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE COMPANY HEREUNDER, THE BUYER, ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES, ACKNOWLEDGES AND AGREES THAT (A) NEITHER THE COMPANY NOR ANY OTHER PERSON ON BEHALF OF ITSELF HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY, THE COMPANY SUBSIDIARIES OR ANY OF THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE BUSINESSES, OPERATIONS, CONDITION (FINANCIAL OR OTHERWISE), THE PRO FORMA FINANCIAL INFORMATION, COST ESTIMATES, FINANCIAL OR OTHER PROJECTIONS, FORECASTS, ESTIMATES, BUDGETS, PLANS OR ANY OTHER FORWARD-LOOKING STATEMENTS OF THE COMPANY OR THE COMPANY SUBSIDIARIES OR ANY OTHER MATTER OR WITH RESPECT TO ANY OTHER INFORMATION, DOCUMENTS OR OTHER MATERIALS OR MANAGEMENT PRESENTATIONS PROVIDED BY THE COMPANY OR THE COMPANY SUBSIDIARIES OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES AND (B) ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE EXPRESSLY DISCLAIMED BY THE COMPANY, AND NEITHER THE BUYER NOR ANY PERSON ON ANY OF ITS BEHALF IS ENTITLED TO RELY ON, OR HAS RELIED ON OR IS RELYING ON, ANY SUCH REPRESENTATION OR WARRANTY, IF MADE.

Article IV.
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE BUYER PARENT

Except as set forth in the Buyer SEC Documents filed with the SEC on or after March 12, 2025 and that are available on the SEC’s website through EDGAR as at 11:59 p.m. Eastern Time on the date that is one (1) Business Day prior to the date of this Agreement (excluding any risk factors, forward-looking statements or similar predictive statements) (the “Signing Buyer SEC Documents”), each of the Buyer and the Buyer Parent, jointly and severally, represents and warrants to the Sellers that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing.

4.1 Organization; Power. The Buyer is (i) a private limited company duly incorporated, validly existing and in good standing under the laws of England and Wales and (ii) a wholly owned indirect subsidiary of the Buyer Parent. The Buyer Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, each of the Buyer Parent and the Buyer Subsidiaries (i) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Buyer Parent. The Buyer Parent has filed with the SEC, which are publicly available on the SEC’s website through EDGAR as at 11:59 p.m. Eastern Time on the date that is one (1) Business Day prior to the date of this Agreement, complete and accurate copies of the certificate of incorporation and bylaws of the Buyer Parent as amended to the date hereof (the “Buyer Parent Governing Documents”). The Buyer Parent Governing Documents are in full force and effect, and the Buyer Parent is not in violation of the Buyer Parent Governing Documents in any material respect.

4.2 Capitalization

(a) The authorized capital stock of the Buyer Parent consists of 750,000,000 shares of common stock, par value $0.0001 per share. As of August 4, 2025, 97,427,087 shares of Parent Stock were issued and outstanding, and no shares of Parent Stock were held in the treasury of the Buyer Parent. All outstanding shares of Parent Stock are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) As of the date hereof, except as set forth in the Signing Buyer SEC Documents, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other contract to which the Buyer Parent or any Buyer Subsidiary is a party or is otherwise bound obligating Buyer Parent or any Buyer Subsidiary to (i) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of Buyer Parent or any Buyer Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, or (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests.

(c) As of the date hereof, neither the Buyer Parent nor any Buyer Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Buyer Parent on any matter.

(d) As of the date hereof, there are no voting trusts or other agreements, commitments or understandings to which the Buyer Parent or any Buyer Subsidiary is a party with respect to the voting of the capital stock or other equity interests of the Buyer Parent or any Buyer Subsidiary.

(e) The shares of Parent Stock to be issued as consideration pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities Laws or created by the Sellers, including pursuant to the Lockup Agreements) will be free of preemptive rights and free of restrictions on transfer.

4.3 Authorization.

(a) The Buyer and the Buyer Parent have all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby, including the issuance of Parent Stock as consideration. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer or Buyer Parent is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of the Buyer and the Buyer Parent, and no other corporate proceedings (pursuant to the Buyer Parent Governing Documents or otherwise) on the part of the Buyer Parent or Buyer are necessary to authorize the consummation of, and to consummate, the transactions contemplated hereunder.

(b) No vote or consent of the holders of any class or series of capital stock of the Buyer or the Buyer Parent, or of any other securities of the Buyer or the Buyer Parent (equity or otherwise), is necessary to adopt this Agreement or the other Transaction Documents to which the Buyer or the Buyer Parent is or will be a party or to approve the transactions contemplated hereunder or thereunder.

(c) This Agreement has been, and each other Transaction Document to which Buyer or Buyer Parent is or will be a party is or will be, duly and validly executed and delivered by the Buyer and the Buyer Parent and, assuming this Agreement and such other Transaction Documents constitute the valid and binding agreement of the other parties hereto and thereto, as applicable, constitutes the valid and binding obligation of the Buyer and the Buyer Parent, enforceable against it in accordance with their terms, subject to the Enforceability Exceptions.

4.4 No Conflict; Required Filings and Consents.

(a) No authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is required in connection with the execution and delivery by the Buyer or the Buyer Parent of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation by the Buyer or the Buyer Parent of the transactions contemplated hereunder or thereunder, except for (i) the filing with the SEC of such reports under the Securities Act, the Exchange Act and the rules and regulations thereunder, filings with NASDAQ, and filings and approvals under applicable state securities or “blue sky” Laws, in each case, as may be required in connection with this Agreement and the Transactions, and (ii) as set forth on Annex III.

(b) The execution and delivery by Buyer and Buyer Parent of this Agreement and the other Transaction Documents to which the Buyer or Buyer Parent is or will be a party do not, and the consummation of the transactions contemplated hereunder and thereunder and compliance with the provisions hereof and thereof will not (i) conflict with or result in any material violation or breach of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under, any material contract binding upon the Buyer Parent or any Buyer Subsidiary or to which any of them are a party or by or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of the Buyer Parent or any Buyer Subsidiary, (ii) conflict with or result in any violation of any provision of (A) the Buyer Parent Governing Documents or (B) the organizational or governing documents of any Subsidiary of Buyer, or (iii) conflict with or violate any Law applicable to Buyer Parent or any Buyer Subsidiary or any of their respective properties, rights or assets, other than, in each case, any such conflict, violation, breach, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to be, individually or in the aggregate, material to the Buyer Parent and the Buyer Subsidiaries, taken as a whole, or their ability to consummate the transactions contemplated by, and perform their obligations under, the Transaction Documents.

4.5 Brokerage. There are no claims for brokerage commissions, finders’ fees, financial advisors’ fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any Contract to which the Buyer or the Buyer Parent is a party or that is otherwise binding upon the Buyer or the Buyer Parent and no Person is entitled to any fee or commission or like payment in respect thereof.

4.6 Investment. The Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution of such Shares in violation of federal and state securities Laws. Each of the Buyer and the Buyer Parent is an “accredited investor” as defined in Regulation D promulgated under the Securities Act, and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment. Each of the Buyer and the Buyer Parent acknowledges that the Shares have not been registered under the Securities Act or the Exchange Act or any state or foreign securities Laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act or the Exchange Act and any applicable state or foreign securities Laws.

4.7 Valid Issuance; Sufficiency of Funds. The shares of Parent Stock to be issued to the Sellers pursuant to the terms of this Agreement, when issued as provided in this Agreement, will be duly authorized and validly issued, fully paid and nonassessable. As of the date of this Agreement and from and after the date that is forty-five (45) days after the date of this Agreement through the Closing Date, the Buyer Parent has and will have sufficient cash available to enable the Buyer to make payment of the portion of the Final Purchase Price that is payable in cash pursuant hereto.

4.8 SEC Reports; Nasdaq Listing.

(a) The Buyer Parent has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since January 1, 2024 (together with all exhibits, financial statements and schedules thereto, all information incorporated therein by reference and all documents filed with the SEC during such period by Buyer Parent on a voluntary basis) (collectively, the “Buyer SEC Documents”). As of its filing (or furnishing) date or, if amended, as of the date of the last such amendment, each Buyer SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended, as of the date of the last such amendment, each Buyer SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Buyer SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. There are no material outstanding or unresolved written comments from the SEC with respect to the Buyer SEC Documents. None of the Buyer SEC Documents are, to the Knowledge of the Buyer Parent, the subject of ongoing SEC review.

(b) The financial statements of the Buyer Parent and the Buyer Subsidiaries contained in the Buyer SEC Documents (the “Buyer Financial Statements”), have been prepared, in all material respects, from the books and records of the Buyer Parent and the Buyer Subsidiaries, comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented, except as otherwise noted therein. The Buyer Financial Statements (including the related notes) present fairly in all material respects the consolidated financial position of the Buyer Parent and the Buyer Subsidiaries as at the respective dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements). Since January 1, 2024, the Buyer Parent has not received any “complaints” (within the meaning of Exchange Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters. To the Knowledge of the Buyer Parent, since January 1, 2024, no complaint seeking relief under Section 806 of the Sarbanes-Oxley Act has been filed with the United States Secretary of Labor and no employee of the Buyer Parent has threatened to file any such complaint.

(c) The Buyer Parent and Buyer Subsidiaries are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by Buyer Parent’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Neither the Buyer Parent nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d) Neither the Buyer Parent nor any Buyer Subsidiary is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contract, including any contract relating to any transaction or relationship between or among Buyer Parent or any Buyer Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC), in any such case, where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Buyer Parent in Buyer Parent’s published financial statements or any Buyer SEC Document.

(e) The Parent Stock is listed on Nasdaq and Buyer Parent is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq.

4.9 Internal Controls and Procedures. The Buyer Parent has established and maintains, and at all times since January 1, 2024 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Buyer Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Buyer Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Buyer Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2024, the Buyer Parent’s principal executive officer and its principal financial officer have disclosed to the Buyer Parent’s auditors and the audit committee of the Buyer Parent’s board of directors (the material circumstances of which (if any) and significant facts learned during the preparation of such disclosure have been made available to the Company prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Buyer Parent’s internal controls over financial reporting and (iii) any written claim or allegation regarding clauses (i) or (ii). Since January 1, 2024 through the date hereof, neither the Buyer Parent nor any Buyer Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Buyer Parent or any Buyer Subsidiary or their respective internal accounting controls.

4.10 Absence of Certain Changes of Events. From June 30, 2025 through the date of this Agreement, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.11 No Undisclosed Liabilities. Neither Buyer Parent nor any Buyer Subsidiary has any Liabilities except for: (a) as and to the extent specifically reflected or reserved against in Buyer Parent’s consolidated balance sheet (or disclosed in the notes thereto) as of June 30, 2025 included in the Buyer SEC Documents filed or furnished prior to the date hereof, (b) liabilities incurred in the ordinary course of business since June 30, 2025 (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or Liability under any Law or any Order), (c) Liabilities expressly contemplated by or incurred in connection with this Agreement and the transactions contemplated hereby and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.12 Compliance with Law; Permits

(a) The Buyer Parent and Buyer Subsidiaries are, and since January 1, 2023 have been, in compliance with any Laws (including Environmental Laws and employee benefits and labor Laws) applicable to the Buyer Parent, the Buyer Subsidiaries or any of their respective properties or assets, except where any failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) The Buyer Parent and Buyer Subsidiaries are, and since January 1, 2023 have been, in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, qualifications, clearances, orders or other rights and privileges, in each case whether issued by or under the authority of any Governmental Entity or pursuant to any applicable Law, that are necessary for the Buyer Parent and the Buyer Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Buyer Permits”), except where the failure to have any of the Buyer Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, all Buyer Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Buyer Permit, and neither the Buyer Parent nor any of the Buyer Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or materially modify any such Buyer Permit.

4.13 Litigation; Orders. There are no Actions pending or, to the Knowledge of the Buyer Parent, threatened against the Buyer Parent or any of the Buyer Subsidiaries, or any of their respective properties, rights or assets, by or before any Governmental Entity, and there are no orders, judgments, decrees of or settlement agreements with any Governmental Entity binding upon the Buyer Parent or any Buyer Subsidiary, in each case that have had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.14 DWAC. Parent Stock is eligible for clearing through the Depository Trust Company, through its Deposit/Withdrawal at Custodian (DWAC) system, and the Buyer Parent’s transfer agent is a participant in, and Parent Stock is eligible for transfer pursuant to, the Depository Trust Company’s Fast Automated Securities Transfer Program.

4.15 Buyer Formation. The Buyer has been formed for the sole purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not conducted any business or operations other than those incidental to its organization, maintenance of its corporate existence, and the negotiation, execution, and performance of this Agreement and the other Transaction Documents. The Buyer does not own or hold, and has not owned or held, any material assets or properties of any kind, whether real, personal, tangible, or intangible, other than nominal cash funded by the Buyer Parent to pay organizational expenses and fees related to this Agreement and the transactions contemplated hereby. The Buyer has no liabilities or obligations of any nature, and has not incurred any such liabilities or obligations, other than (i) obligations under this Agreement and the other Transaction Documents and (ii) customary fees and expenses incurred in connection with its organization and the transactions contemplated hereby, which will be paid when due. The Buyer has no Subsidiaries or equity interests in any other person, does not own or lease any real property, and has no place of business other than its registered office.

4.16 No Other Representation or Warranty; No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Article IV AND IN ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE BUYER OR THE BUYER PARENT HEREUNDER, THE COMPANY AND EACH OF THE SELLERS, IN EACH CASE, ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES, ACKNOWLEDGES AND AGREES THAT (A) NEITHER THE BUYER, THE BUYER PARENT NOR ANY OTHER PERSON ON BEHALF OF THEM HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE BUYER, THE BUYER PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE BUSINESSES, OPERATIONS, CONDITION (FINANCIAL OR OTHERWISE), THE PRO FORMA FINANCIAL INFORMATION, COST ESTIMATES, FINANCIAL OR OTHER PROJECTIONS, FORECASTS, ESTIMATES, BUDGETS, PLANS OR ANY OTHER FORWARD-LOOKING STATEMENTS OF THE BUYER, THE BUYER PARENT OR ANY OTHER MATTER OR WITH RESPECT TO ANY OTHER INFORMATION, DOCUMENTS OR OTHER MATERIALS OR MANAGEMENT PRESENTATIONS PROVIDED BY THE BUYER, THE BUYER PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES AND (B) ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE EXPRESSLY DISCLAIMED BY THE BUYER AND THE BUYER PARENT, AND NONE OF THE COMPANY, THE COMPANY SUBSIDIARIES, SELLERS, NOR ANY PERSON ON THEIR RESPECTIVE BEHALF IS ENTITLED TO RELY ON, OR HAS RELIED ON OR IS RELYING ON, ANY SUCH REPRESENTATION OR WARRANTY, IF MADE.

Article V.
PRE-CLOSING COVENANTS

5.1 Conduct of Business by the Company. From the date of this Agreement until the Closing, unless the Buyer otherwise agrees in writing (such agreement not to be unreasonably withheld, delayed or conditioned), the Company will (a) conduct its businesses and operations in the ordinary course of business; (b) preserve intact its corporate existence and business organization; (c) use its commercially reasonable efforts to preserve the goodwill and present business relationships (contractual or otherwise) with all material customers, suppliers, resellers, employees, lenders, partners, licensors, distributors and others having material business relationships with it; (d) use its commercially reasonable efforts to keep available the services of its current officers, directors, employees and consultants; (e) use its commercially reasonable efforts to preserve in all material respects its present material properties and its material tangible and intangible assets; (f) comply with all applicable Laws and Material Contracts in all material respects; (g) pay all applicable Taxes as such Taxes become due and payable; and (h) use its commercially reasonable efforts to maintain all existing licenses and Permits applicable to its operations and businesses. Without limiting the foregoing, and as an extension thereof, except as set forth on Schedule 5.1 or as expressly permitted by any other provision of this Agreement, the Company will not, from the date of this Agreement until the Closing, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Buyer (not to be unreasonably withheld, delayed or conditioned):

(i) sell, lease, license (as licensor), assign, abandon, dispose of or transfer (including transfers to any non-wholly owned Company Subsidiary or any of the Company’s or any Company Subsidiary’s respective employees or Affiliates) any of its material assets (whether tangible or intangible), except for sales of inventory in the ordinary course of business and sales of other assets not in excess of £250,000 in the aggregate;

(ii) mortgage, pledge or subject to any Lien any material portion of its properties or assets, other than Permitted Liens;

(iii) make, commit to make or authorize any capital expenditure, in excess of £250,000 individually or £1,000,000 in the aggregate;

(iv) acquire (including by merger, consolidation, license or sublicense) any interest in any Person or substantial portion of the assets or business of any Person, or otherwise acquire any material assets other than in the ordinary course of business;

(v) incur any Indebtedness (excluding draw-downs under existing Indebtedness) or assume, guarantee or endorse the obligations or enter into any “keepwell” or other agreements to maintain the fiscal condition of any Person;

(vi) enter into, materially amend, modify or accelerate or terminate any Material Contract or waive, release or assign any material rights, claims or benefits of the Company or any Company Subsidiary under any Material Contract;

(vii) (A) issue, sell, pledge, dispose of, encumber or transfer any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of the Company or any Company Subsidiary or (B) amend any term of any such equity security;

(viii) declare, set aside, or distribute any dividend or other distribution (whether payable in cash, stock, property or a combination thereof), or otherwise pay any cash or cash equivalents to the shareholders of the Company or their Affiliates (other than in their capacity as an employee or consultant of the Company or any Company Subsidiary or the repayment of Existing Company Debt), or enter into any agreement with respect to the voting of its capital stock (or other equity securities);

(ix) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock (or other equity securities);

(x) waive, release, assign, settle or compromise any material rights or claims, or any litigation or arbitration;

(xi) disclose any material trade secrets or other material proprietary and confidential information of the Company or any Company Subsidiaries to any Person that is not subject to any confidentiality or non-disclosure agreement;

(xii) (A) other than as required by applicable Law, existing contractual provisions or in the ordinary course of business, increase the compensation or benefits payable or to become payable to any director, officer, employee or consultant of the Company or any Company Subsidiary; (B) grant or increase any rights to change in control, severance or termination payments or benefits to, or enter into any change in control, employment, consulting or severance agreement with, any director, officer, employee or consultant of the Company or any Company Subsidiary; (C) establish, adopt, enter into, amend, modify or terminate any Benefit Plan, except to the extent required by applicable Law or the terms of a collective bargaining agreement in existence on the date of this Agreement; (D) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Benefit Plan; or (E) hire, promote or terminate any director or officer, or employee or consultant with a base salary in excess of £50,000 per year, of the Company or any Company Subsidiary;

(xiii) make loans or advances to, guarantees for the benefit of, or any investments in, any Person in excess of £100,000 in the aggregate;

(xiv) forgive any loans to directors, officers, employees or any of their respective Affiliates;

(xv) make any change in accounting policies, practices, principles, methods or procedures, other than as required by the Company Accounting Principles or by a Governmental Entity;

(xvi) (A)  accelerate or delay collection of material notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business; (B)  delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business; (C) make any changes to cash management policies; (D) delay or postpone the repair or maintenance of their material properties; or (E) vary any inventory purchase practices in any material respect from past practices;

(xvii) write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries taken as a whole, in excess of £100,000, except for depreciation and amortization in accordance with the Company Accounting Principles consistently applied;

(xviii) (A) make, change or revoke any entity classification election or other material Tax election, (B) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes, (C) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax (other than customary tax indemnification or gross-up provisions in a commercial agreement entered into in the ordinary course of business the primary purposes of which do not relate to Taxes), (D) file any income Tax Return or any other material Tax Return other than in accordance with Section 6.2(a), (E) amend any material Tax Return, (F) surrender or forfeit any right to claim a material Tax refund, (G) file any Tax petition, Tax complaint or administrative Tax appeal, (H) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, (I) change any annual Tax accounting period or (J) adopt or change any material method of Tax accounting;

(xix) take any action for the winding up, liquidation, dissolution or reorganization of the Company or any Company Subsidiary or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of its assets or revenues;

(xx) (A) enter into, negotiate, adopt, extend, renew, terminate or materially amend (or agree to do any of the same) any collective bargaining agreement or (B) recognize any trade union as the representative of any employees of the Company or its Subsidiaries;

(xxi) effectuate, announce, implement or provide notice of any mass layoff, reductions in force, redundancies, furloughs, collective salary or wage reductions that would trigger any collective consultation requirements under any applicable Law;

(xxii) layoff or terminate employees that would reasonably be expected to result in a material liability under the Employment Act 1968 of Singapore, Employment Claims Act 2016 of Singapore and any equivalent legislation in any country in which the Company and the Company Subsidiaries operate;

(xxiii) fail to use its commercially reasonably efforts to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company and each Company Subsidiary as are currently in effect;

(xxiv) enter into any new business line outside of the Company’s and the Company Subsidiaries’ existing business lines as of the date of this Agreement;

(xxv) cancel any Indebtedness owed to the Company or any of the Company Subsidiaries or waive any material claims or rights of value;

(xxvi) amend any of the Company or any Company Subsidiary’s organizational documents; or

(xxvii) agree or commit to do any of the foregoing.

5.2 Access to Information.

(a) From the date of this Agreement until the Closing, the Company will (i) give the Buyer and its Affiliates and their respective Representatives, reasonable access on reasonable notice during normal business hours to all properties, facilities and offices, copies of books, records, Tax Returns, commitments and Contracts (including customer and supplier Contracts) and such financial and operating data and other information with respect to the Company and each Company Subsidiary as such persons may reasonably request, and (ii) instruct its employees, counsel, accountants, financial advisors and other representatives to cooperate reasonably with the Buyer in its investigation of the Company and each Company Subsidiary. Notwithstanding the foregoing, the Company and the Company Subsidiaries shall not be required to provide access to any information (A) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (B) the disclosure of which would violate any Law, (C) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege or (D) which primarily relates to the negotiations of this Agreement or the transactions contemplated hereby; provided, however, that the Company will reasonably cooperate with the Buyer to provide as much information as reasonably permissible under the immediately foregoing clauses (A) through (C).

(b) From the date of this Agreement until the Closing, the Buyer and the Buyer Parent will (i) give the Company and its Affiliates, counsel, financial advisors, auditors, employees, agents and other representatives, and its financing sources and their representatives, reasonable access on reasonable notice during normal business hours to all properties, facilities and offices, copies of books, records, Tax Returns, commitments and Contracts (including customer and supplier Contracts) and such financial and operating data and other information with respect to the Buyer, the Buyer Parent and each of the Buyer Subsidiaries as such persons may reasonably request, and (ii) instruct its employees, counsel, accountants, financial advisors and other representatives to cooperate reasonably with the Company in its investigation of the Buyer Parent or the Buyer Subsidiaries. Notwithstanding the foregoing, the Buyer Parent and the Buyer Subsidiaries shall not be required to provide access to any information (A) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (B) the disclosure of which would violate any Law, (C) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege or (D) which primarily relates to the negotiations of this Agreement or the transactions contemplated hereby; provided, however, that the Buyer and the Buyer Parent will reasonably cooperate with the Company to provide as much information as reasonably permissible under the immediately foregoing clauses (A) through (C).

5.3 Governmental Approvals.

(a) The Buyer, the Buyer Parent and the Company will each advise the other party promptly of any material communication received by such party or any of its Affiliates from the Federal Trade Commission, Department of Justice, any state attorney general, the ISU or any other Governmental Entity regarding any of the transactions contemplated by this Agreement and the other Transaction Documents, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the Federal Trade Commission, Department of Justice, any state attorney general, the ISU or any other Governmental Entity in connection with the transactions contemplated hereby and thereby. None of the Company, the Seller Representative or any of the Sellers or the Buyer or the Buyer Parent will independently participate in any meeting with any Governmental Entity in respect of any findings or inquiry in connection with the transactions contemplated by this Agreement and the other Transaction Documents without giving, in the case of the Company, the Seller Representative or the Sellers, the Buyer or the Buyer Parent, and in the case of the Buyer or the Buyer Parent, the Company, prior notice of the meeting and, to the extent reasonably practicable and not prohibited by the applicable Governmental Entity, the opportunity to attend and/or participate in such meeting. The Company, on behalf of the Sellers, and the Buyer will consult and cooperate with each other in connection with any information or proposals submitted in connection with proceedings under or relating to the National Security and Investment Act and any similar foreign Laws in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

(b) The Buyer and the Company, on behalf of the Sellers, will each make or cause to be made all filings and submissions required under any applicable Laws of any jurisdiction relating to antitrust or competition (“Antitrust Laws”) with respect to the transactions contemplated by this Agreement and the other Transaction Documents, including, in the case of the Buyer, the National Security and Investment Act, as promptly as practicable after the date hereof, and thereafter make any other required submissions with respect to the transactions contemplated hereby and thereby under the National Security and Investment Act and any other Antitrust Laws and otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting period under any Antitrust Laws as soon as practicable, including by obtaining approval, clearance or waiver from any relevant Governmental Entity where required. None of the Company, the Sellers or the Seller Representative will extend any waiting period or comparable period under any Antitrust Laws or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement and the other Transaction Documents, except with the prior written consent of the Buyer. The Buyer will not extend any waiting period or comparable period under any Antitrust Laws or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement and the other Transaction Documents, except with the prior written consent of the Company. Nothing in this Agreement shall (i) require the Buyer or the Buyer Parent to, or permit the Company or any Company Subsidiary to (A) propose or accept the sale, divestiture, disposition or holding separate of any assets or businesses of itself or any of its Affiliates (or otherwise take any action that limits the freedom of action with respect to, or its ability to retain, any of its businesses, product lines, or assets or those of its Affiliates) in order to avoid the entry of or to effect the dissolution of any injunction or other Order (whether temporary, preliminary or permanent), which would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; or (B) propose or accept the impositions of any conditions other than conditions that are immaterial to the Buyer Parent and the Buyer Subsidiaries, taken as a whole, or the Company and Company Subsidiaries, taken as a whole; or (ii) require the Buyer or the Buyer Parent to (A) expend amounts of money to a third party in exchange for any consent of any Governmental Entity other than expenditures of money that are immaterial to the Buyer Parent and the Buyer Subsidiaries, taken as a whole, or the Company and Company Subsidiaries, taken a as a whole; or (B) initiate or defend any litigation, claim or other Action brought by a Governmental Entity relating to the transactions contemplated by this Agreement and the other Transaction Documents.

5.4 Consents. From the date of this Agreement until the Closing, the Company shall, and shall cause each Company Subsidiary to, use commercially reasonable efforts to obtain all authorizations, consents and approvals of, and give all notices to be obtained or given in connection with the transactions contemplated by the Transaction Documents to (a) all third parties required under the Contracts set forth on Annex III and (b) all other third parties reasonably requested by the Buyer.

5.5 Notice of Developments. From the date of this Agreement until the Closing, each of the Company and the Buyer shall promptly notify the other in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which would reasonably be expected to result in a breach of a representation, warranty or covenant of such party (or with respect to the Company, the Sellers) in this Agreement or which would reasonably be expected to have the effect of making any representation or warranty of such party (or with respect to the Company, the Sellers) in this Agreement untrue, in either case, such that the related condition to the Closing in Article VII would not be met, including (without limiting the foregoing) (i) any notice or other communication from any Person alleging that the consent, authorization or approval of or notice to such Person is or may be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents, (ii) any notice or other communication from any Governmental Entity (A) delivered in connection with the transactions contemplated by this Agreement or the other Transaction Documents or (B) in the case of a notification by the Company, indicating that a Permit has been revoked or is about to be revoked or that a Permit is required in any jurisdiction in which such Permit has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to have a Company Material Adverse Effect, and (iii) in the case of a notification by the Company, any Action commenced or threatened against, relating to or involving or otherwise affecting the other party or its Subsidiaries (or the Sellers); and (b) in the case of a notification by the Company, all other material developments affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations or projections of the Company and the Company Subsidiaries; provided that no disclosure by a party pursuant to this Section 5.5 shall be deemed to amend or supplement the Data Room (with respect to the Company and the Sellers), to prevent or cure any misrepresentation, breach of warranty or breach of covenant, or to affect the rights of the other parties under this Agreement, including under Article VIII.

5.6 Exclusivity. From the date of this Agreement until the Closing, without the prior written consent of the Buyer, the Company, the Seller Representative and each Seller shall not, and the Company shall cause each Company Subsidiary and the Affiliates and Representatives of the Company and each Company Subsidiary not to, directly or indirectly, discuss, pursue, solicit, initiate, participate in, facilitate, encourage or otherwise enter into any discussions, negotiations, agreements or other arrangements regarding or which would reasonably be expected to lead to, a possible sale or other disposition (whether by merger, reorganization, recapitalization or otherwise) of all or any material part of the capital stock, units or other membership or equity interests or any substantial portion of the assets (other than in the ordinary course of business) of the Company or any Company Subsidiary with any other Person other than the Buyer or its Affiliates (an “Acquisition Proposal”) or provide any information to any Person other than the Buyer and its Affiliates and their respective Representatives other than information which is traditionally provided in the regular course of the Company’s and the Company Subsidiaries’ business operations to third parties where the Company and each Company Subsidiary and their officers, directors and Affiliates do not reasonably believe that such information would likely be utilized to evaluate any Acquisition Proposal. No Seller will vote any of the Shares in favor of any Acquisition Proposal. The Company, the Seller Representative and each Seller shall, and the Company shall cause each Company Subsidiary and the officers, directors, employees, representatives, agents, investment bankers and Affiliates of the Company and each Company Subsidiary to, (a) immediately cease and cause to be terminated any and all contacts, discussions and negotiations with any Person other than the Buyer and its Affiliates and representatives regarding the foregoing; (b) promptly (and in any event within forty-eight (48) hours from the receipt thereof) (i) notify the Buyer if any Acquisition Proposal, or any inquiry or contact with any Person with respect thereto which has been made as of the date of this Agreement or is subsequently made, and the details of such contact (including the identity of the third party or third parties) and (ii) provide to Buyer copies of any proposals, written communications and a true and complete summary of the specific terms and conditions discussed or proposed; and (c) keep the Buyer fully informed on a reasonably prompt basis with respect to the status of the foregoing. The Company and each Seller agree not to, and the Company agrees to cause each Company Subsidiary not to, without the prior consent of the Buyer, release any Person from, or waive any provision of, any standstill agreement or confidentiality agreement to which any Seller, the Company or any Company Subsidiary is a party.

5.7 Termination of Certain Related-Party Arrangements. On or prior to the Closing, the Company shall (a) terminate all Contracts described in Section 3.19 that are in the Data Room and (b) repay any Indebtedness among the Company or any Company Subsidiary and any Seller or its Affiliates.

5.8 Efforts; Cooperation. Unless a different or higher standard is expressly required by this Agreement, the parties hereto agree to use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of the Transaction Documents to which it is a party and consummate and make effective the transactions contemplated thereby on a timely basis. Each party hereto also agrees to use commercially reasonable efforts to cooperate with such other parties hereto and their employees, attorneys, accountants and other agents and, generally, do such other acts and things in good faith as may be reasonable to timely effectuate the purposes of this Agreement and the consummation of the transactions contemplated hereby and by the other Transaction Documents, including (without limiting the foregoing), (i) making all filings and giving all notices that are or may be required to be made and given by such party in connection with the transactions contemplated hereby and (ii) obtaining all authorizations, consents or approvals which are or may be required to be obtained (pursuant to any applicable Law, Contract, or otherwise) by such party in connection with the transactions contemplated hereby. Each party hereto shall, upon request of another party and to the extent permitted by applicable Law or applicable Contract, promptly deliver to such other party a copy of each such filing made, each such notice given and each such authorization, consent or approval obtained by it.

5.9 Audit Cooperation. At the Buyer’s written request and sole cost, the Company shall initiate an audit of the Company’s consolidated financial statements for the periods reasonably specified by the Buyer, to be conducted by an independent auditor and in accordance with auditing standards reasonably selected by the Buyer. The Company shall provide reasonable assistance and cooperation to facilitate the timely completion of such audit, including making reasonably available the Company’s management, personnel and advisors to provide information and respond to reasonable inquiries from the Buyer’s selected auditor. The Company shall use commercially reasonable efforts to address and resolve any issues or discrepancies identified during the audit process in a timely manner. The Buyer will promptly pay or reimburse the Company for any reasonable and documented out-of-pocket cost and expenses incurred by or on behalf of the Company or the Company Subsidiaries with respect to any such audits, and for, the avoidance of doubt, such costs and expenses will not be Company Transaction Expenses under this Agreement.

5.10 Data Room Information. Within three (3) Business Days of the date of this Agreement, the Company shall deliver to the Buyer an electronic copy, whether by thumb drive or other electronic means, of all documents and information contained in that certain electronic data room hosted by Datasite LLC on behalf of the Company and the Company Subsidiaries in connection with the transactions contemplated hereby (the “Data Room”), as of 12:00 p.m. Eastern Time on the date of this Agreement. The Contracts that were made available for review by Buyer’s Representatives at LCM’s offices between September 24, 2025 through September 25, 2025 will be deemed to have been included in the Data Room for purposes of this Agreement (including for purposes of Section 3.12), but copies of such Contracts will not be included in any electronic copy of the Data Room provided to Buyer prior to the Closing.

5.11 Conduct of Business by the Buyer Parent and the Buyer. From the date of this Agreement until the Closing, unless the Company otherwise agrees in writing (such agreement not to be unreasonably withheld, delayed or conditioned), the Buyer Parent and the Buyer will (a) conduct its businesses and operations in the ordinary course of business; (b) preserve intact its corporate existence and business organization; and (c) use its commercially reasonable efforts to maintain the listing of Parent Stock on Nasdaq. Without limiting the foregoing, and as an extension thereof, except as set forth on Schedule 5.11 or as expressly permitted by any other provision of this Agreement, the Buyer and the Buyer Parent, as applicable, will not from the date of this Agreement until the Closing, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned):

(a) sell, lease, license (as licensor), assign, abandon, dispose of or transfer (including transfers to any non-wholly owned Buyer Subsidiary or any of the Buyer Parent’s or any Buyer Subsidiary’s respective employees or Affiliates) all or substantially all of the assets of Buyer Parent and the Buyer Subsidiaries, taken as a whole;

(b) agree to or consummate any merger, shares issuance or transfer or other transaction that results in or would reasonably be expected to result in a change of control of the Buyer Parent;

(c) authorize, designate, create or issue any class of capital stock of the Buyer Parent that is senior to or preferred with respect to the rights of the holders of Parent Stock except for the purpose of a bona fide financing;

(d) amend the Buyer or the Buyer Parent’s organizational documents in a manner adverse to the holders of Parent Stock;

(e) take any action for the winding up, liquidation, dissolution or reorganization of the Buyer Parent or the Buyer or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of their respective assets or revenues; or

(f) agree or commit to do any of the foregoing.

Article VI.
ADDITIONAL AGREEMENTS

6.1 Litigation Support. After the Closing, in the event that, and for so long as, the Buyer or the Company or any Company Subsidiary is actively contesting or defending against any charge, audit, complaint, action, suit, proceeding, hearing, investigation, grievance, arbitration, claim, or demand in connection with (a) any transaction contemplated by the Transaction Documents or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or any Company Subsidiary, the Seller Representative will reasonably cooperate with such contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the Buyer or (at the Buyer’s discretion) the Company or any Company Subsidiary (unless the Buyer or the Company or any Company Subsidiary is entitled to indemnification therefor under the provisions of this Agreement).

6.2 Tax Matters.

(a) The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company and the Company Subsidiaries that are required to be filed on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of the Company and the Company Subsidiaries due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and the Company Subsidiaries, as applicable, with respect to such items, except as otherwise required by applicable Law. At least ten (10) Business Days prior to filing any such Tax Return, or if the due date is within ten (10) Business Days of the date of this Agreement, as promptly as practicable after the date hereof, the Company shall submit a copy of such Tax Return to the Buyer for the Buyer’s review, comment and approval, which approval shall not be unreasonably withheld, delayed or conditioned.

(b) The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and the Company Subsidiaries that are required to be filed after the Closing Date (any such Tax Returns that are in respect of a Pre-Closing Tax Period, a “Buyer Filed Tax Return”). The Buyer shall submit a draft of each Buyer Filed Tax Return that shows a cash Tax liability for which the Buyer Indemnified Parties may claim a right to indemnification under this Agreement to the Seller Representative for review, comment and approval no less than ten (10) days prior to the due date for timely filing of such Tax Returns, or if the due date is within ten (10) days of the Closing Date, as promptly as practicable after the Closing Date, which approval by the Seller Representative shall not be unreasonably withheld, delayed or conditioned. Pursuant to Article VIII but without limiting any of the Buyer’s rights under Article VIII, the Buyer and the Seller Representative may execute and deliver to the Escrow Agent joint written instructions instructing the Escrow Agent, in accordance with the Escrow Agreement, to reduce the Escrow Account in an amount equal to such Taxes of the Company or any Company Subsidiary shown on any Buyer Filed Tax Return for such period that relate to any Pre-Closing Tax Period (determined, with respect to any Straddle Period, in accordance with Section 6.2(c)) and disburse the Escrow Shares equivalent to such amount to the Buyer.

(c) For purposes of this Agreement, in the case of any Straddle Period, the portion of any Tax that relates to the Pre-Closing Tax Period shall, (a) in the case of real property, personal property and similar ad valorem Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (i) the numerator of which is the number of days in the Straddle Period ending on the Closing Date and (ii) the denominator of which is the number of days in the entire Straddle Period, and (b) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant Straddle Period ended at the end of the day on the Closing Date.

(d) The Seller Representative shall (and shall use its commercially reasonable efforts to cause the Sellers to) reasonably cooperate, as and to the extent reasonably requested by the Buyer, with the Buyer in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest. Such cooperation shall include the retention and the provision of records and information which may be reasonably relevant to any such Tax Contest in the possession or control of the Sellers or the Seller Representative and using its reasonable efforts to make available appropriate persons to provide additional information and explanation of any material provided hereunder. The Company shall deliver or make available to the Buyer on the Closing Date originals or accurate copies of all books and records with respect to Tax matters pertinent to the Company and the Company Subsidiaries in its possession or control.

(e) If, subsequent to the Closing, the Buyer, the Company or any Company Subsidiary receives notice of a Tax Contest with respect to any Tax Return for a Pre-Closing Tax Period with respect to which the Buyer Indemnified Parties claim a right to indemnification under this Agreement, then the Buyer shall notify the Seller Representative of its receipt of such notice as soon as reasonably practicable and, in any event, within thirty (30) days of receipt of such notice; provided, however, that any failure on the part of the Buyer, the Company or the Company Subsidiary to so notify the Seller Representative shall not limit any of the obligations of the Sellers under Article VIII, except to the extent that the Sellers are actually and materially prejudiced by such failure. The Buyer shall have the right to control the conduct and resolution of any such Tax Contest; provided, that (i) the Buyer shall keep the Seller Representative reasonably informed of the progress of any Tax Contest and provide Seller Representative with copies of all material written correspondence from any Governmental Entity relating to any such Tax Contest, (ii) the Buyer shall conduct the defense of such Tax Contest diligently and in good faith, (iii) the Seller Representative may participate (at its own cost and expense) in, but not control, the defense of such Tax Contest, and (iv) the Buyer shall not resolve such Tax Contest in a manner that would reasonably be expected to have an adverse impact on the Sellers’ indemnification obligations under this Agreement without the Seller Representative’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of any conflict between the provisions of this Section 6.2(e) and Sections 8.5 and 8.6 with respect to any Tax Contest, this Section 6.2(e) shall control.

(f) All transfer, stamp, documentary, sales, use, registration, VAT and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne 50% by the Buyer and 50% by the Sellers. The Persons required under applicable Law to file Tax Returns with respect to such Transfer Taxes shall timely do so with the appropriate Governmental Entity, and the parties shall reasonably cooperate in connection with the preparation and filing of such Tax Returns.

(g) Any income Tax refunds that are received by the Buyer or the Company and the Company Subsidiaries, and any amounts credited against income Tax to which the Buyer or the Company and the Company Subsidiaries become entitled, that relate to income Taxes of the Company or any Company Subsidiary with respect to any Pre-Closing Tax Periods (to the extent such income Taxes were paid by the Company or any Company Subsidiary prior to the Closing or by the Sellers after the Closing) shall be for the account of the Sellers, except to the extent any such refund or the amount of any such credit (i) was taken into account to reduce the Company Tax Liability Amount in the final determination of the Final Purchase Price, or (ii) arises as a result of the carryback of any loss, credit or other Tax attribute from any Tax period (or portion thereof) beginning after the Closing Date. The Buyer shall pay over to the Sellers any such refund or the amount of any such credit (net of any income Taxes and reasonable out-of-pocket expenses of the Buyer, the Company or any of the Company Subsidiaries attributable to such refund or credit) within ten (10) days after receipt or entitlement thereto; provided, however, that in the event any such refund or the amount of any such credit is subsequently disallowed, reduced or otherwise required to be returned to a Governmental Entity, the Sellers shall promptly repay such amount (together with any interest, penalties or other additional amounts imposed by such Governmental Entity) to the Buyer.

(h) After the Closing, the Buyer shall not, and shall not permit the Company or any of the Company Subsidiaries to (i) amend any Tax Returns filed with respect to any tax year ending on or before the Closing Date or with respect to any Straddle Period or (ii) make any Tax election with respect to the Company or any of the Company Subsidiaries that has retroactive effect to any such year or to any Straddle Period, in each such case to the extent such action would reasonably be expected to reduce the payments to which the Sellers would be entitled to receive or increase the amount of Taxes for which the Sellers or their Affiliates would be responsible under this Agreement, without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, delayed or conditioned. For the avoidance of doubt, the Buyer or any of its Affiliates may cause the Company or any of the Company Subsidiaries to make an election under Section 338(g) of the Code without the prior written consent of the Seller Representative; provided that, Buyer and Buyer Parent are responsible and liable for, and neither the Sellers nor any of their Affiliates after the Closing shall have any responsibility or Liability for, any Taxes of the Companies or the Company Subsidiaries arising out of or relating to such election.

(i) The Sellers and the Seller Representative shall, or shall cause, all Tax sharing agreements or similar agreements between the Company or any Company Subsidiary, on the one hand, and any of the Sellers and/or their Affiliates (other than the Company and the Company Subsidiaries), on the other hand, to be terminated prior to the Closing Date, and, after the Closing Date, none of the Company and the Company Subsidiaries shall be bound thereby or have any liability thereunder.

(j) For the avoidance of doubt, the parties hereto intend that the Stock Per Share Closing Consideration shall be part of the consideration paid by the Buyer to the Sellers in exchange for the Shares pursuant to Section 1.2 of this Agreement. Notwithstanding the foregoing, for administrative convenience only, the Buyer may cause the Buyer Parent to issue and transfer to the Sellers directly the shares of Parent Stock that constitute the Stock Per Share Closing Consideration. The parties hereto intend and agree that, for U.S. federal and applicable state and local Tax purposes, (i) the sale and purchase of the Shares pursuant to this Agreement shall be treated as a taxable sale by the Sellers and purchase by the Buyer of such Shares pursuant to Section 1001 of the Code (the “Intended Tax Treatment”); and (ii) all shares of Parent Stock paid, or caused to be paid, by the Buyer to the Sellers shall be treated as having been contributed by the Buyer Parent to the Buyer through the ownership chain as described and qualified under Treasury Regulations Section 1.1032-3 and then transferred by the Buyer to the Sellers. The parties hereto shall file all Tax Returns consistent with the Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

(k) Any indemnity payments made pursuant to Article VIII shall constitute an adjustment of the Final Purchase Price paid by the Buyer pursuant to Article I for applicable Tax purposes, except as otherwise required by applicable Law.

6.3 Directors’ and Officers’ Liability. Prior to the Closing, the Company, in its sole discretion, shall be entitled obtain a prepaid insurance and indemnification policy (i.e., tail coverage) with a term of three (3) or more years covering each Person covered by the current policies of the directors’ and officers’ liability insurance maintained by the Company and each Company Subsidiary that provides coverage for matters occurring prior to the Closing, in a form mutually acceptable to the Company and the Buyer, (the “D&O Tail Policy”) that is no less favorable than the Company’s or such Company Subsidiary’s existing policy (true and complete copies which have been previously provided to the Buyer in the Data Room) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that the Buyer shall not be required to pay any portion of the premium for such D&O Tail Policy in excess of 300% of the last annual premium paid prior to the date of this Agreement.

6.4 Confidentiality.

(a) The parties hereto hereby acknowledge and agree to continue to be bound by the Mutual Confidentiality Agreement dated as of July 31, 2025, by and between the Company and the Buyer Parent (the “Confidentiality Agreement”).

(b) Each Seller hereby acknowledges agrees that as an owner of the Shares, such Seller has had access to and contributed to information and materials of a highly sensitive nature (including Confidential Information) of the Company and the Company Subsidiaries (each of the foregoing, a “Company Entity”). In further consideration for the payment of the Final Purchase Price and in order to protect the value of the Shares purchased by the Buyer (including the goodwill inherent in the Company and each Company Subsidiary as of the Closing), each Seller agrees that from and after the Closing until the second (2nd) anniversary of the Closing, unless such Seller first secures the written consent of an authorized representative of the Company after the Closing (such consent not to be unreasonably withheld, delayed or conditioned), such Seller shall not use for himself, herself, itself or anyone else, and shall not disclose to others, any Confidential Information except to the extent such use or disclosure is required by applicable Law or any Order (in which event such Seller shall, to the extent practicable, inform the Company in advance of any such required disclosure, shall reasonably cooperate with the Company in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements). Each Seller shall use all reasonable care to safeguard Confidential Information and to protect it against unauthorized disclosure, misuse, espionage, loss and theft. Notwithstanding the foregoing, nothing herein shall prevent a Seller from disclosing Confidential Information in order to pursue or defend against a claim, proceeding or other dispute under this Agreement or any other Transaction Document or otherwise enforce its rights or obligations under this Agreement, including pursuant to Section 1.5 or Article VIII hereof, or any other Transaction Document, and each Seller may disclose Confidential Information on a confidential basis to its Representatives who are bound by confidentiality obligations with respect thereto.

(c) The Buyer and the Company hereby agree that from and after the Closing until the second (2nd) anniversary of the Closing, unless such party first secures the written consent of the Seller Representative after the Closing (such consent not to be unreasonably withheld, delayed or conditioned), neither the Buyer nor the Company, nor their respective Affiliates or Representatives, shall use for itself or anyone else, and shall not disclose to others, any Seller Confidential Information except to the extent such use or disclosure is required by applicable Law (including SEC or Nasdaq requirements) or any Order (in which event the Buyer, Company or their respective Affiliate or Representative, as applicable, shall, to the extent practicable, inform the Seller Representative in advance of any such required disclosure, shall reasonably cooperate with the Seller Representative in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements). Each of the Buyer and the Company shall, and shall cause their Affiliates and Representatives to, use all reasonable care to safeguard Seller Confidential Information and to protect it against unauthorized disclosure, misuse, espionage, loss and theft. Notwithstanding the foregoing, nothing herein shall prevent Buyer or the Company from disclosing Seller Confidential Information in order to pursue or defend against a claim, proceeding or other dispute under this Agreement or any other Transaction Document or otherwise enforce its rights or obligations under this Agreement, including pursuant to Section 1.5 or Article VIII hereof, or any other Transaction Document, and Buyer and the Company may disclose Seller Confidential Information on a confidential basis to their Representatives who are bound by confidentiality obligations with respect thereto.

6.5 [reserved].

6.6 Use of Corporate Name or Trade Name. After the Closing, the Sellers acknowledge that no rights in the name “Less Common Metals” or “LCM”, or any trademark, service mark or trade name included within the Company IP, or any derivative or variation thereof or any name similar thereto will be retained by any Seller or their respective Affiliates. The Sellers may use or refer to the foregoing names (i) in connection with the performance of their post-closing employment obligations with the Company, (ii) to identify the fact that they had been, as applicable, owners, directors, officers and/or employees of the Company, (iii) as required by Law or any governmental authority or regulatory agency, or in any filings required thereby, whether public or private in nature or (iv) in public announcements permitted under this Agreement.

6.7 Book-Entry; Legends.

(a) Notwithstanding anything to the contrary in this Agreement, all shares of Parent Stock required to be issued to the Sellers pursuant to this Agreement may be issued in uncertificated book-entry form (unless otherwise determined by the Buyer Parent in its sole discretion).

(b) The Buyer Parent (or its transfer agent) shall be entitled to place, or cause to be placed, appropriate legends on the book entries and/or certificates evidencing any shares of Parent Stock issued pursuant to this Agreement, including one or all of the following legends, including any legend required by the bylaws of the Buyer Parent or applicable state securities laws:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD, AS SET FORTH IN ONE OR MORE AGREEMENTS BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THE SECURITIES.”

6.8 Further Actions. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each party hereto will take such further actions (including the execution and delivery of such further instruments and documents) as any other such party may reasonably request, all at the sole cost and expense of the requesting party. The Sellers acknowledge and agree that from and after the Closing, the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company or any Company Subsidiary.

6.9 Company Shareholder Consent. Each Seller, as a shareholder of the Company, hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the other Transaction Documents to which the Company is or will be a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. Each Seller acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of the Sellers as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company’s organizational documents, any other agreement in respect of the Company to which any Seller is a party and all applicable Laws.

6.10 Consulting Agreement. The parties acknowledge that the Buyer Parent and Grant Smith have entered into a binding term sheet (the “Smith Term Sheet”), providing for consulting services to be provided after the Closing by Grant Smith to Buyer Parent and the Buyer Subsidiaries, including the Company and the Company Subsidiaries. The Buyer and Buyer Parent agree to negotiate in good faith and use its commercially reasonable efforts to enter into a consulting agreement with Grant Smith (the “Consulting Agreement”), to become effective as of the Closing, on terms and conditions consistent with the Smith Term Sheet, which Consulting Agreement would supersede the Smith Term Sheet.

6.11 Buyer Parent Guaranty.

(a) For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer Parent hereby irrevocably, absolutely and unconditionally guarantees, as primary obligor and not merely as surety, subject to all express claims, defenses and rights of the Buyer under this Agreement and the other Transaction Documents, (i) the full and timely performance of all obligations of the Buyer that may arise under this Agreement and any other Transaction Documents and (ii) the full and timely payment of any amounts due and payable by the Buyer under the provisions of this Agreement and any other Transaction Documents after the date of this Agreement, when and as the same shall arise and become due and payable in accordance with the terms of and subject to the conditions contained in this Agreement and the other Transaction Documents (collectively, the “Buyer Obligations”). The Buyer Obligations are valid and in full force and effect and constitute the valid and binding obligation of the Buyer Parent, enforceable in accordance with this Section 6.11, and shall be binding on the Buyer Parent’s successors and assigns.

(b) The Buyer Obligations are a guaranty of payment and performance, and not of collection, and the Buyer Parent acknowledges and agrees that the obligations, covenants, agreements and duties of the Buyer Parent under this Agreement shall not be released, affected or impaired in any way by the voluntary or involuntary liquidation, sale or disposition of any assets of the Buyer, or the merger or consolidation of the Buyer with any other Person. The Buyer Parent knowingly and fully waives any and all defenses of a guarantor, including presentment, right to approve any amendment to this Agreement or any other agreement (other than as expressly set forth herein or therein), insufficient consideration and all others, but subject to the express subject to all express claims, defenses and rights of the Buyer under this Agreement and the other Transaction Documents.

Article VII.

CONDITIONS

7.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by the Buyer in connection with the Closing is subject to the satisfaction of each of the following conditions as of the Closing:

(a) Representations and Warranties. Each of the representations and warranties of the Company and the Sellers contained herein shall be true and correct as of the date of this Agreement and as of the Closing (except to the extent such representations and warranties address matters as of particular dates, in which case such representations and warranties shall be true and correct as of such dates), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, that (i) the representations and warranties of the Company contained in Section 3.3 shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case such representations and warranties shall be true and correct as of such dates) (in each case, without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect), and (ii) the Seller Fundamental Representations and the Company Fundamental Representations other than Section 3.3 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case such representations and warranties shall be true and correct as of such dates) (in each case, without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect).

(b) Performance of Covenants. The Company, the Seller Representative and the Sellers shall have performed and complied in all material respects with all of their covenants and agreements required to be performed by them pursuant to the Transaction Documents prior to the Closing Date.

(c) No Law or Order. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not be prohibited by any applicable Law and there shall not be in effect any Order by any Governmental Entity then in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

(d) [reserved]

(e) Governmental Approvals. (i) All waiting periods (and extensions thereof) under any Antitrust Laws relating to the transactions contemplated by the Transaction Documents shall have expired or terminated early; (ii)  all approvals required under the National Security and Investment Act shall have been obtained and shall be in full force and effect as of the Closing; and (iii) all other filings, notices, licenses, permits, approvals or other consents of, to or with, any Governmental Entity that are listed on Annex III shall have been duly made or obtained and shall be in full force and effect as of the Closing, each in form and substance satisfactory to the Buyer.

(f) Consents. All filings, notices, licenses, permits, approvals and other consents of, to or with, any Person (other than a Governmental Entity) that are listed on Annex III shall have been duly made or obtained and shall be in full force and effect as of the Closing, each in form and substance satisfactory to the Buyer.

(g) Payoff Letters and Release. All payoff letters and releases relating to the Indebtedness listed on Annex IV and releases from third parties of any and all Liens, other than Permitted Liens, relating to the assets and property of the Company and each Company Subsidiary will have been obtained by the Company or a Company Subsidiary and delivered to the Buyer in form and substance satisfactory to the Buyer.

(h) Escrow Agreement. The Seller Representative and the Escrow Agent shall have entered into the Escrow Agreement, and the Escrow Agreement shall be in full force and effect as of the Closing.

(i) No Company Material Adverse Effect. Since the date of this Agreement, there shall have been no change, event, occurrence or circumstance that has had or would reasonably be expected to have a Company Material Adverse Effect which is continuing and uncured.

(j) Purchased Shares. The Company shall have delivered to the Buyer at the Closing certificates or other evidence reasonably acceptable to the Buyer representing the Shares purchased by the Buyer as set forth hereunder, free and clear of all Liens (other than those incurred by Buyer and those imposed by applicable securities laws or the Company’s organizational documents).

(k) Other Closing Documents. The Company shall have delivered to the Buyer at the Closing:

(i) a certificate duly executed by an executive officer or director of the Company, dated as of the Closing, certifying that each of the conditions specified in Sections 7.1(a) and 7.1(b) have been fully satisfied;

(ii) a certificate executed by a secretary of the Company certifying (A) the Company’s and each Company Subsidiary’s certificate of incorporation, organization or formation (or equivalent document), in each case, as filed with and certified by the relevant Governmental Entity of each of their respective jurisdictions of organization and any amendments thereto, (B) certified copies of the Company’s and each Company Subsidiary’s bylaws (or equivalent document), (C) certified copies of the resolutions duly adopted by the Company’s board of directors authorizing the Company’s execution, delivery and performance of the Transaction Documents and the transactions contemplated by the Transaction Documents, and (D) the incumbency of each individual who shall be authorized to sign, in the name and on behalf of the Company, each of the Transaction Documents to which the Company is or is to become a party in connection herewith;

(iii) the respective good standing certificates (or equivalent document) for the Company and each Company Subsidiary in each of their respective jurisdictions of organization and in each jurisdiction where the Company and each Company Subsidiary is qualified to do business as a foreign organization, in each case dated within twenty (20) days prior to the Closing Date;

(iv) an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing and in form and substance reasonably satisfactory to the Buyer;

(v) duly executed letters of resignations, in form and substance satisfactory to the Buyer and effective as of the Closing, of each of the officers (including secretaries) and directors of the Company and the Company Subsidiaries resigning from the positions held by such individual as set forth opposite such individual’s name thereon;

(vi) the Stamp Duty Documents and a certified true copy of the latest available audited or management accounts of the Company; and

(vii) such other documents or instruments as the Buyer may reasonably request and as may be required to effect the transactions contemplated by the Transaction Documents.

(l) Lockup Agreement. Each Seller shall have delivered a lockup agreement substantially in the form attached hereto as Exhibit B (the “Lockup Agreement”), duly executed by such Seller.

(m) Registration Rights Agreement. Each Seller shall have delivered the registration rights agreement substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), duly executed by such Seller.

(n) [reserved]

(o) Consulting Agreement. Either the Smith Term Sheet shall be in full force and effect or the Buyer and Grant Smith shall have entered into the Consulting Agreement.

(p) Filings. The Company shall procure the company secretaries and corporate secretarial provider of the Company to (i) lodge the notice of transfer of the Shares to the Buyer (or such entity as may be nominated by the Buyer) with ACRA and provide an updated copy of the electronic register of members showing the Buyer as the holder of Shares, (ii) cancel the share certificates in the names of each Seller and issue a new share certificate in the name of the Buyer (or such other entity as may be nominated by the Buyer) for the Shares and (iii) lodge the resignation of all of the existing directors of the Company and lodge the relevant forms for the change of registration of the new directors of the Company as notified to the Sellers at least two (2) Business Days prior to Closing with ACRA.

The Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing; provided that such waiver shall not act to restrict or otherwise affect the rights of the Buyer under this Agreement, including under Section 8.2.

7.2 Conditions to Obligation of the Sellers and the Company. The obligation of the Sellers and the Company to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of each of the following conditions as of the Closing:

(a) Representations and Warranties. Each of the representations and warranties of the Buyer and the Buyer Parent contained herein shall be true and correct as of the date of this Agreement and as of the Closing (except to the extent such representations and warranties address matters as of particular dates, in which case such representations and warranties shall be true and correct as of such dates), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications or limitations as to materiality or Buyer Material Adverse Effect) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect; provided, however, that the Buyer Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case such representations and warranties shall be true and correct as of such dates) (in each case, without giving effect to any qualifications or limitations as to materiality or Buyer Material Adverse Effect).

(b) Performance of Covenants. The Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it pursuant to the Transaction Documents on or prior to the Closing Date.

(c) No Law or Order. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not be prohibited by any applicable Law and there shall not be in effect any Order by any Governmental Entity then in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

(d) Governmental Approvals. All (i) waiting periods (and extensions thereof) under any Antitrust Laws relating to the transactions contemplated by the Transaction Documents shall have expired or terminated early, and (ii) all other filings, notices, licenses, permits, approvals or other consents of, to or with, any Governmental Entity that are listed on Annex III shall have been duly made or obtained and shall be in full force and effect as of the Closing.

(e) Officer’s Certificate. The Buyer and the Buyer Parent shall have delivered to the Company a certificate to the effect that each of the conditions specified in Sections 7.2(a) and 7.2(b) have been satisfied.

(f) Escrow Agreement. The Buyer, the Buyer Parent and the Escrow Agent shall have entered into the Escrow Agreement, and the Escrow Agreement shall be in full force and effect as of the Closing.

(g) Lockup Agreements. The Buyer and the Buyer Parent shall have delivered to the Seller Representative a Lockup Agreement for each Seller, duly executed by Buyer.

(h) Registration Rights Agreement. The Buyer and the Buyer Parent shall have delivered to the Seller Representative the Registration Rights Agreement, duly executed by Buyer.

(i) Consulting Agreement. Either the Smith Term Sheet shall be in full force and effect or the Buyer and Grant Smith shall have entered into the Consulting Agreement.

(j) No Buyer Material Adverse Effect. Since the date of this Agreement, there shall have been no change, event, occurrence or circumstance that has had or would reasonably be expected to have a Buyer Material Adverse Effect which is continuing and uncured.

(k) Payment of Estimated Purchase Price. The Buyer shall have delivered to the Sellers: (i) the cash portion of the Estimated Purchase Price by wire transfer of immediately available funds to the account(s) designated by the Sellers; and (ii) evidence reasonably satisfactory to the Sellers that the equity portion of the Estimated Purchase Price has been validly issued to the Sellers, in each case in accordance with the terms of this Agreement.

The Seller Representative may waive any condition specified in this Section 7.2 if it executes a writing so stating at or prior to the Closing; provided that such waiver shall not act to restrict or otherwise affect the rights of the Sellers under this Agreement, including under Section 8.3.

7.3 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VIII.
INDEMNIFICATION

8.1 Survival Periods. Subject to the limitations contained in this Article VIII, all representations, warranties covenants and agreements contained in this Agreement and in any Transaction Document shall survive the execution and delivery of this Agreement or such Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Notwithstanding anything herein to the contrary, the Sellers will not be liable with respect to any claim for indemnification pursuant to Section 8.2, and the Buyer will not be liable with respect to any claim for indemnification pursuant to Section 8.3, unless written notice of such claim is delivered to the Seller Representative or the Buyer, as the case may be, prior to the applicable Survival Date (if any). For purposes of this Agreement, the term “Survival Date” shall mean such date which is twelve (12) months after the Closing; provided that:

(a) with respect to the representations and warranties set forth in Sections 2.1 (Organization; Corporate Power), 2.2 (Authorization), 2.3 (Title to Shares) and 2.6 (Brokerage) (such representations, collectively, the “Seller Fundamental Representations”), the Survival Date shall be the sixtieth (60th) day after the expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled);

(b) with respect to the representations and warranties set forth in Sections 3.1 (Organization; Corporate Power), 3.2 (Authorization), 3.3 (Capitalization and Related Matters), 3.4 (Subsidiaries; Investments), 3.15 (Tax Matters) and 3.22 (Brokerage) (such representations, collectively, the “Company Fundamental Representations”), the Survival Date shall be such date that is twenty-four (24) months after the Closing;

(c) with respect to the representations and warranties set forth in Sections 4.1 (Organization; Power) and 4.3 (Authorization) and (such representations, collectively, the “Buyer Fundamental Representations”), the Survival Date shall be the sixtieth (60th) day after the expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled); and

(d) covenants and agreements shall survive the Closing until fully performed or observed in accordance with their terms and the Survival Date shall be the date of such performance or observance.

The Parties agree that so long as written notice is given on or prior to the Survival Date with respect to such claim, the representations and warranties with respect to such breach shall continue to survive until such matter is finally resolved.

8.2 Indemnification of the Buyer Indemnified Parties by Sellers.

(a) Obligations of the Sellers Collectively. The Sellers hereby agree, severally and not jointly in accordance with their respective Pro Rata Share, to indemnify the Buyer and its Affiliates (including the Company and each Company Subsidiary after Closing) and each of their respective officers, directors, successors and assigns (collectively, the “Buyer Indemnified Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse any such Buyer Indemnified Party, pursuant to the payment terms set forth in Section 8.7, in respect of any Loss which such Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with:

(i) the breach or inaccuracy of any representation or warranty of the Company contained in this Agreement or any Transaction Document (in each case, without giving effect to any limitation or qualification as to “materiality,” “material,” “Company Material Adverse Effect” or similar qualifiers or monetary qualifiers to similar effect set forth in such representation or warranty solely for purposes of determining the amount of the Losses resulting from, arising out of or relating to such breach (but not for purposes of determining whether a breach has occurred));

(ii) the breach, non-compliance or non-performance of any covenant, agreement or obligation of the Company contained in this Agreement or any Transaction Document to be complied with or performed prior to the Closing;

(iii) (A) any Taxes of the Company or any Company Subsidiary with respect to any Pre-Closing Tax Period, (B) any Taxes of any Person (other than the Company and the Company Subsidiaries) imposed on or payable by the Company or any Company Subsidiary by reason of the membership of the Company or any Company Subsidiary in an affiliated, consolidated, combined, unitary or similar group prior to the Closing, (C) any Taxes imposed on the Company or any Company Subsidiary as a transferee or successor or as a result of a transaction effected prior to the Closing, or under a Tax sharing agreement or similar Contract entered into prior to the Closing, (D) any Taxes of the Company or any Company Subsidiary as a result of any deferred revenue or prepaid amount received on or prior to the Closing Date, (E) any withholding Taxes imposed with respect to payments pursuant to this Agreement that were not withheld from payments to or for the benefit of the Sellers under this Agreement, and (F) 50% of any Transfer Taxes; except, in each case, to the extent such Taxes were accounted for in the final determination of the Final Purchase Price;

(iv) any Net Indebtedness Amount or Company Transaction Expenses to the extent not accounted for in the final determination of the Final Purchase Price; or

(v) any claim or right asserted or held by any Person who is or at any time was an officer or member of the board of directors or managers (or similar body) of the Company or any Company Subsidiary (against the Company, the Buyer, or any Affiliate of the Buyer) involving a right or entitlement to indemnification or reimbursement of expenses (under the Company’s organizational documents or under any indemnification agreement or similar Contract) with respect to any act or omission on the part of such Person relating to this Agreement or transactions that arose, occurred or existed at or prior to the Closing Date in their capacity as an officer or member of the board of directors or managers (or similar body) of the Company or any Company Subsidiary;

(b) Obligations of the Sellers Individually. Each Seller hereby agrees to indemnify the Buyer Indemnified Parties and hold each of them harmless from and against and pay on behalf of or reimburse any such Buyer Indemnified Party, pursuant to the payment terms set forth in Section 8.7, in respect of any Loss which such Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with:

(i) the breach or inaccuracy of any representation or warranty of such Seller contained in Article II of this Agreement or any other Transaction Document, in each case, without giving effect to any limitation or qualification as to “materiality,” “material,” “Company Material Adverse Effect” or similar qualifiers or monetary qualifiers to similar effect set forth in such representation or warranty for purposes of determining whether there is a breach and the Losses resulting from, arising out of or relating to such breach; or

(ii) the breach, non-compliance or non-performance of any covenant, agreement or obligation of such Seller contained in this Agreement or any other Transaction Document.

(c) Limitations.

(i) No amount shall be payable to the Buyer Indemnified Parties in satisfaction of claims for indemnification pursuant to Section 8.2(a)(i) or Section 8.2(b)(i) unless and until the aggregate amount of all Losses of the Buyer Indemnified Parties arising therefrom exceeds $2,000,000 (the “Deductible”), at which time, subject to the provisions of this Article VIII, the Sellers shall indemnify the Buyer Indemnified Parties for the amount of all such Losses exceeding the Deductible up to the Escrow Amount (the “Cap”); provided that (A) the Cap shall also apply to any Losses by the Buyer Indemnified Parties under Sections 8.2(a)(ii) and 8.2(a)(iii), (B) the Deductible shall not apply with respect to any Losses resulting from, arising out of or relating to breaches of Seller Fundamental Representations or the Company Fundamental Representations, and none of such Losses shall count towards the satisfaction of the Deductible, and (C) the Cap shall not apply with respect to any Losses resulting from, arising out of or relating to breaches of Seller Fundamental Representations, and none of such Losses resulting from, arising out of or relating to breaches of Seller Fundamental Representations shall count towards the satisfaction of the Cap;

(ii) In no event will the aggregate liability of a particular Seller for a specific Loss arising under Section 8.2(a) exceed such Seller’s Pro Rata Share of such Loss; and

(iii) In no event shall the aggregate amount of all payments made by any Seller in satisfaction of claims for indemnification pursuant to this Agreement exceed the portion of the Final Purchase Price actually received by such Seller.

8.3 Indemnification of Sellers by the Buyer and Buyer Parent.

(a) Obligation. The Buyer and the Buyer Parent, jointly and severally, agree to indemnify the Sellers and their respective Affiliates and each of their respective officers, directors, successors and assigns (collectively, the “Seller Indemnified Parties”) and hold each of them harmless against any Losses which any of them may suffer, sustain or become subject to, as the result of, arising out of, relating to or in connection with:

(i) the breach or inaccuracy by the Buyer and Buyer Parent of any representation or warranty made by the Buyer and Buyer Parent in this Agreement or any other Transaction Document (in each case, without giving effect to any limitation or qualification as to “materiality,” “material,” “Buyer Material Adverse Effect” or similar qualifiers or monetary qualifiers to similar effect set forth in such representation or warranty solely for purposes of determining the amount of the Losses resulting from, arising out of or relating to such breach (but not for purposes of determining whether a breach has occurred));

(ii) the breach, non-compliance or non-performance of any covenant, agreement or obligation of the Buyer and Buyer Parent (or, solely with respect to any covenant, agreement or obligation to be complied with or performed by it from or after to the Closing, the Company) contained in this Agreement or any other Transaction Document.

(b) Limitations.

(i) No amount shall be payable to the Seller Indemnified Parties in satisfaction of claims for indemnification pursuant to Section 8.3(a)(i) unless and until the aggregate amount of all Losses of the Seller Indemnified Parties arising therefrom exceeds the Deductible, at which time the Buyer and Buyer Parent shall indemnify the Seller Indemnified Parties for the full amount of all such Losses exceeding the Deductible up to an amount not to exceed the Cap; provided that the Deductible and the Cap shall not apply with respect to any Losses resulting from, arising out of or relating to breaches of Buyer Fundamental Representations, and none of such Losses shall count towards the satisfaction of the Deductible or the Cap.

(ii) In no event shall the aggregate amount of all payments made by the Buyer and Buyer Parent in satisfaction of claims for indemnification pursuant to this Agreement exceed the Final Purchase Price.

8.4 Special Rule for Fraud. Notwithstanding anything in this Article VIII to the contrary, in the event of any breach of a representation, warranty, covenant, agreement or obligation by any party hereto that results from Fraud by or on behalf of (x) any Seller (including any Fraud committed by any Affiliate, officer, director, employee or agent of any Seller, the Company or any Company Subsidiary) or (y) the Buyer (including any Fraud committed by any Affiliate, officer, director, employee or agent of the Buyer), then (a) such representation, warranty, covenant, agreement or obligation will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and will continue in full force and effect for the period of the applicable statute of limitations without regard to any Survival Date, (b) the limitations set forth in this Article VIII shall not apply to any Loss that the Buyer Indemnified Parties or the Seller Indemnified Parties, respectively, may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such breach, and (c) none of such Losses shall be subject to or shall count towards the satisfaction of the Deductible or the Cap.

8.5 Notice and Defense of Third-Party Claims.

(a) Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 11.22(g) hereof, the Seller Representative shall have the sole right to act on behalf of the Seller Indemnified Parties with respect to any indemnification claims made pursuant to this Article VIII, including bringing and settling any claims hereunder and receiving any notices on behalf of the Seller Indemnified Parties, and Buyer shall have the sole right to act on behalf of the Buyer Indemnified Parties with respect to any indemnification claims made pursuant to this Article VIII, including bringing and settling any claims hereunder and receiving any notices on behalf of the Buyer Indemnified Parties.

(b) If the Buyer on behalf of the Buyer Indemnified Parties or the Seller Representative on behalf of the Seller Indemnified Parties (each of the Buyer and the Seller Representative in such capacity, a “Representative Party”) seeks indemnification under this Article VIII with respect to any action, lawsuit, proceeding, investigation or other claim brought against it by a third party (a “Third-Party Claim”), such Representative Party (the “Indemnified Party”) shall promptly give written notice to the other Representative Party (the “Indemnifying Party”) after receiving written notice of such Third-Party Claim, describing the Third-Party Claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that any failure to so notify or any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent that it is prejudiced thereby. With respect to any Third-Party Claim which, if adversely determined, would entitle the Indemnified Party to indemnification pursuant to this Article VIII, the Indemnifying Party shall be entitled, at its sole cost and expense, (i) to participate in the defense of such Third-Party Claim giving rise to the Indemnified Party’s claim for indemnification or (ii) at its option (subject to the limitations set forth below), to assume control of such defense and appoint lead counsel reasonably acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first: (A) notify the Indemnified Party in writing within ten (10) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses (without any limitations other than the limitations set forth in this Article VIII) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim in accordance with the terms of this Agreement (including the limitations set forth in this Article VIII) and (B) furnish the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party that the Indemnifying Party has sufficient resources to defend such Third-Party Claim and to satisfy its obligations to the Indemnified Party under this Article VIII in respect of such Third-Party Claim (which, with respect to the Sellers, will include the Escrow Shares in the Escrow Account). Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of such defense if the Third-Party Claim which the Indemnifying Party seeks to assume control (I) seeks non-monetary relief which, if adversely determined, would reasonably be expected to be material to the Indemnified Party, (II) involves criminal or quasi-criminal allegations, (III) involves a claim which, if adversely determined, would be reasonably expected to establish a precedent, custom or practice materially adverse to the continuing business interests of the Indemnified Party, (IV) seeks Losses significantly in excess of the Cap or (V) involves a claim that the Indemnifying Party failed or is failing to competently prosecute or defend (each of the foregoing, an “Exception Claim”).

(c) In the event that the Indemnifying Party fails to elect to assume control of the defense of any Third-Party Claim in the manner set forth in Section 8.5(a) or such Third-Party Claim is or at any time becomes, an Exception Claim, the Indemnified Party may defend against the Third-Party Claim in any manner it may deem appropriate.

(d) Whichever Representative Party is not controlling such defense may participate therein (but, for the avoidance of doubt, shall not have any right to settle such Third-Party Claim without the prior written consent of the Representative Party controlling the defense, such consent not to be unreasonably withheld, delayed or conditioned) at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on the written advice of independent counsel, that the Indemnifying Parties and the Indemnified Party have conflicting interests with respect to such Third-Party Claim, where representation of both the Indemnifying Parties and the Indemnified Party by the same counsel would be prohibited by rules or regulations governing the professional conduct of such counsel, the reasonable out-of-pocket fees and expenses of independent counsel (and reasonably required local counsel, if any) to the Indemnified Party solely in connection therewith shall be considered Losses for purposes of this Agreement; provided, further, however, that in no event shall the Indemnifying Parties be responsible for the fees and expenses of more than one additional counsel for all Indemnified Parties with respect to any Third-Party Claim or set of related Third-Party Claims. The Representative Party controlling such defense shall keep the other Representative Party reasonably advised of the status of such Third-Party Claim and the defense thereof and shall consider recommendations made by the other Representative Party with respect thereto. The Representative Party controlling the defense of any Third-Party Claim shall not agree to any settlement of such Third-Party Claim without the prior written consent of the Representative Party not controlling the defense, such consent not to be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, if the Indemnifying Party is controlling the defense of a Third-Party Claim, and it receives a firm offer to settle or compromise such Third-Party Claim that is solely for money damages (and if, the Indemnified Party is a Buyer Indemnified Party, for an amount equal to or less than the remaining Escrow Shares in the Escrow Account at such time, net of amounts reserved in the Escrow Account for any other pending claims), provides a complete release of the Indemnified Party in connection with such Third-Party Claim and, other than confidentiality requirements, contains no other material ongoing obligations, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party (a “Settlement Notice”). If the Indemnified Party fails to consent to such firm offer within ten (10) Business Days after its receipt of the Settlement Notice, the Indemnified Party shall be deemed to have rejected such offer and shall be obligated to assume the defense of such Third-Party Claim (and all costs and expenses related to the defense thereof after the date of its receipt of the Settlement Notice), and the Indemnifying Party’s indemnification obligations under this Agreement with respect to such Third-Party Claim shall be limited to and will not exceed (but may be less than) the amount that the Indemnifying Party would have been obligated to pay if the Indemnified Party had not rejected such proposed settlement or compromise.

(e) Irrespective of which Representative Party controls the defense of any Third-Party Claim, the other Representative Party will, and will cause any non-party Affiliate to, reasonably cooperate with the controlling Representative Party in such defense and use its commercially reasonable efforts to make available to the controlling Representative Party all witnesses, pertinent records, materials and information in such non-controlling Representative Party’s possession or under its control relating thereto as is reasonably required by the controlling Representative Party. The parties agree that all communications between any party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

8.6 Notice of Non-Third-Party Claims. If an Indemnified Party seeks indemnification under this Article VIII with respect to any matter which does not involve a Third-Party Claim, the Indemnified Party shall give written notice to the Indemnifying Party promptly after discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the nature of the claim in reasonable detail, the amount thereof (if known and quantifiable), and the basis thereof; provided that any failure to so notify or any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay. If the Indemnifying Party does not notify the Indemnified Party in writing within thirty (30) days from its receipt of the indemnity notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed to indemnify the Indemnified Party from and against the entirety of any Losses described in the indemnity notice. If the Indemnifying Party has delivered an indemnity dispute notice to the Indemnified Party, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute within thirty (30) days after delivery of the indemnity dispute notice, such dispute shall be resolved in accordance with Section 11.10 (or Section 11.8 to the extent applicable).

8.7 Manner of Payment.

(a) Any indemnification payment by the Sellers pursuant to this Article VIII shall be satisfied through a distribution of shares that remain available in the Escrow Account. The Seller Representative and the Buyer shall, within three (3) Business Days after the final determination that such payment is owed, deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release the appropriate portion of the Escrow Amount to the Buyer or the Buyer Parent; provided, however, that if a payment is required to be made pursuant to Section 8.2(b) (each, a “Special Claim”), after such payment obligation of any Seller under this Article VIII for a Special Claim is satisfied from the Escrow Account, then the Seller responsible for such Special Claim shall be obligated to immediately contribute to the Escrow Account the amount of all such Losses so satisfied that are attributable to such Seller (either in cash or in shares of Parent Stock (based on the Buyer Specified Stock Price), at the election of such Seller, provided that if cash is contributed to the Escrow Account by such Seller, then any indemnification obligations of such Seller (including its Pro Rata Share of claims under Section 8.2(a)) will be paid first using such contributed cash, and any remaining cash in the Escrow Account after satisfaction of all pending claims will be allocated to such Seller first as the remaining funds in the Escrow Account are distributed to the Sellers).

(b) For purposes of any amount to be released from the Escrow Account in satisfaction of such indemnification payments, the dollar value of each Escrow Share shall be deemed the Buyer Specified Stock Price with the number of shares of Escrow Shares to be released to an Indemnified Party in satisfaction of such indemnification payments rounded up to the nearest whole share.

(c) Any indemnification payment by the Buyer or the Buyer Parent pursuant to this Article VIII shall, unless otherwise agreed by the Buyer and the Seller Representative with respect to each such payment, be satisfied by payment of cash within three (3) Business Days after the final determination that such payment is owed, by wire transfer of immediately available funds to such account or account(s) as designed in writing by the Seller Representative to the Buyer.

8.8 Determination of Loss Amount.

(a) In the event any Losses by any Indemnified Party are covered by insurance or any indemnity, contribution or other similar right against a third party, each Indemnified Party shall use its commercially reasonable efforts to seek recovery under such insurance or indemnity, contribution or similar right; provided, that the Buyer Indemnified Parties will not be required to seek recovery under an indemnity, contribution or similar right (but excluding any insurance) to the extent that the Buyer Parent, after reasonable consultation with the Seller Representative, reasonably determines in good faith that seeking such indemnity, contribution or similar right against a customer, supplier or other material business relationship of the Company or the Company Subsidiaries would reasonably be expected to have a material detrimental effect on the business of the Buyer Parent and the Buyer Subsidiaries, taken as a whole, or the Company and the Company Subsidiaries, taken as a whole. The amount of Losses otherwise recoverable under this Article VIII shall be limited to the amount of any liability or damage that remains after deducting therefrom (i) any insurance proceeds and any indemnity, contribution or other similar cash payment actually received by the Indemnified Parties from any third party with respect thereto (net of the costs of recovery thereof) or (ii) any net Tax benefit actually realized by the Indemnified Parties in connection with such Loss during the Tax year in which such Loss occurs or during the immediately succeeding Tax year (in excess of amounts offset by net operating loss carry-forwards or other Tax attributes during such periods, determined on a “with and without” basis by treating such Tax benefit as the last item claimed for the Tax year). Without limiting the first sentence of this Section 8.8(a), the Buyer shall not be required to seek any such payments before seeking recourse against the Sellers.

(b) To the extent that any Seller has an indemnification obligation pursuant to this Article VIII which has been finally determined in accordance with the terms and conditions of this Agreement to be due and payable, and such amount is not paid or otherwise satisfied within ten (10) Business Days after such final determination (subject to the Buyer timely providing any notices or instructions required under the Escrow Agreement), the Buyer may set off the amount of such indemnification against any amounts then due and unpaid to any of the Sellers by any of the Buyer Indemnified Parties within the time period allowed for payment to such Seller. To the extent that any Buyer Indemnified Party has an indemnification obligation pursuant to this Article VIII which has been finally determined in accordance with the terms and conditions of this Agreement to be due and payable, and such amount is not paid or otherwise satisfied within ten (10) Business Days after such final determination, the Seller Representative may set off the amount of such indemnification against any amounts then due and unpaid to any of the Buyer Indemnified Parties by any of the Sellers within the time period allowed for payment to such Buyer Indemnified Party.

(c) In the event that the Closing occurs, each Seller agrees that such Seller will not seek, nor will any Seller be entitled to, reimbursement or contribution from, subrogation to, or indemnification by the Company or any Company Subsidiary, under their organizational documents, this Agreement, applicable corporate Laws or other legal requirements or otherwise, in respect of any amounts due from the Sellers to any Buyer Indemnified Party under this Article VIII or otherwise in connection with this Agreement. Each Seller further agrees not to make any claims against any directors and officers insurance policy maintained or to be maintained by or for the benefit of the Company or any Company Subsidiary in respect of amounts due by the Sellers to any Buyer Indemnified Party under this Article VIII or otherwise in connection with this Agreement.

(d) The right to indemnification and the payment of Losses of any Buyer Indemnified Party pursuant to this Article VIII, or the availability of any other remedies contemplated hereby or otherwise available to the Buyer Indemnified Parties at law or in equity, based upon any representation, warranty, covenant, agreement or obligation of the Sellers or the Company contained in or made pursuant to this Agreement will not be affected by any investigation made by or on behalf of any Buyer Indemnified Party or its Affiliates, or the knowledge of any such Buyer Indemnified Party’s (or its Affiliates’) officers, directors, stockholders, managers, members, partners, employees or agents, with respect to the accuracy or inaccuracy of, or compliance or non-compliance with, any such representation, warranty, covenant, agreement or obligation at any time prior to or following the Party’s entrance into this Agreement. Notwithstanding the foregoing, the Indemnifying Parties shall not be liable to indemnify, defend, hold harmless or pay the Losses of any Buyer Indemnified Party pursuant to this Article VIII or otherwise be liable to the Buyer Indemnified Parties at law or in equity, based upon the alleged or actual breach of any representation or warranty of the Sellers or the Company contained in or made pursuant to this Agreement to the extent that information disclosed or otherwise contained in the Data Room as of 12:00 p.m. Eastern Time on the date of this Agreement qualifies such representation or warranty (it being understood that information in the Data Room shall be deemed a disclosure made in respect of each such representation and warranty to the extent that the relevance of the information in the Data Room to such representation or warranty is reasonably apparent based on the information provided (including information that is reasonably apparent pursuant to the express terms or conditions of any Contract or any other document included in the Data Room)).

(e) Notwithstanding anything to the contrary contained in this Agreement, Losses shall not include, and no party shall be liable for (directly or indirectly through the Escrow Account or otherwise), any punitive damages, except, in each case, to the extent claimed by and actually awarded to third party in a Third-Party Claim for which an Indemnified Party is entitled to indemnification in accordance with the terms of this Article VIII.

(f) If any Indemnified Party collects an amount in discharge of a claim in respect of a Loss pursuant to this Article VIII and such Indemnified Party (or an Affiliate thereof) subsequently recovers from a third party a sum which is referable to that claim in respect of such breach (such that the Indemnified Party has received an amount in connection therewith in excess of its related Losses) (such excess recovery, the “Excess Recovery”), such Indemnified Party shall (or, as appropriate, shall procure that such Affiliate shall) forthwith repay to the Indemnifying Party an amount equal to the Excess Recovery less any costs or expenses incurred by the Indemnified Party in procuring the Excess Recovery (but no more than the amount paid by or on behalf of the Indemnifying Parties to the Indemnified Parties pursuant to this Article VIII).

(g) Any Losses for which any Indemnified Party is entitled to indemnification under this Article VIII shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement. The amount of Losses for a Buyer Indemnified Party shall be reduced to the extent that there is a specific accrual or reserve for the matter giving rise to such Losses in the final determination of the purchase price payable by Buyer hereunder such that it reduces the Adjustment Amount.

(h) Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

8.9 Exclusive Remedy. The parties hereto hereby agree that, from and after the Closing, the indemnification provisions set forth in this Article VIII are the exclusive provisions in this Agreement with respect to the liability of the Sellers or the Buyer for the breach, inaccuracy or nonfulfillment of any representation or warranty or any pre-Closing covenants, agreements or other pre-Closing obligations contained in this Agreement and the sole remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties for any claims for breach of representation or warranty or pre-Closing covenants, agreements or other pre-Closing obligations arising out of this Agreement or any law or legal theory applicable thereto; provided that nothing herein shall preclude any party from (a) seeking any remedy based upon Fraud by any other party hereto (including, without limitation, any Fraud committed by any officer, director, employee or agent of the Buyer, any Seller, the Company or any Company Subsidiary in connection with the consummation of the transactions contemplated by this Agreement) or (b) enforcing its right to specific performance of post-Closing covenants, agreements or other post-Closing obligations pursuant to Section 11.14.

Article IX.
TERMINATION

9.1 Termination. Without prejudice to other remedies which may be available to the Parties pursuant to this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) Mutual Consent. By mutual written consent of the Buyer and the Company;

(b) Breach of Representations, Warranties, Covenants or Agreements.

(i) By the Buyer upon delivery of written notice to the Company, if there has been a breach of any representation, warranty, covenant or agreement made by the Company or the Sellers in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 7.1(a) or 7.1(b) (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) (x) cannot be cured by the End Date or (y) if capable of being cured, shall not have been cured by the earlier of (1) thirty (30) calendar days following receipt of written notice from the Buyer of such breach or (2) the date that is three (3) calendar days prior to the End Date;

(ii) By the Company upon delivery of written notice to the Buyer, if there has been a breach of any representation, warranty, covenant or agreement made by the Buyer in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) (x) cannot be cured prior to the End Date or (y) if capable of being cured, shall not have been cured by the earlier of (1) thirty (30) calendar days following receipt of written notice from the Company of such breach or (2) the date that is three (3) calendar days prior to the End Date;

(c) End Date. By either the Buyer or the Company upon delivery of written notice to the other if the Closing has not occurred on or before 5:00 p.m. Eastern Time, on the three (3) month anniversary of the date of this Agreement ( the “End Date”); provided, that if the approval of the ISU under the National Security and Investment Act with respect to the transactions contemplated by this Agreement and the other Transaction Documents has not been received by the Buyer prior to such date despite the parties complying in all material respects with their obligations under this Agreement with respect to obtaining such approval, the End Date shall automatically be extended to the date that is the earlier of (i) ten (10) Business Days after receipt of such approval by the Buyer and (ii) six (6) months after the date of this Agreement; provided, further that neither the Buyer nor the Company be entitled to terminate this Agreement pursuant to this Section 9.1(c) if such Person’s (or, in the case of the Company, any Seller’s and/or the Seller Representative’s) material breach of, or material failure to fulfill any obligation under, this Agreement has been the primary cause of the failure of the Closing to occur on or prior to such time on the End Date;

(d) Orders; Laws. By either the Buyer or the Company upon delivery of written notice to the other if any Governmental Entity shall have issued or entered any judgment, Order or decree, enacted any Law or taken any other action which, in any such case, permanently restrains, enjoins or otherwise prohibits the consummation of all or any of the transactions contemplated by this Agreement; provided, that neither the Buyer nor the Company will be entitled to terminate this Agreement pursuant to this Section 9.1(d) if (x) the issuance or entry of such judgment, Order or decree is the primary result of such Person’s (or, in the case of the Company, any Seller’s and/or the Seller Representative’s) willful breach of, or willful failure to fulfill any obligation under, this Agreement in any material respect or (y) such Person (or, in the case of the Company, any Seller and/or the Seller Representative) shall have materially breached its obligations under (and subject to the limitations in) Article V of this Agreement to resist, resolve or lift such judgment, Order or decree or Law;

(e) Company Material Adverse Effect. By the Buyer upon delivery of written notice to the Company if there shall have occurred a Company Material Adverse Effect and either (i) if such Company Material Adverse Effect is (and continues at all times to be) capable of cure or remediation to an extent that would permit the satisfaction of the condition set forth in Section 7.1(i) (the “Company MAE Condition”) prior to the End Date, any of the Company, the Sellers and/or the Seller Representative, as applicable, shall fail to use its or their reasonable best efforts to so cure or remediate such changes, events and/or developments or (ii) such changes, events or developments are not (or at any time cease to be) capable of cure or remediation to an extent that would permit the satisfaction of the Company MAE Condition prior to the End Date;

(f) Buyer Material Adverse Effect. By the Company upon delivery of written notice to the Buyer if there shall have occurred a Buyer Material Adverse Effect and either (i) if such Buyer Material Adverse Effect is (and continues at all times to be) capable of cure or remediation to an extent that would permit the satisfaction of the condition set forth in Section 7.2(j) (the “Buyer MAE Condition”) prior to the End Date, Buyer shall fail to use its reasonable best efforts to so cure or remediate such changes, events and/or developments or (ii) such changes, events or developments are not (or at any time cease to be) capable of cure or remediation to an extent that would permit the satisfaction of the Buyer MAE Condition prior to the End Date; or

(g) Failure to Close. From and after forty-five (45) days after the date of this Agreement, by the Company if (i) all of the conditions set forth in Section 7.1 (other than conditions that are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing) have been satisfied or waived, (ii) the Company has confirmed that (A) all of the conditions set forth in Section 7.2 have been satisfied or irrevocably waived (other than conditions that are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing), and (B) the Company stands ready, willing and able take such actions required of it by this Agreement to cause the Closing to occur, and (iii) Buyer fails to consummate the Closing within two (2) Business Days after the date that the Closing should have occurred pursuant to Section 1.4(a).

9.2 Effect of Termination. Subject to the provisions of this Section 9.2, the rights of termination set forth above are in addition to any other rights a terminating party may have under this Agreement, and the exercise of a right of termination will not be an election of remedies. Notwithstanding the foregoing sentence, but subject to Section 9.3 below, in the event of any termination of this Agreement by either the Buyer or the Seller Representative as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party or any of its or their Affiliates to any other Person by virtue of, arising out of or otherwise in connection with this Agreement except that (i) nothing in this Agreement will relieve any party from any willful breach of this Agreement prior to such termination or for actual fraud and (ii) Section 6.4 (Confidentiality) and Article XI (Miscellaneous) and any pre-termination breaches of such provisions shall survive any termination of this Agreement and each party shall be entitled to all remedies available at law or in equity in connection with any past or future breach of any such provision.

9.3 Termination Fee. Notwithstanding Section 9.2 above, in the event that there is a termination of this Agreement by the Company pursuant to Section 9.1(b)(ii) or 9.1(g), then the Buyer shall pay to the Company a termination fee equal to $4,000,000 (the “Termination Fee”). The Termination Fee shall be paid within five (5) Business Days after such termination by wire transfer of immediately available funds to an account designated in writing by the Company. Notwithstanding anything to the contrary in this Agreement, the parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Termination Fee is payable, the payment of the Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which the Company would otherwise be entitled to assert against the Buyer of its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby and shall constitute the sole and exclusive remedy available to the Company and the Sellers, provided that the foregoing shall not limit the rights of the Company and/or the Seller Representative to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

Article X.
DEFINITIONS

10.1 Interpretation. Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.” The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns. Any reference herein to “dollars” or “$” shall mean United States dollars, and any reference herein to “£” shall mean pounds sterling of the United Kingdom. The words “as of the date of this Agreement” and words of similar import shall be deemed in each case to refer to the date this Agreement was first signed. The term “or” shall be deemed to mean “and/or.” Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified and any reference herein to a Governmental Entity shall be deemed to include reference to any successor thereto.

10.2 Certain Definitions.

“ACRA” means the Accounting and Corporate Regulatory Authority of Singapore.

“Action” means any action, arbitration, charge, claim, complaint, demand, dispute, governmental audit, grievance, hearing, inquiry, investigation, litigations, proceeding, qui tam action, suit (whether civil, criminal, administrative, judicial, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator, whether at law or in equity.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, (including, but not limited to, all directors and officers of such Person) controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Benefit Plan” means any plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any of the Company Subsidiaries, which is maintained, sponsored or contributed to by the Company or any of the Company Subsidiaries, or under which the Company or any of the Company Subsidiaries has or may have any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, commission, profit-sharing, employment, consulting, deferred compensation, loan, retention, severance, redundancy, change in control, transaction, jubilee, retirement, holiday, fringe benefit, medical, disability, health, employee benefit trust, share purchase, sick leave, share option, share appreciation, phantom share, restricted share or other share-based compensation plans, policies, programs, practices or arrangements.

“Business” means the business of the Company and the Company Subsidiaries, as conducted as of the date of this Agreement and in a manner consistent with historical practice, including the ownership, processing, manufacturing and/or operation, as applicable, of rare earth oxides, rare earth metals, transition metals and rare earth-based alloys and other related assets and any other activities that are incidental, ancillary or necessary to such ownership, processing, manufacturing and operation.

“Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by Law to close in the State of New York or in Singapore.

“Buyer Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on (i) the condition (financial or otherwise), business, or results of operations of the Buyer Parent and the Buyer Subsidiaries, taken as a whole or (ii) the ability of the Buyer Parent to consummate the transactions contemplated by this Agreement; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Buyer Material Adverse Effect or shall be taken into account when determining whether a Buyer Material Adverse Effect exists or has occurred with respect to the foregoing clause (i): (a) any changes after the date hereof in United States, regional, global or international economic conditions, including any changes after the date hereof affecting financial, credit, foreign exchange or capital market conditions; (b) any changes after the date hereof in conditions in any industry or industries in which the Buyer Parent and the Buyer Subsidiaries operate; (c) any changes after the date hereof in general political, geopolitical, regulatory or legislative conditions in the United States or any other country or region of the world, including with respect to the imposition of, or adjustments to, tariffs or other trade restrictions; (d) any changes after the date hereof in GAAP or the interpretation thereof; (e) any changes after the date hereof in applicable Law or the interpretation thereof; (f) any failure by the Buyer Parent to meet any internal or published projections, estimates or expectations of the Buyer Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Buyer Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Buyer Material Adverse Effect” may be taken into account); (g) changes in the market price or trading volume of Parent Stock (provided that the underlying causes of such changes may be considered in determining whether a Buyer Material Adverse Effect has occurred); (h) any acts of terrorism or sabotage, cyberattack, war (whether or not declared), epidemics or pandemics, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof; (i) the execution and delivery of this Agreement, the identity of the Company or any Company Subsidiary, the pendency or consummation of this Agreement and the other transactions contemplated hereby, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of this Agreement or the transactions contemplated hereby, only to the extent directly resulting from the execution and delivery of this Agreement, the identity of the Company or any Company Subsidiary, the pendency or consummation of this Agreement and the other transactions contemplated hereby, or the public announcement of this Agreement and the transactions contemplated hereby, as applicable (provided, however, that this clause (i) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement and the other transactions contemplated hereby, or to address the consequences of litigation); and (j) any action or failure to take any action which action or failure to act is explicitly requested in writing by the Sellers or otherwise expressly required by this Agreement, and, in either case, taken or not taken in accordance with the specifications of such request or requirement; provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (h), if such Effect has had a disproportionate adverse effect on the Buyer Parent or any Buyer Subsidiary relative to other companies operating in the industry or industries and geographies in which the Buyer Parent and the Buyer Subsidiaries operate, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Buyer Material Adverse Effect exists or has occurred.

“Buyer Specified Stock Price” means $14.84; provided that the Buyer Specified Stock Price will be equitably adjusted for any stock splits, combination of shares, stock dividends, reorganizations, recapitalizations or other similar event affecting Parent Stock after the date of this Agreement, whether prior to, at or after the Closing, so as to provide the Sellers the same economic effect as contemplated by this Agreement prior to such change.

“Buyer Subsidiaries” means the Subsidiaries of the Buyer Parent, including the Buyer.

“Cash Per Share Closing Consideration” means an amount equal to (a) (i) $100,000,000 minus (ii) the Seller Representative Fund Amount, divided by (b) the Fully Diluted Share Number.

“Closing Cash” means, on a consolidated basis as of 11:59 p.m. (Eastern Time) on the day immediately preceding the Closing Date, the aggregate amount of cash and cash equivalents of the Company and any Company Subsidiary on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Company and any Company Subsidiary as of such time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Company Accounting Principles” means (a) with respect to LCM and its Subsidiaries and the LCM Financial Statements, U.K. GAAP, and (b) with respect to the Company, Singapore financial reporting standards.

“Company IP” means all Intellectual Property Rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on (i) the condition (financial or otherwise), business or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) the ability of the Company or the Sellers to consummate the transactions contemplated by this Agreement; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred with respect to the foregoing clause (i): (a) any changes after the date hereof in United States, Singapore, the United Kingdom or European Union, regional, global or international economic conditions, including any changes after the date hereof affecting financial, credit, foreign exchange or capital market conditions; (b) any changes after the date hereof in conditions in any industry or industries in which the Company and the Company Subsidiaries operate; (c) any changes after the date hereof in general political, geopolitical, regulatory or legislative conditions in the United States, Singapore, the United Kingdom or the European Union or any other country or region of the world, including with respect to the imposition of, or adjustments to, tariffs or other trade restrictions; (d) any changes after the date hereof in the Company Accounting Principles or the interpretation thereof; (e) any changes after the date hereof in applicable Law or the interpretation thereof; (f) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account); (g) any acts of terrorism or sabotage, cyberattack, war (whether or not declared), epidemics or pandemics, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof; (h) the execution and delivery of this Agreement, the identity of the Buyer, the Buyer Parent or any of their Affiliates, the pendency or consummation of this Agreement and the other transactions contemplated hereby, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of this Agreement or the transactions contemplated hereby, only to the extent directly resulting from the execution and delivery of this Agreement, the identity of the Buyer, the Buyer Parent or any of their Affiliates, the pendency or consummation of this Agreement and the other transactions contemplated hereby, or the public announcement of this Agreement and the transactions contemplated hereby, as applicable (provided, however, that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement and the other transactions contemplated hereby, or to address the consequences of litigation); and (i) any action or failure to take any action which action or failure to act is explicitly requested in writing by the Buyer Parent, and taken or not taken in accordance with the specifications of such request; provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse effect on the Company or any Company Subsidiary relative to other companies operating in the industry or industries and geographies in which the Company and the Company Subsidiaries operate, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred.

“Company Product” means any Software, product or service owned, developed, marketed or otherwise promoted, distributed, licensed, sold or otherwise made available to any Person by or on behalf of the Company or any Company Subsidiary, including all Software, products and services under development by the Company or any Company Subsidiary.

“Company Tax Liability Amount” means an amount equal to the accrued and unpaid Taxes of the Company and the Company Subsidiaries attributable to any Pre-Closing Tax Period, calculated consistent with the Company’s and the Company Subsidiaries’, as applicable, past practices unless otherwise required by applicable Law, determined on a jurisdiction by jurisdiction basis, and, with respect to any Straddle Period, in accordance with Section 6.2(c); provided, that such amount shall not be less than zero in any jurisdiction for any taxpaying entity and shall take into account (i) any unpaid Tax liabilities of the Company and the Company Subsidiaries as a result of any deferred revenue or prepaid amount received on or prior to the Closing Date, whether or not such Taxes are Taxes attributable to a Pre-Closing Tax Period, and (ii) any estimated Tax payments or Tax prepayments as a subtraction to the extent such amounts were reflected on the appropriate Tax Returns filed by the Company or any Company Subsidiary and reduce the Tax liability of the Company or such Company Subsidiary for the applicable Tax period.

“Company Transaction Expenses” means (a) all fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred by the Company, any Company Subsidiary or any Seller (to the extent that the Company or any Company Subsidiary is responsible for the payment thereof) in connection with the negotiation and execution of this Agreement and the Transaction Documents, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, any such amounts required to be paid to any third party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the transactions contemplated hereby or thereby); and (b) all amounts (plus any associated withholding taxes or any Taxes required to be paid by the Company or any Company Subsidiary with respect thereto, including any employer payroll taxes) payable by the Company or any Company Subsidiary, whether immediately or in the future under any “change of control,” retention, bonus, incentive, commission, termination, compensation, severance or other similar arrangements in connection with the consummation of the transactions contemplated hereby (whether or not in connection with any other event, including any termination of service, including, without limitation, any such amounts payable to any employee, director or consultant (as applicable) of the Company or any of the Company Subsidiaries at the election of such employee, director or consultant (as applicable) pursuant to any such arrangements, but excluding any amounts arising from a termination of service by the Buyer, the Buyer Parent or their Affiliates after the Closing), in the case of each of clauses (a) and (b), to the extent unpaid prior to the Closing Date and excluding any Contracts or arrangements entered into after the Closing. Without limiting the foregoing, Company Transaction Expenses shall include any payments required to be made by the Company or a Company Subsidiary under the Graham Whiley Agreement.

“Confidential Information” means all non-public, proprietary or confidential information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, a Seller as an owner of Shares or that relates to the business, products, services or research of any Company Entity or any of their investors, partners, affiliates, strategic alliance participants, officers, directors, employees or shareholders or their respective Affiliates, including, without limitation: (a) internal business information of any Company Entity (including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, any Company Entity, its Affiliates, their respective customers and their respective confidential information; (c) any confidential or proprietary information of any third party that the Company or any Company Subsidiary has a duty to maintain confidentiality of, or use only for certain limited purposes; (d) industry research compiled by, or on behalf of any Company Entity, including, without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, any Company Entity; (e) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (f) information related to the Company IP and updates of any of the foregoing; provided that “Confidential Information” shall not include any information that (i) has become publicly known other than as a result of the breach by a Seller of Section 6.4 of this Agreement, (ii) is or becomes available to a Seller or any of its Representatives on a non-confidential basis from a third-party or (iii) is or has been independently developed by such Seller and/or its Representatives without use of or reference to any Confidential Information.

“Contract” means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, or other arrangement or understanding (and all amendments, side letters, modifications and supplements thereto) between parties or by one party in favor of another party, whether written or oral.

“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

“Environmental Law” means any and all international, federal, state, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, Orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, which (a) regulate or relate to the protection or cleanup of the environment; the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including without limitation protection of the health and safety of employees; (b) impose liability or responsibility with respect to any of the foregoing, including without limitation Part 2A of the U.K. Environmental Protection Act 1990, or any other law of similar effect, in effect at any time; or (c) regulate or relate to Product Stewardship Matters.

“Escrow Shares Per Share” means a number of shares of Parent Stock equal to the value (based on the Buyer Specified Stock Price) of the Escrow Amount divided by the Fully Diluted Share Number.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal Law then in force.

“Final and Binding” means, with respect to any calculation or determination, that such calculation or determination shall have the same preclusive effect for all purposes as if such calculation or determination had been embodied in a final judgment, no longer subject to appeal, entered by a court of competent jurisdiction.

“Fraud” means actual and intentional fraud with respect to this Agreement or the transactions contemplated hereby.

“Fully Diluted Share Number” means the total number of Shares issued and outstanding immediately prior to the Closing.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any (a) province, region, state, county, city, town, village, district or other jurisdiction; (b) federal, provincial, regional, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, bureau, commission, department, instrumentality, office, political subdivision or other entity and any court or other tribunal); (d) multinational organization; (e) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature; or (f) official of any of the foregoing.

“Graham Whiley Agreement” means that certain Service Agreement, effective as of July 1, 2023, by and between Sagegreen Consulting, Ltd. and the Company.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos in any form, urea formaldehyde, polychlorinated biphenyls, per- and polyfluoroalkyl substances, toxic mold, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“Indebtedness” means, without duplication, at any specified time, any of the following indebtedness of any Person (whether or not contingent and including, without limitation, any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts which would be payable in connection therewith): (a) any obligations of such Person for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities); (b) any obligations of such Person as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with the Company Accounting Principles with respect to the Company or its Subsidiaries (or GAAP with respect to the Buyer Parent); (c) all liabilities of such Person under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations that have been drawn down, in each case, to the extent of such draw; (d) any obligations of such Person to pay the deferred purchase price of property, goods or services other than trade payables incurred in the ordinary course of business; (e) all liabilities of such Person under conditional sale or other title retention agreements; (f) all liabilities of such Person arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (g) any liability or obligation of others guaranteed by, or secured by any Lien on the assets of, such Person; and (h) the Company Tax Liability Amount; provided that with respect to the Company and the Company Subsidiaries, Indebtedness shall not include (i) any payables or loans of any kind or nature between the Company and any Company Subsidiary, (ii) any guarantees, letters of credit, performance bonds, sureties and/or similar obligations issued by or on behalf of the Company or any Company Subsidiary to customers of the Business in the ordinary course of business, (iii) solely for the purpose of Section 1.2 and Section 1.5, any obligations of the Company or the Company Subsidiaries under the Working Capital Loan Facility or (iv) any restoration obligations under a real property lease of the Company or any Company Subsidiary.

“Intellectual Property Rights” means all rights of the following types, which may exist under the laws of any jurisdiction: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, design rights, and moral rights associated with any of the foregoing; (ii) rights in information, data, databases and data collections; (iii) trademark, trade name, service name, Internet domain name, trade dress and service mark rights and similar rights; (iv) trade secret rights and other rights to proprietary or confidential information, including inventions (whether or not patentable or reduced to practice), developments, know-how, designs, drawings, methods, processes, techniques, formulae, research and development, compilations, compositions, manufacturing processes, production processes, devices, specifications, reports, analyses, customer lists, supplier lists, pricing information, cost information, business plans, business proposals, marketing plans, and marketing proposals; (v) patents and industrial property rights; (vi) other intellectual property rights of every kind and nature; and (vii) rights in or relating to registrations, renewals, extensions, combinations, reexaminations, continuations, continuations-in-part, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(i)” through “(vi)” above.

“IRS” means the U.S. Internal Revenue Service.

“ISU” means the Investment Security Unit of the United Kingdom’s Cabinet Office including the Chancellor of the Duchy of Lancaster and any other Governmental Entity with responsibility for decision-making relating to, or the administration of, the National Security and Investment Act.

“Knowledge” means, (a) with respect to the Company, the actual knowledge of any of Grant Smith and Aaron Riley, and the knowledge that each of such individuals would reasonably be expected to have obtained after reasonable inquiry in the course of the performance of their respective duties on behalf of the Company and any of the Company Subsidiaries in the ordinary course of business, (b) with respect to any Seller that is a natural person, the actual knowledge of such Seller, (c) with respect to any Seller that is an entity, the actual knowledge of the directors and executive officers (or equivalent) of such Seller entity, and (d) with respect to the Buyer or the Buyer Parent, the actual knowledge of any of Robert Steele and David Kronenfeld, and the knowledge that each of such individuals would reasonably be expected to have obtained after reasonable inquiry in the course of the performance of their respective duties on behalf of the Buyer Parent and the Buyer Subsidiaries in the ordinary course of business.

“Law” means (a) any requirement arising under any constitution, law, statute, code, treaty, decree, rule, ordinance or regulation or any determination or direction of any arbitrator or any Governmental Entity, including any of the foregoing that relate to data use, privacy or protection, and (b) any Permit held by a Person or its subsidiaries or that otherwise relates to the business of, or to any assets owned or used by, such Person or its subsidiaries.

“LCM” means Less Common Metals Ltd., a U.K. company and a wholly-owned subsidiary of the Company.

“Liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action or other Loss (including, without limitation, loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property.

“Losses” means any and all losses, liabilities, actions, causes of action, costs, Taxes, damages or expenses, whether or not arising from or in connection with any Third-Party Claims (including, without limitation, interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing).

“Nasdaq” means the Nasdaq Stock Market LLC.

“National Security and Investment Act” means the United Kingdom’s National Security and Investment Act 2021.

“Net Indebtedness Amount” means, on a consolidated basis, the aggregate amount of all Indebtedness of the Company and any Company Subsidiary outstanding as of 11:59 p.m. (Eastern Time) on the day immediately preceding the Closing Date, minus the aggregate amount of all Closing Cash.

“Order” means any order, injunction, judgment, decree, ruling, assessment, arbitration award, or other legally enforceable requirement issued, made, rendered, entered into or imposed by any Governmental Entity or arbitrator.

“ordinary course of business” means the ordinary course of business consistent with past custom and practice, including as to frequency and amount.

“Parent Stock” means the common stock, par value $0.0001 per share, of the Buyer Parent.

“Permit” means any approval, consent, ratification, registration, waiver, exemption, consent, authorization, license, permit, certificate or clearance issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

“Permitted Lien” means (a) any restriction on transfer arising under applicable securities law; (b) any Liens for Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with the Company Accounting Principles with respect to the Company or its Subsidiaries (or GAAP with respect to the Buyer Parent or the Buyer Subsidiaries); (c) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not yet due and payable and which are not, individually or in the aggregate, material to the business, operations and financial condition of the Company Properties so encumbered or the Company and the Company Subsidiaries, taken as a whole; (d) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Company Property which are not violated by the current use and operation of such Company Property; or (e) covenants, conditions, restrictions, easements and other similar matters of record affecting title to any of the Company Properties disclosed in policies of title insurance made available in the Data Room prior to the date hereof which, individually or in the aggregate, do not materially impair the occupancy or use of such Company Property for the purposes for which it is currently used or proposed to be used in connection with the relevant Person’s business.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to any Straddle Period, the portion of such period ending on (and including) the Closing Date.

“Pro Rata Share” means, with respect to a Seller, a fraction (i) the numerator of which is the total number of Shares owned by such Seller immediately prior to the Closing and (ii) the denominator of which is the total number of Shares owned in the aggregate by all Sellers immediately prior to the Closing.

“Product Stewardship Matters” means any and all measures, proceedings, schedules, actions, standards, or other management approaches relating to (a) obligations under applicable producer responsibility regimes; (b) the identification, mitigation and management of hazards and risks associated with products from the research and development and the design phase, throughout all stages of the life cycle; (c) the assessment of compliance with applicable legislation establishing requirements for the development, manufacture, marketing, distribution, and end-of-life management and disposal of products; (d) the prevention of unauthorized, prohibited or otherwise restricted uses of products as well as raw materials and chemicals used in the manufacturing process; and (e) other matters relating to minimizing the hazards and risks or environmental impact of the products and services of the Business.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Entity or domain name registry, including all patents, registered copyrights, registered trademarks, and domain names, and all applications for any of the foregoing.

“Related Party” means (a) any officer, director, employee, shareholder or Affiliate of any of the Company or any Company Subsidiary; (b) any individual related by blood, marriage or adoption to any such Person in clause (a); or (c) any entity in which any such Person in clause (a) owns any beneficial interest.

“Release” means any release, spill, emission, leaking, pumping, depositing, pouring, placing, discarding, abandoning, emptying, migrating, seeping, escaping, leaching, dumping, injection, disposal or discharge of any Hazardous Substances into or through the environment.

“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

“Securities Act” means the Securities Act of 1933 as amended from time to time, and the rules promulgated thereunder.

“Seller Confidential Information” means all non-public, proprietary or confidential information (whether or not specifically identified as confidential), in any form or medium, regarding a Seller; provided that “Seller Confidential Information” shall not include any information that (i) has become publicly known other than as a result of the breach by the Buyer, the Buyer Parent or the Company of Section 6.4 of this Agreement, (ii) is or becomes available to the Buyer, the Buyer Parent or the Company or any of their respective Representatives on a non-confidential basis from a third-party or (iii) is or has been independently developed by the Buyer, Buyer Parent or the Company and/or their Representatives without use of or reference to any Seller Confidential Information.

“Seller Representative Fund Amount” means an amount equal to $500,000.

“Software” means software (including HTML code, firmware and other software embedded in hardware devices), and all related source code, object code, application programming interfaces, screens, command structures, report formats, templates, menus, buttons, icons, user interfaces and all documentation, including development, diagnostic support, user and training documentation related to any of the foregoing.

“Stock Per Share Closing Consideration” means a number of shares of Parent Stock having a value (based on the Buyer Specified Stock Price) equal to (a) (i) the Estimated Purchase Price, less (ii) $100,000,000, divided by (b) the Fully Diluted Share Number.

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax” means any and all taxes, including (i) any income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, national insurance, social security, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, escheat, unclaimed property or other tax, levy, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Entity, whether disputed or not, (ii) in the case of the Company or any Company Subsidiary, any liability for the payment of any amount described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group and (iii) any liability for the payment of any amounts of the type described in clause (i) or clause (ii) as a transferee or successor or as a result of being party to any contract or any express or implied obligation to indemnify any other Person (except for any Contract, a significant purpose of which is not the indemnity, sharing, allocation, payment or similar action regarding Taxes (or any Liability for the payment of any Taxes) and in which such provisions regarding the indemnity, sharing, allocation, payment or similar action regarding Taxes (or any Liability for the payment of any Taxes) are typical of such Contract, and for which the provision for any Tax indemnity, sharing, allocation, payment or similar action is not material).

“Tax Contest” means any inquiry, claim, assessment, examination, audit, litigation or other administrative or judicial proceeding involving Taxes.

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment or collection of any Tax, or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Transaction Documents” means this Agreement, the Lockup Agreements, the Registration Rights Agreement, the Escrow Agreement and the Contracts and other documents expressly contemplated to be delivered or executed in connection herewith.

“TUPE Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006 or similar local legislation (each as amended or replaced from time to time).

“U.K. GAAP” means generally accepted accounting practices in the United Kingdom, which are in effect from time to time.

“VAT” means any national, state or local value added tax, sales tax, use tax, goods and services tax, turnover tax and any other tax of a similar nature.

“Working Capital Loan Facility” means the Trade Cycle Loan Terms described in the offer from Barclays Bank plc, dated as of April 5, 2022, which was accepted by LCM on April 5, 2022, as in effect as of the date of this Agreement.

10.3 Additional Definitions.

Term	Section
Accounting Referee	1.5(c)
Acquisition Proposal	5.6
Adjustment Amount	1.6(a)
Agreement	Preamble
Antitrust Laws	5.3(b)
Arbitrator	11.10(a)
Buyer	Preamble
Buyer Assignee	11.3
Buyer Filed Tax Return	6.2(b)
Buyer Financial Statements	4.8(b)
Buyer Fundamental Representations	8.1(c)
Buyer Indemnified Parties	8.2(a)
Buyer MAE Condition	9.1(f)
Buyer Obligations	6.11(a)
Buyer Parent Governing Documents	4.1
Buyer Permits	4.12(b)
Buyer SEC Documents	4.8(a)
Cap	8.2(c)(i)
Closing	1.4(a)
Closing Date	1.4(a)
Closing Payment Certificate	1.1(a)
Closing Statement	1.5(a)
Company	Preamble, 3.20
Company Entity	6.4(b)

Company Financial Statements	3.6
Company Fundamental Representations	8.1(b)
Company MAE Condition	9.1(e)
Company Property	3.11(b)
Company Subsidiary	3.4(a)
Confidentiality Agreement	6.4(a)
Consulting Agreement	6.10
D&O Tail Policy	6.3
Data Room	5.10
Deductible	8.2(c)(i)
Dispute Notice	11.10(a)
Disputes	11.10
EGS	11.21(b)
Employment Dispute	3.17(g)
End Date	9.1(c)
Enforceability Exceptions	2.2
Escrow Account	1.3
Escrow Agent	1.3
Escrow Agreement	1.3
Escrow Amount	1.3
Escrow Property	1.3
Escrow Shares	1.3
Estimated Purchase Price	1.1(b)
Exception Claim	8.5(b)
Excess Recovery	8.8(f)
Existing Company Debt	1.4(b)(iv)
Final Escrow Release Date	1.3
Final Purchase Price	1.1(b)
Final Resolution Date	1.5(c)
Financial Statements	3.6
Indemnified Party	8.5(b)
Indemnifying Party	8.5(b)
Initial Escrow Release Date	1.3
Interim Company Financial Statements	3.6
JAMS	11.10(b)
Latest Balance Sheet	3.6
LCM Audited Financial Statements	3.6
LCM Financial Statements	3.6
LCM Interim Financial Statements	3.6
Lease	3.11(b)
Leases	3.11(b)
Lockup Agreement	7.1(l)
Material Contract	3.12(b)
Material Customer	3.21(a)
Material Supplier	3.21(b)
Objection Notice	1.5(b)

Pending Claims	1.3
Registration Rights Agreement	7.1(m)
Releasee	11.20(a)
Releasees	11.20(a)
SEC	3.7(b)
Seller Fundamental Representations	8.1(a)
Seller Indemnified Parties	8.3(a)
Seller Representative	Preamble
Seller Representative Fund	11.22(c)
Sellers	Preamble
Settlement Notice	8.5(d)
Shares	Recitals
Signing Buyer SEC Documents	Article IV
Smith Term Sheet	6.10
Special Claim	8.7(a)
Subsidiary Equity Interests	3.4(d)
Tangible Assets	3.9(a)
Termination Fee	9.3
Third-Party Claim	8.5(b)
Transfer Taxes	6.2(f)

Article XI.
MISCELLANEOUS

11.1 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that any Person that is not a party to this Agreement but, by the terms of Section 6.3 or Article VIII, is entitled to indemnification, shall be considered a third-party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

11.2 Entire Agreement. This Agreement, including the annexes, exhibits and schedules hereto, and the other Transaction Documents, constitute the entire agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, that may have related in any way to the subject matter hereof.

11.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder may be assigned (whether by operation of Law, through a change in control or otherwise) by the Company or the Sellers without the prior written consent of the Buyer, or by the Buyer or the Buyer Parent without the prior written consent of the Seller Representative; provided that the Buyer and its Affiliates shall have the right to assign, without such consent but with prior notice to the Company and the Seller Representative, (a) the Buyer’s right and obligations to purchase hereunder in whole or in part to a wholly owned subsidiary or Affiliate of the Buyer or the Buyer Parent (a “Buyer Assignee”); (b) all or any portion of any Transaction Document (including rights thereunder), to any of its or any Buyer Assignee’s (whether prior to or subsequent to the Closing) lenders as collateral security; and (c) after the Closing, all or any portion of its rights and obligations hereunder; provided further that such assignee (other than a Buyer Assignee’s lenders) executes a joinder to and agrees to be bound by this Agreement (but no such assignment under the foregoing clauses (a) through (c) shall relieve the Buyer Parties or the Buyer of its obligations under this Agreement.

11.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.5 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

11.6 Notices. All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) when received if personally delivered; (ii) when transmitted if transmitted by electronic mail, with affirmative confirmation of receipt; (iii) the Business Day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and (iv) five (5) Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Company prior to the Closing:

Indian Ocean Rare Metals Pte. Ltd.
4 Shenton Way
#04-03 SGX Centre II, Singapore
068807
Attention: Grant Smith, Chairman of the Board
Emai:

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, NY 10105
Attention: Matthew A. Gray, Esq. and Jonathan Cramer, Esq.
Email: mgray@egsllp.com; jcramer@egsllp.com

If to the Sellers or the Seller Representative:

Grant Smith
Australasian Minerals & Trading (S) Pte. Ltd.
PO Box 1238
Subiaco 6904
Perth, Australia
Email:

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, NY 10105
Attention: Matthew A. Gray, Esq. and Jonathan Cramer, Esq.
Email: mgray@egsllp.com; jcramer@egsllp.com

If to the Buyer, the Buyer Parent or, after the Closing, the Company:

USA Rare Earth, Inc.
100 W. Airport Road
Stillwater, OK 74075
Attention: David Kronenfeld
Email: legal@usare.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
355 S Grand Ave
Los Angeles, California 90071
Attention: Steven Stokdyk; David Zaheer
Email: steven.stokdyk@lw.com; david.zaheer@lw.com

Any party hereto may change the address or facsimile number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving each other party notice in the manner herein set forth.

11.7 Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the domestic Laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York.

11.8 Consent to Jurisdiction.,

(a) Subject to Section 11.10, each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court, or Federal court of the United States of America, sitting in New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Transaction Documents delivered in connection therewith or the transactions contemplated thereby or for recognition or enforcement of any judgment relating thereto, and each party hereto hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts; (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York State or Federal court; and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York State or Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.6.

11.9 Waiver of Trial by Jury.

(a) EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.

11.10 Arbitration. The parties hereto understand and agree that if the transactions contemplated by the Transaction Documents are consummated, from and after the Closing Date, any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including, but not limited to, tort and contract claims, and claims upon any law, statute, Order, or regulation) (hereinafter “Disputes”), arising out of, in connection with, or in relation to (i) this Agreement, or (ii) questions of arbitrability under this Agreement, shall be resolved by final, binding, nonjudicial arbitration in accordance with the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. pursuant to the following procedures:

(a) Any party may send another party or parties written notice identifying the matter in dispute and invoking the procedures of this Section 11.10 (the “Dispute Notice”). Within fourteen (14) days from delivery of the Dispute Notice, each party involved in the dispute shall meet at a mutually agreed location in New York City, New York, for the purpose of determining whether they can resolve the dispute among themselves by written agreement, and, if not, whether they can agree upon an impartial third-party arbitrator (the “Arbitrator”) to whom to submit the matter in dispute for final and binding arbitration.

(b) If such parties fail to resolve the dispute by written agreement or to agree on the Arbitrator within the later of fourteen (14) days from any such initial meeting or within thirty (30) days from the delivery of the Dispute Notice, any such party may make written application to the Judicial Arbitration and Mediation Services (“JAMS”), in New York City, New York for the appointment of a single Arbitrator to resolve the dispute by arbitration. At the request of JAMS the parties involved in the dispute shall meet with JAMS at its offices within ten (10) calendar days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the Arbitrator should have; provided, however, that the selection of the Arbitrator shall be the exclusive decision of JAMS and shall be made within thirty (30) days of the written application to JAMS.

(c) Within thirty (30) days of the selection of the Arbitrator, the parties involved in the dispute shall meet in New York City, New York with such Arbitrator at a place and time designated by such Arbitrator after consultation with such parties and present their respective positions on the dispute. Each party shall have no longer than one day to present its position, the entire proceedings before the Arbitrator shall be no more than three (3) consecutive days and the decision of the Arbitrator shall be made in writing no more than thirty (30) days following the end of the proceeding. Such an award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration decision in any court having jurisdiction and venue over such parties. The prevailing party or parties (as determined by the Arbitrator) shall in addition be awarded by the Arbitrator such party’s or parties’ own legal fees and expenses in connection with such proceeding. The non-prevailing party or parties (as determined by the Arbitrator) shall pay the Arbitrator’s fees and expenses.

11.11 Legal Fees. If any party hereto brings an action to enforce its rights under this Agreement, the prevailing party, as determined by the court or arbitrator, shall be entitled to recover its reasonable out-of-pocket costs and expenses, including without limitation reasonable out-of-pocket legal fees, incurred in connection with such action, including any appeal of such action.

11.12 Amendment or Modification. This Agreement may not be amended except in a written instrument executed by the Buyer, the Buyer Parent, the Company and the Seller Representative. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party hereto to be bound thereby.

11.13 Waivers. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party hereto in exercising any right, power or privilege under this Agreement or any Transaction Document shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a party hereto to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

11.14 Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (a) each of the Buyer, the Buyer Parent, the Company and the Seller Representative shall be entitled to an injunction, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without proof of damages, this being in addition to any other remedy to which the Parties are entitled under this Agreement and (b) the right of specific enforcement in favor of the Buyer, the Buyer Parent, the Company and the Seller Representative is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that neither the Buyer or the Buyer Parent nor the Company or the Seller Representative, when seeking an injunction to prevent breaches of this Agreement and/or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.14, shall be required to provide any bond or other security in connection with any such Action. The Parties hereto hereby acknowledge that, other than the Buyer Parent, the Buyer, the Company and the Seller Representative, no other Party or any of its Affiliates shall be entitled to enforce specifically the terms and provisions of this Agreement (except that after the Closing the Sellers shall be entitled to specifically enforce the provisions of Section 11.22(e) hereof to designate a replacement Seller Representative).

11.15 Cumulative Remedies. All rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

11.16 Press Releases. Each party shall not, and shall cause each of its Representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby without the prior written approval of the Buyer, the Company and, from and after the Closing, the Seller Representative, unless required by applicable Law (including SEC or Nasdaq requirement). Notwithstanding anything herein or in the Confidentiality Agreement, (i) the parties agree that a press release will be issued on the date hereof in a form mutually agreed upon by the Buyer and the Company, (ii) each of the parties and their Affiliates may issue press releases or make public announcements concerning the subject matter of this Agreement or the transactions contemplated hereby that are consistent with previous press releases or public announcements made by the Buyer or the Company in compliance with this Section 11.16, and (iii) any party hereto may make any public disclosure required by Law (including SEC or Nasdaq requirement) (in which case the disclosing party will use its best efforts to advise the Buyer, the Company and, from and after the Closing, the Seller Representative prior to making the disclosure).

11.17 Expenses. Except as otherwise provided in Section 1.5, Section 6.2(f), Article VIII and Section 11.11, each party hereto shall bear all fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel or other Representatives and consultants and appraisal fees, costs and expenses) incurred by any party hereto in connection with the negotiation of the Transaction Documents, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby; provided that each of the Company and the Buyer shall be responsible for half of the filing fees under any Antitrust Law. All such Company-borne expenses shall be accrued for consistent with the Company Accounting Principles and reflected in the Closing Payment Certificate (other than the Buyer Parent’s and the Buyer’s expenses).

11.18 Construction.

(a) Each party hereto agrees that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty, or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant (or is otherwise entitled to indemnification pursuant to a different provision).

(b) The section headings contained herein are for reference purposes only and do not broaden or otherwise affect any of the provisions of the Agreement.

11.19 Severability of Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

11.20 Release of the Company.

(a) As a material inducement to the Buyer and the Buyer Parent’s willingness to enter into and perform this Agreement and to purchase the Shares for the consideration to be paid or provided to the Sellers in connection with such purchase, each Seller, on behalf of itself and each of its Affiliates and Representatives, hereby releases and forever discharges the Company and each of its individual, joint or mutual, past, present and future Representatives, affiliates, shareholders, controlling persons, subsidiaries, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, proceedings, causes of action, Orders, obligations, Contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which each Seller or any of their respective Representatives now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from the Company, whether pursuant to their respective charter, bylaws or any other charter documents, Contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release any obligation of the Buyer or the Buyer Parent arising under this Agreement or the other Transaction Documents.

(b) Each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

(c) Without in any way limiting any of the rights and remedies otherwise available to any Releasee, each Seller shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney’s fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of such Seller or any of its Affiliates or Representatives of any claim or other matter purported to be released pursuant to this Section 11.20 and (ii) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of such Seller or any of its Affiliates or Representatives against such third party of any claims or other matters purported to be released pursuant to this Section 11.20.

(d) In the event that any provision of this Section 11.20 is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Section 11.20 will remain in full force and effect. Any provision of this Section 11.20 held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.21 Representation by Counsel.

(a) Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

(b) The parties agree that, notwithstanding the fact that Ellenoff Grossman & Schole LLP (“EGS”) may have, prior to Closing, jointly represented the Company, the Sellers and/or the Seller Representative in connection with this Agreement and the other Transaction Documents, and may have also represented the Company and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement and the other Transaction Documents, EGS will be permitted in the future, after Closing, to represent one or more of the Sellers and/or the Seller Representative or their Affiliates in connection with matters in which such Persons are adverse to the Company or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and the Buyer Parent and the Buyer, who are represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sellers and/or the Seller Representative and their Affiliates in which the interests of such Person are adverse to the interests of the Company and/or the Buyer Parent, the Buyer or any of their respective Affiliates, including any matters that arise out of this Agreement or the other Transaction Documents or that are substantially related to this Agreement or the other Transaction Documents. The parties hereto acknowledge and agree that, for the purposes of the attorney-client privilege, the Sellers and the Seller Representative (and not the Company or its directors, officers or employees) shall be deemed the clients of EGS with respect to the negotiation, execution and performance of this Agreement and the other Transaction Documents.

11.22 Seller Representative.

(a) Each Seller, by the execution and delivery of this Agreement, irrevocably constitutes and appoints Grant Smith as the Seller Representative, such Seller’s true and lawful attorney-in-fact and agent and authorizes him acting for such Seller and in such Seller’s name, place and stead, in any and all capacities to do and perform every act and thing required, permitted, necessary or desirable to be done in connection with the transactions contemplated by the Transaction Documents, as fully to all intents and purposes as such Seller might or could do in person, including to:

(i) take any and all actions (including, without limitation, executing and delivering any documents, incurring any costs and expenses on behalf of the Sellers) and make any and all determinations which may be required or permitted in connection with the post-Closing implementation of this Agreement and related agreements and the transactions contemplated hereby and thereby;

(ii) give and receive notices and communications thereunder;

(iii) negotiate, defend, settle, compromise and otherwise handle and resolve any and all claims and disputes with the Buyer Parent, the Buyer and any other Buyer Indemnified Parties arising out of or in respect of the Transaction Documents, including, without limitation, claims and disputes pursuant to Section 1.5 or Article VIII of this Agreement;

(iv) authorize release of shares from the Escrow Account in satisfaction of claims made by the Buyer Parent or the Buyer thereunder;

(v) enter into the Escrow Agreement and act pursuant thereto;

(vi) enter into any waiver or amendment of the Escrow Agreement or this Agreement after the Closing;

(vii) receive all notices under the Transaction Documents;

(viii) retain legal counsel, accountants, consultants and other experts, and incur any other reasonable expenses, in connection with all matters and things set forth or necessary with respect to the Transaction Documents and the transactions contemplated hereby and thereby; and

(ix) receive all or any portion of the purchase price and to distribute the same pursuant to the terms of this Agreement;

(x) retain a portion of the purchase price in the Seller Representative Fund as a reserve against the payment of expenses or Liability incurred in its capacity as the Seller Representative; or

(xi) to make any other decision or election or exercise such rights, power and authority as are incidental to the foregoing.

(b) Each of the Sellers acknowledges and agrees that upon execution of this Agreement, upon any delivery by the Seller Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by the Seller Representative, such Seller shall be bound by such documents as fully as if such Seller had executed and delivered such documents, and the Sellers hereby authorize the Seller Representative to provide the foregoing on their behalf; provided, that any such waiver or amendment of this Agreement or any other Transaction Document, if material to the rights and obligations of the Sellers in the reasonable judgment of the Seller Representative, will be taken in the same manner (proportionally based on their respective Pro Rata Shares) with respect to all of the Sellers unless otherwise agreed by each of the Sellers who is subject to any disparate treatment of a potentially material and adverse nature.

(c) In connection with the performance of his rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Sellers, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Seller Representative may deem necessary or desirable from time to time. The Seller Representative Fund Amount paid to the account designated by the Company in accordance with Section 1.2(a) will be retained by the Seller Representative in a separate bank account (the “Seller Representative Fund”) and shall be used to reimburse the Seller Representative for its out-of-pocket fees and expenses and to pay other obligations to or of the Seller Representative in connection with this Section 11.22 or otherwise pursuant to this Agreement, or shall (to the extent not previously distributed by the Seller Representative or subject to a claim by the Seller Representative) be distributed to the Sellers (in accordance with each Seller’s Pro Rata Share) in such manner, and at such time, as the Seller Representative directs. Upon the delivery of the Seller Representative Fund Amount to the Seller Representative by the Buyer, the Sellers, without act by them, shall be treated as having received from the Buyer such cash in accordance with their respective Pro Rata Share of the Seller Representative Fund Amount and then as having deposited such cash into the Seller Representative Fund.

(d) The Seller Representative shall not have any Liability for any act done or omitted hereunder as Seller Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Sellers shall severally (based on their Pro Rata Share) indemnify the Seller Representative and hold it harmless against any Loss, Liability or expense incurred without gross negligence or bad faith on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs incurred by the Seller Representative. The Seller Representative shall first use the amounts in the Seller Representative Fund before seeking any amounts directly from the Sellers. In the event that any Seller fails to promptly pay any amounts owed to the Seller Representative hereunder (after depletion of the Seller Representative Fund), the Seller Representative is hereby authorized to direct the Buyer Parent, the Buyer and the Escrow Agent that all or any portion of any amounts otherwise payable to such Seller under this Agreement or the Escrow Agreement be paid to the Seller Representative in satisfaction of the Buyer Parent’s, the Buyer’s or the Escrow Agent’s obligations to make such payment under the terms of this Agreement and the Escrow Agreement, and to the extent such payment is made to the Seller Representative, such Seller shall have no cause of action against the Buyer Parent, the Buyer or the Escrow Agent with respect to such Seller’s failure to receive such payment. In no event shall the Seller Representative be liable hereunder or in connection herewith for any indirect, punitive, exemplary, special, incidental or consequential damages. The Seller Representative shall be fully protected against the Sellers in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof. No bond shall be required of the Seller Representative. The appointment of the Seller Representative will be deemed coupled with an interest and will be irrevocable. Each Seller, by executing this Agreement, agrees that such agency, proxy and power of attorney are coupled with an interest, and are therefore irrevocable without the consent of the Seller Representative and shall survive the death, incapacity, or bankruptcy of such Seller. The provisions of this Section 11.22 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Seller. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Agreement shall survive the Closing.

(e) Upon the death, disability, incapacity or resignation of the Seller Representative appointed pursuant to Section 11.22(a), each of the Sellers acknowledges and agrees that such Person as is appointed by the Sellers who held a majority of the outstanding Shares immediately prior to the Closing shall be the Seller Representative; provided that no change in the Seller Representative shall be effective prior to the delivery to the Buyer Parent of written notice thereof from the Sellers who held a majority of the Shares immediately prior to the Closing. The Seller Representative may resign at any time; provided that it must provide the Sellers at least twenty (20) days’ prior written notice of such decision to resign. The Seller Representative shall not receive compensation for service in such capacity. Each successor Seller Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Seller Representative, and the term “Seller Representative” as used herein shall be deemed to include any such successor Seller Representative.

(f) Any and all actions taken or not taken, exercises of rights, power or authority and any decision or determination made by the Seller Representative in connection herewith shall be absolutely and irrevocably binding upon the Sellers as if such Person had taken such action, exercised such rights, power or authority or made such decision or determination in its individual capacity, and the Escrow Agent and the Buyer Parent and the Buyer may rely upon such action, exercise of right, power, or authority or such decision or determination of the Seller Representative as the action, exercise, right, power, or authority, or decision or determination of such Person, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. The Buyer Parent and Buyer are each hereby relieved from any liability to any Person for any acts done by the Seller Representative and any acts done by the Buyer Parent or the Buyer in accordance with any decision, act, consent or instruction of the Seller Representative.

(g) Notwithstanding anything to the contrary contained in this Agreement: (i) prior to the Final Escrow Release Date and the final resolution of and Pending Claims, the Seller Representative shall have the sole right to act on behalf of the Sellers with respect to any claims made pursuant to this Agreement by any Seller, including bringing and settling any claims hereunder and receiving any notices on behalf of such Seller, and no Seller may bring any such claim except through the Seller Representative as described in this sentence; and (ii) with respect to any claims made against any Seller for breaches or violations of Seller Fundamental Representations pursuant to Section 8.2(b)(i) or for breaches of any covenant, agreement or obligation of such Seller under Section 8.2(b)(ii), in either case, that is made after the Final Escrow Release Date, the Seller Representative shall have no obligations under this Agreement or any other Transaction Document with respect to any such claims, and such claims shall be directly made against and controlled by the applicable Seller against whom such claim is made (with any notices to be provided directly to such Seller), and any provisions of this Agreement that reference the Seller Representative that would otherwise apply to such claim will instead be a reference to the applicable Seller.

*     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

INDIAN OCEAN RARE METALS PTE. LTD.

By:	/s/ Grant Smith
Name:	Grant Smith
Its:	Chairman

BUYER PARENT:

USA RARE EARTH, INC.

By:	/s/ David Kronenfeld
Name:	David Kronenfeld
Its:	Chief Legal Officer

BUYER:

LACONIA ACQUISITION SUB LIMITED

By:	/s/ David Kronenfeld
Name:	David Kronenfeld
Its:	Chief Legal Officer

THE SELLER REPRESENTATIVE:

By:	/s/ Grant Smith
Grant Smith, solely in his capacity as the Seller Representative hereunder

THE SELLERS:

AUSTRALASIAN MINERALS & TRADING (S) PTE. LTD.

By:	/s/ Grant Smith
Name:	Grant Smith
Its:	Authorized Representative

VELMURAN VAIKUNDARAJAN

By:	/s/ Velmuran Vaikundarajan

CHENTHIL RAJAN JEGADEESAN

By:	/s/ Chenthil Rajan Jegadeesan

MUTHURAJAN JEGADEESAN

By:	/s/ Muthurajan Jegadeesan

SUBRAMANIAN VAIKUNDARAJAN

By:	/s/ Subramanian Vaikundarajan

SUBBURAJAN JEGADEESAN

By:	/s/ Subburajan Jegadeesan

Exhibit A

Form of Escrow Agreement

Exhibit B

Form of Lockup Agreement

Exhibit C

Form of Registration Rights Agreement